                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:

     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))


     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                               REXENE CORPORATION
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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     [X] Fee paid previously with preliminary materials.


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                    [REXENE LOGO]
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244


                                                                   July 28, 1997


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Rexene Corporation (the "Company") to be held at 9:00 a.m., central time, on Tuesday, August 26, 1997, at the Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas.


     As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 9, 1997 (the "Merger Agreement"), by and among Huntsman Corporation ("Huntsman"), Huntsman Centennial Corporation ("Sub") and the Company pursuant to which Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Huntsman. Pursuant to the Merger Agreement, stockholders of the Company will be entitled to receive $16.00 in cash for each share of the Company's common stock owned by them. Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement and has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, and has approved and adopted the Merger Agreement. In addition, the Company's financial advisors, Schroder & Co. Inc. and Smith Barney Inc., has each rendered its opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by holders of the Company's common stock in the Merger was fair, from a financial point of view, to such holders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Detailed information concerning the proposed Merger is set forth in the accompanying Proxy Statement. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                                            Sincerely,

                                            /s/ ANDREW J. SMITH
                                            Andrew J. Smith
                                            Chairman of the Board
                                            and Chief Executive Officer

                               REXENE CORPORATION
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON TUESDAY, AUGUST 26, 1997


To Our Stockholders:


     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Rexene Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, August 26, 1997, at 9:00 a.m., central time, at the Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas, for the following purpose:


          To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 9, 1997 (the "Merger Agreement"), by and among Huntsman Corporation, a Utah corporation ("Huntsman"), Huntsman Centennial Corporation, a Delaware corporation and a wholly owned subsidiary of Huntsman ("Sub"), and the Company, pursuant to which, (i) Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Huntsman and (ii) each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock"), other than shares held by the Company or any direct or indirect wholly owned subsidiary of the Company, shares held by Huntsman or any direct or indirect wholly owned subsidiary of Huntsman and shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $16.00 in cash, without interest.


     July 25, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.


     Holders of Common Stock who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law (the "DGCL") will be entitled to appraisal rights under Section 262 of the DGCL. A summary of the provisions of Section 262 of the DGCL, including a summary of the requirements that must be complied with by holders of Common Stock desiring to assert appraisal rights, is set forth in the accompanying Proxy Statement under the heading "The Merger -- Appraisal Rights." The entire text of Section 262 of the DGCL is attached as Annex D to the Proxy Statement.

     The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and certain actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement.

                                            By Order Of The Board Of Directors,

                                            /s/ BERNARD J. MCNAMEE


                                            Bernard J. McNamee

                                            Secretary

Dallas, Texas

July 28, 1997


     YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

                               REXENE CORPORATION
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                     FOR A SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON TUESDAY, AUGUST 26, 1997



     This Proxy Statement is being furnished to holders of common stock, par value $.01 per share ("Common Stock"), of Rexene Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at a special meeting of stockholders to be held at 9:00 a.m., central time, on Tuesday, August 26, 1997, at the Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the accompanying Notice and Proxy Card are first being mailed to holders of Common Stock entitled to notice of, and to vote at, the Special Meeting on or about July 28, 1997.


     At the Special Meeting, holders of Common Stock will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 9, 1997 (the "Merger Agreement"), by and among Huntsman Corporation, a Utah corporation ("Huntsman"), Huntsman Centennial Corporation, a Delaware corporation and a wholly owned subsidiary of Huntsman ("Sub"), and the Company. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. Pursuant to the Merger Agreement, (i) Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Huntsman and (ii) each outstanding share of Common Stock, other than shares held by the Company or any direct or indirect wholly owned subsidiary of the Company, shares held by Huntsman or any direct or indirect wholly owned subsidiary of Huntsman and shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $16.00 in cash, without interest. Holders of Common Stock who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law (the "DGCL") will be entitled to appraisal rights under Section 262 of the DGCL. See "The Merger -- Appraisal Rights."

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     All information contained in this Proxy Statement concerning Huntsman and its subsidiaries, including Sub, has been supplied by Huntsman and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement (or, as permitted by applicable rules and regulations of the Securities and Exchange Commission, incorporated by reference herein) has been supplied or prepared by the Company.


               The date of this Proxy Statement is July 28, 1997.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    1
FORWARD-LOOKING STATEMENTS..................................    2
SUMMARY.....................................................    3
  The Companies.............................................    3
  The Special Meeting.......................................    4
  The Merger................................................    5
  Selected Financial Data...................................    8
THE SPECIAL MEETING.........................................   10
  General...................................................   10
  Matters to Be Considered at the Special Meeting...........   10
  Record Date; Voting at the Special Meeting................   10
  Proxies; Revocation of Proxies............................   11
  Solicitation of Proxies...................................   11
THE MERGER..................................................   12
  Background of the Merger..................................   12
  The Company's Reasons for the Merger; Recommendation of
     the Board of Directors.................................   17
  Opinions of the Company's Financial Advisors..............   18
  Interests of Certain Persons in the Merger................   26
  Financing the Merger......................................   28
  Accounting Treatment......................................   28
  Certain Federal Income Tax Consequences...................   29
  Regulatory Approvals......................................   29
  Effect of Merger on Senior Notes..........................   30
  Certain Consequences of the Merger........................   30
  Appraisal Rights..........................................   30
  Certain Legal Matters.....................................   32
THE MERGER AGREEMENT........................................   33
  The Merger................................................   33
  Option Plans..............................................   34
  Representations and Warranties............................   34
  Certain Covenants.........................................   35
  Conditions to the Merger..................................   38
  Termination of the Merger Agreement.......................   39
  Fees and Expenses.........................................   40
  Amendment; Waiver.........................................   41



THE COMPANIES...............................................   42
  The Company...............................................   42
  Huntsman..................................................   42
SELECTED FINANCIAL DATA.....................................   43
MARKET PRICES OF COMMON STOCK...............................   45
CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS.............   46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   47
STOCKHOLDER PROPOSALS.......................................   49
INDEPENDENT ACCOUNTANTS.....................................   49
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   49
Annex A Agreement and Plan of Merger........................  A-1
Annex B Opinion of Schroder & Co. Inc.......................  B-1
Annex C Opinion of Smith Barney Inc.........................  C-1
Annex D Section 262 of the Delaware General Corporation
  Law.......................................................  D-1

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also are available for inspection at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of certain material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed and traded on the New York Stock Exchange, Inc. (the "NYSE") and such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF, AS THE CASE MAY BE.

                           FORWARD-LOOKING STATEMENTS

     Certain information contained or incorporated by reference in this Proxy Statement, including the information set forth under "Certain Projections of Future Operating Results" and other statements as to the future financial or operating performance of the Company, may constitute "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides certain "safe harbor" protections for forward-looking statements in order to encourage companies to provide prospective information about their businesses. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements contained or incorporated by reference in this Proxy Statement were not prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants regarding projections or financial forecasts.


     The forward-looking statements set forth or incorporated by reference in this Proxy Statement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties. Although the Company believes that such assumptions were reasonable when made, because such assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company's control, there can be no assurance, and no representation or warranty is made, that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to the other factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements include: (i) changes in economic conditions and weather conditions; (ii) changes in the availability and/or price of feedstocks; (iii) changes in management or control of the Company; (iv) the inability to obtain new customers or retain existing customers; (v) significant changes in competitive factors affecting the Company; (vi) governmental/regulatory actions and initiatives, including those affecting financings, and environmental/safety requirements; (vii) significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays; (viii) occurrences affecting the Company's ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; (ix) the cyclical nature of the Company's business; (x) changes in foreign trade and monetary policies, laws and regulations related to foreign operations, political governmental changes, inflation and exchange rates, taxes and operating conditions; (xi) significant changes in tax rates or policies or in rates of inflation or interest; (xii) significant changes in the Company's relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur; and
(xiii) changes in accounting principles and/or the application of such principles by the Company.


     None of the Company, Huntsman or any of their respective agents, employees or advisors intend or have any duty or obligation to supplement, amend, update or revise any of the forward-looking statements contained or incorporated by reference in this Proxy Statement. Neither the Company nor Huntsman's independent auditors have examined or compiled such statements or applied any procedures with respect to such statements. Accordingly, such auditors have not expressed any opinion or other form of assurance with respect to such statements.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere, or incorporated by reference, in this Proxy Statement and the Annexes hereto. Stockholders are urged to read this Proxy Statement and the Annexes hereto carefully and in their entirety. Unless otherwise defined herein, all capitalized terms used in this Summary have the respective meanings assigned to them elsewhere in this Proxy Statement.

                                 THE COMPANIES

The Company................  The Company manufactures and markets a wide variety of products through its two operating divisions, the Rexene Products division and the CT Film division. The products range from value-added specialty products, such as customized plastic films and specialty polymers, to commodity petrochemicals, such as styrene. These products are sold to a diverse customer base and are used in a wide variety of industrial and consumer-related applications. The Company's principal products are polyethylene, polypropylene, REXtac(R) amorphous polyalphaolefin and REXflex(R) flexible polyolefin polymers, styrene and plastic film. In addition, the Company manufactures, primarily for its own consumption, ethylene and propylene, the two basic chemical building blocks of the Company's principal products.

Huntsman...................  Huntsman, with headquarters in Salt Lake City,
                             Utah, is one of the largest privately-held chemical companies in North America and an integrated producer of commodity and specialty chemicals and polymers. Huntsman's business is comprised of five product groups: (i) base chemicals; (ii) intermediate chemicals; (iii) performance products;
                             (iv) polymers and resins; and (v) packaging products. Huntsman is the largest North American producer of polystyrene, butadiene, maleic anhydride and certain specialty amines and carbonates. In addition, Huntsman is among the five largest North American producers of styrene, propylene oxide, polypropylene, expandable polystyrene, methyl tertiary butyl ether, cyclohexane, ethylene oxide, ethanolamines and linear alkylbenzene.

Sub........................  Sub is a newly incorporated Delaware corporation organized in connection with the Merger, and has not carried on any activities other than in connection with the Merger and the financing necessary to complete the Merger. Sub is a wholly owned subsidiary of Huntsman. Upon the consummation of the Merger, Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of Huntsman.

                              THE SPECIAL MEETING


Time, Date and Place.......  The Special Meeting will be held at 9:00 a.m., central time, on Tuesday, August 26, 1997, at the Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas.


Matters to Be Considered at
the Special Meeting........  At the Special Meeting, stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement. See "The Special
                             Meeting -- Matters to Be Considered at the Special Meeting."


Record Date; Voting at the
  Special Meeting..........  July 25, 1997 has been fixed as the record date
                             (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on July 23, 1997, the most recent practicable date prior to the date of this Proxy Statement, there were 18,848,867 shares of Common Stock outstanding and entitled to vote. Stockholders of record on the Record Date are entitled to one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of stockholders at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. Abstentions and broker non-votes will be counted as votes against the proposal to approve and adopt the Merger Agreement. See "The Special Meeting -- Record Date; Voting at the Special Meeting."


Proxies; Revocation of
Proxies....................  This Proxy Statement is being furnished to stockholders of record at the close of business on the Record Date in connection with the solicitation of proxies by and on behalf of the Board for use at the Special Meeting. All shares of Common Stock which are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted "FOR" the approval and adoption of the Merger Agreement.

                             Any proxy signed and returned by a stockholder may be revoked by such stockholder at any time before it is voted by giving due notice of such revocation to the Secretary of the Company (5005 LBJ Freeway, Dallas, Texas 75244), by signing and delivering a proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a proxy. See "The Special Meeting -- Proxies; Revocation of Proxies."

                                   THE MERGER

Effects of the Merger;
Merger Consideration.......  Upon consummation of the Merger, (i) Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Huntsman and
                             (ii) each outstanding share of Common Stock, other than shares held by the Company or any direct or indirect wholly owned subsidiary of the Company, shares held by Huntsman or any direct or indirect wholly owned subsidiary of Huntsman and shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $16.00 in cash, without interest (the "Merger Consideration").

Treatment of Stock
Options....................  Immediately prior to the effective time of the
                             Merger (the "Effective Time"), (i) each option to purchase shares of Common Stock ("Options") outstanding under any of the Option Plans (as defined herein) will become fully exercisable and vested, (ii) each Option will be cancelled and
                             (iii) Huntsman will (or will cause Sub to) pay to the holder of each Option, net of applicable withholding taxes, an amount in cash equal to the product of (A) the excess of the Merger Consideration over the exercise price of such Option and (B) the number of shares subject to such Option. See "The Merger Agreement -- Option Plans."

Recommendation of the
  Company's Board of
  Directors................  The Board has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and has approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                             In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, the Board considered a number of factors, as more fully described under "The Merger -- The Company's Reasons for the Merger; Recommendation of the Board of Directors."


Opinions of the Company's
  Financial Advisors.......  Schroder & Co. Inc., formerly known as Schroder
                             Wertheim & Co. Incorporated ("Schroders"), has acted as a financial advisor to the Company in connection with the Merger and has delivered to the Board a written opinion, dated June 9, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock. The full text of the written opinion of Schroders, dated June 9, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and should be read carefully in its entirety. The opinion of Schroders is directed to the Board and relates only to the fairness of the Merger Consideration from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special

                             Meeting. See "The Merger -- Opinions of the
                             Company's Financial Advisors -- Opinion of
                             Schroders."


                             Smith Barney Inc. ("Smith Barney") has acted as a financial advisor to the Company in connection with the Merger and has delivered to the Board a written opinion, dated June 9, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock. The full text of the written opinion of Smith Barney, dated June 9, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement and should be read carefully in its entirety. The opinion of Smith Barney is directed to the Board and relates only to the fairness of the Merger Consideration from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. See "The Merger -- Opinions of the Company's Financial Advisors -- Opinion of Smith Barney."

Interests of Certain
Persons in the Merger......  Certain members of the Company's management and of the Board will receive economic benefits as a result of the Merger. For information concerning such benefits, see "The Merger -- Interests of Certain Persons in the Merger."

Financing the Merger.......  The total amount required to pay the Merger
                             Consideration to the Company's stockholders, refinance the Company's existing bank debt and pay estimated fees, expenses and other transaction costs of Huntsman and Sub in connection with the Merger will be approximately $468 million. Sub will obtain such amount from Huntsman in the form of equity and debt investments by Huntsman in Sub. Huntsman intends to borrow such amounts under its existing credit facilities. See "The
                             Merger -- Financing the Merger."

Conditions to the Merger...  The Merger is subject to certain customary closing conditions, including, without limitation, the approval of the Merger Agreement by the requisite vote of the stockholders of the Company in accordance with applicable law, the representations and warranties of each of Huntsman, Sub and the Company being true and correct in all material respects on the date of the Merger Agreement and as of the Effective Time, each of Huntsman, Sub and the Company having performed in all material respects its obligations to be performed prior to the Effective Time under the Merger Agreement, and there having not occurred since March 31, 1997 an event the effect of which, on an overall basis, would have (or, under certain circumstances, would be likely to have) a Material Adverse Effect (as defined in the Merger Agreement) on the Company and its Subsidiaries, taken as a whole, other than resulting from events previously disclosed publicly or under the Merger Agreement.

Termination; Certain
Fees.......................  The Merger Agreement will be subject to termination at any time prior to the Effective Time by the mutual consent of Huntsman and the Company or by either Huntsman or the Company if the Company's stockholders fail to approve and adopt the Merger Agreement at the Special Meeting, any governmental entity has taken action to prohibit the Merger and such action has become final and binding, or the Merger is not consummated by October 31, 1997. The Merger Agreement also will be subject to termination by either Huntsman or the Company under certain other circumstances described herein. If the Merger Agreement is terminated by Huntsman or the Company under certain circumstances described herein, the Company will be obligated to pay to Huntsman certain termination fees. In addition, if the Merger Agreement is terminated by the Company under certain circumstances described herein, Huntsman will be obligated to pay to the Company certain termination fees. See "The Merger Agreement -- Termination of the Merger Agreement" and "-- Fees and Expenses."

Appraisal Rights...........  Holders of Common Stock on the Record Date who do
                             not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will be entitled to appraisal rights under
                             Section 262 of the DGCL. A summary of the provisions of Section 262 of the DGCL, including a summary of the requirements with which holders of Common Stock desiring to assert appraisal rights must comply, is contained herein under the heading "The Merger -- Appraisal Rights." The entire text of Section 262 of the DGCL is attached hereto as Annex D.

Certain Federal Income Tax
  Consequences.............  The receipt of cash by a stockholder of the Company pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. A stockholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of his or her Common Stock and the amount of cash received in exchange therefor in the Merger. Such gain or loss will be capital gain or loss if the Common Stock is a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the holding period exceeds one year. See "The Merger -- Certain Federal Income Tax Consequences."


Certain Information In
  Connection With the
  Common Stock.............  The Common Stock is quoted on the NYSE. On July 18,
                             1996, the trading date preceding the date on which Huntsman's interest in acquiring the Company was first publicly disclosed, the high and low sales price of the Common Stock, as reported on the NYSE Composite Tape, were $9 1/4 and $9 1/8 per share, respectively. On June 6, 1997, the last trading date prior to the public announcement of the execution of the Merger Agreement, the high and low sales prices of the Common Stock, as reported on the NYSE Composite Tape, were $15 and $14 7/8 per share, respectively. On July 23, 1997, the high and low sales prices of the Common Stock, as reported on the NYSE Composite Tape, were $15 13/16 and
                            $15 3/4 per share, respectively. Stockholders are
                             urged to obtain current market quotations for the
                             Common Stock prior to making any decision with respect to the Merger. See "Market Prices of Common Stock."

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the Company for the periods indicated. The data set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                                                                 THREE MONTHS    NINE MONTHS
                                  THREE MONTHS                                                      ENDED           ENDED
                                 ENDED MARCH 31,         TWELVE MONTHS ENDED DECEMBER 31,        DECEMBER 31,   SEPTEMBER 30,
                               -------------------   -----------------------------------------   ------------   -------------
                                 1997       1996       1996       1995       1994       1993         1992        1992(1)(2)
                               --------   --------   --------   --------   --------   --------   ------------   -------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales....................  $163,716   $139,687   $587,761   $615,238   $537,957   $429,353     $ 98,854       $316,106
Operating income.............    16,180     14,028     63,436    125,146     75,085     14,504        1,418          9,392
Income (loss) before
  extraordinary gain
  (loss).....................     6,114      6,470     29,731     65,443     21,504    (25,243)      (6,528)       (31,476)
Extraordinary gain (loss),
  net of income taxes........        --         --         --         --    (25,831)        --           --        123,672
                               --------   --------   --------   --------   --------   --------     --------       --------
Net income (loss)............  $  6,114   $  6,470   $ 29,731   $ 65,443   $ (4,327)  $(25,243)    $ (6,528)      $ 92,196
                               ========   ========   ========   ========   ========   ========     ========       ========
Weighted average shares
  outstanding................    19,272     19,126     19,168     19,126     11,663     10,501       10,501
                               ========   ========   ========   ========   ========   ========     ========
Income (loss) per share(2):
Income (loss) before
  extraordinary loss.........  $   0.32   $   0.34   $   1.55   $   3.42   $   1.84   $  (2.40)    $  (0.62)
Extraordinary loss...........        --         --         --         --      (2.21)        --           --
                               --------   --------   --------   --------   --------   --------     --------
Net income (loss) per
  share......................  $   0.32   $   0.34   $   1.55   $   3.42   $  (0.37)  $  (2.40)    $  (0.62)
                               ========   ========   ========   ========   ========   ========     ========
Dividends per share..........  $    .04   $    .04   $    .16   $    .04   $     --   $     --     $     --
                               ========   ========   ========   ========   ========   ========     ========


                                  AT MARCH 31,                           AT DECEMBER 31,
                               -------------------   --------------------------------------------------------
                                 1997       1996       1996       1995       1994       1993         1992
                               --------   --------   --------   --------   --------   --------   ------------
CONSOLIDATED BALANCE SHEET
  DATA:
Working capital..............  $127,439   $101,496   $ 92,089   $108,416   $140,039   $109,381     $104,824
Total assets.................   625,815    500,571    597,542    520,591    506,954    434,307      423,591
Long-term debt and other
  noncurrent liabilities.....   393,365    295,266    350,383    296,080    366,766    397,091      367,327
Stockholders' equity
  (deficit)..................   173,419    145,653    169,051    140,151     74,876     (5,137)      20,106


---------------

(1) In connection with a reorganization under Chapter 11 of the United States Bankruptcy Code, the Company adopted as of September 30, 1992, the American Institute of Certified Public Accountants' Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"). The Company's basis of accounting for financial reporting purposes changed as a result of adopting the Reorganization SOP. Accordingly, the results of operations after September 30, 1992 are not comparable to results of operations prior to such date, and the results of operations for the nine months ended September 30, 1992 and the three months ended December 31, 1992 have not been aggregated.

(2) Per share data for the pre-emergence periods is not presented because such information is not comparable to the similar information for the post-emergence periods.

     On July 15, 1997, the Company announced results for the second quarter of 1997. Set forth below is a summary of the Company's results for the three- and six-month periods ended June 30, 1997 and, for comparison purposes, the Company's actual results for the three- and six-month periods ended June 30, 1996.



                                      THREE MONTHS ENDED           SIX MONTHS ENDED
                                           JUNE 30,                    JUNE 30,
                                    ----------------------      ----------------------
                                      1997          1996          1997          1996
                                    --------      --------      --------      --------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                        UNAUDITED
Net Sales.........................  $151,937      $146,462      $315,653      $286,149
Operating Income..................    21,976        15,646        38,156        29,674
Interest expense, net.............     5,896         3,832        11,079         7,430
                                    --------      --------      --------      --------
Income before extraordinary
  item............................     8,915         7,492        15,029        13,962
Extraordinary item, net of tax....      (694)           --          (694)           --
                                    --------      --------      --------      --------
Net Income........................     8,221         7,492        14,335        13,962
                                    ========      ========      ========      ========
Income per share before
  extraordinary item..............  $   0.46      $   0.39      $   0.78      $   0.73
Extraordinary item per share, net
  of tax(1).......................     (0.04)           --         (0.04)           --
                                    --------      --------      --------      --------
Net Income per share..............  $   0.42      $   0.39      $   0.74      $   0.73
                                    ========      ========      ========      ========
Weighted average shares...........    19,303        19,139        19,289        19,132
                                    ========      ========      ========      ========


---------------


(1) Reflects the accelerated amortization of previously incurred debt financing fees as part of a new credit agreement completed in May 1997.



     Net income per share for the three and six months ended June 30, 1997 reflects a charge for costs associated with the Company's proxy solicitation relating to the Wyser-Pratte Proposals (as defined herein) of four cents and eight cents per share, respectively.



     Selling prices for polyethylene and CT Film were higher in the second quarter of 1997 as compared with the second quarter of 1996 due to strong demand. Selling prices for all of the Company's other product lines were stable except for styrene, which experienced lower prices in the second quarter. Sales volumes for all of the Company's major product lines decreased slightly during the second quarter of 1997 as compared with the second quarter of 1996. Selling prices for all of the Company's major product lines except styrene also increased for the six months ended June 30, 1997 as compared with the six months ended June 30, 1996.

                              THE SPECIAL MEETING

GENERAL


     This Proxy Statement is being furnished to holders of Common Stock in connection with the solicitation of proxies by and on behalf of the Board for use at the Special Meeting to be held at 9:00 a.m., central time, on Tuesday, August 26, 1997, at the Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying Notice and Proxy Card are first being mailed to holders of Common Stock entitled to notice of, and to vote at, the Special Meeting, on or about July 28, 1997.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. The Board has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and has approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger -- Background of the Merger" and "-- The Company's Reasons for the Merger; Recommendation of the Board of Directors."

     STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT.

RECORD DATE; VOTING AT THE SPECIAL MEETING


     July 25, 1997 has been fixed as the Record Date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on July 23, 1997, the most recent practicable date prior to the date of this Proxy Statement, there were 18,848,867 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 597 stockholders of record.


     Stockholders of record on the Record Date are entitled to one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of stockholders at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting.

     Holders of Common Stock on the Record Date who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will be entitled to appraisal rights under the DGCL in connection with the Merger. Stockholders of the Company who vote in favor of approving and adopting the Merger Agreement, however, will thereby waive their appraisal rights. See "The Merger -- Appraisal Rights."

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. Abstentions and broker non-votes will be counted as votes "AGAINST" the proposal to approve and adopt the Merger Agreement.

     The Board is not aware of any matters other than those set forth in the Notice of Special Meeting of Stockholders transmitted with this Proxy Statement that may be brought before the Special Meeting, and under the Company's By-Laws only business within the purposes described in such Notice may be transacted at the Special Meeting. If any other procedural matters properly come before the Special Meeting, the persons named in the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board.

PROXIES; REVOCATION OF PROXIES

     All shares of Common Stock which are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted "FOR" the approval and adoption of the Merger Agreement.

     The required vote of the stockholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock as of the Record Date. Therefore, the failure to submit a Proxy Card (or to vote in person at the Special Meeting), the abstention from voting by a stockholder and broker non-votes will have the same effect as a vote "AGAINST" the approval and adoption of the Merger Agreement.

     A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of the Company, at or before the Special Meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Special Meeting or (iii) attending the Special Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a proxy). Any written instrument revoking a proxy should be sent to: Rexene Corporation, 5005 LBJ Freeway, Dallas, Texas 75244, Attention: Secretary.

     If a quorum is not obtained, or if fewer shares of Common Stock than the number required therefor are voted in favor of approval and adoption of the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn. In the absence of a quorum, the Special Meeting may be adjourned from time to time by the holders of a majority of the shares represented at the Special Meeting in person or by proxy.

     The obligations of the Company and Huntsman to consummate the Merger are subject to, among other things, the condition that the stockholders of the Company, by the requisite vote thereof, approve and adopt the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger."

     STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES REPRESENTING COMMON STOCK WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO STOCKHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME. SEE "THE MERGER AGREEMENT -- THE MERGER -- EXCHANGE OF CERTIFICATES."

SOLICITATION OF PROXIES


     The Company will bear the costs of soliciting proxies in the accompanying form from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram, or in person. In addition, the Company has retained D.F. King & Co. at an estimated cost of $10,000, plus reimbursement of expenses, to assist the Company in the solicitation of proxies from brokerage firms and other custodians, nominees and fiduciaries. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                   THE MERGER

BACKGROUND OF THE MERGER


     On July 17, 1996, Jon M. Huntsman, Chairman and Chief Executive Officer of Huntsman, telephoned Ilan Kaufthal, a member of the Board and a managing director of Schroders, one of the Company's financial advisors, to inform Mr. Kaufthal that Huntsman intended to make a proposal to acquire all of the outstanding shares of Common Stock. Later on July 17, 1996, Mr. Huntsman sent Andrew J. Smith, Chairman and Chief Executive Officer of the Company, a letter containing a proposal to acquire the outstanding shares of Common Stock at $14 per share in a merger transaction, subject to a due diligence review of the Company's operations. This offer was publicly disclosed by Huntsman on July 19, 1996.


     The Board, together with its legal and financial advisors, met to review the Huntsman proposal and determine an appropriate response. After carefully considering a wide range of factors, the Board determined that stockholders of the Company would be better served by the Company continuing to execute its long-term business plans and strategies. On July 22, 1996, Mr. Smith sent a letter to Mr. Huntsman and the Company issued a press release indicating that the Board had rejected Huntsman's offer and explaining the Board's reasoning. On July 25, 1996, Mr. Smith also sent a letter to the stockholders of the Company explaining the Board's reasons for rejecting Huntsman's proposal.


     On August 1, 1996, Mr. Huntsman had several telephone conversations with Mr. Smith and, later in the day, delivered another letter in which Huntsman proposed to acquire all of the outstanding shares of Common Stock for $15 per share in a merger transaction not subject to a due diligence review or financing. This revised offer was publicly disclosed by Huntsman on the same date. On August 2, 1996, the Rexene directors met with the Company's financial and legal advisors to review Mr. Huntsman's revised proposal. At that meeting, the Board determined that the revised proposal was not in the best interests of the Company and its stockholders and also determined that it would be beneficial and appropriate to explore whether any person or group, in addition to Huntsman, might be interested in engaging in a mutually beneficial business combination or other appropriate transaction with the Company. Accordingly, at that meeting the Board directed management, with the assistance of Schroders, to develop a list of companies that would likely have an interest in the Company. The Board's determination at the August 2 meeting was communicated to Huntsman in a letter from Mr. Smith, dated August 5, 1996, and publicly disclosed in a press release issued by the Company. On August 5, Huntsman issued a press release and indicated that it would continue to consider its options with respect to the Company.


     During the first two weeks of August 1996, six investment firms and companies were contacted by the Company, three of which subsequently executed confidentiality/standstill agreements with the Company for the purpose of conducting a due diligence review.

     On August 20, 1996, Huntsman issued a press release announcing that it would no longer pursue its proposal to acquire the Company.

     During August, September and October 1996, the Company and its representatives met with the companies that had executed confidentiality/standstill agreements with the Company. The Company urged these firms to complete their due diligence review of the Company and, if they remained interested in a transaction at that time, to submit their best proposal for consideration by the Board.

     At Mr. Huntsman's request, Messrs. Smith and Kaufthal also traveled to Salt Lake City to meet with Mr. Huntsman on September 16, 1996. At that meeting, Mr. Huntsman indicated that he would not make an offer for the Company that was not supported by the Board, but that he was still interested in acquiring the Company. Mr. Huntsman asked that Mr. Smith present to him some ideas about combining parts of Huntsman's businesses with the Company's businesses. Mr. Smith indicated that he would report that request to the Rexene directors, and if they concurred, he would meet again with Mr. Huntsman some time in mid to late October. The Board, at a meeting held on September 26, 1996, directed Mr. Smith to meet again with Mr. Huntsman.

     On October 15, 1996, Mr. Guy P. Wyser-Pratte, Wyser-Pratte & Co., Inc. and Spear, Leeds & Kellogg (collectively, the "Wyser-Pratte Group") filed a joint
Schedule 13D (the "Schedule 13D") with the Commission relating to the Common Stock. In the Schedule 13D, the members of the Wyser-Pratte Group disclosed that they beneficially owned 1,393,300 shares or approximately 7.41% of the outstanding Common Stock and reported that they intended to take certain actions, including calling a special meeting of stockholders of the Company in order to remove all or a majority of the current directors of the Company, amend the Bylaws, if necessary, to clarify the right of stockholders to fill vacancies on the Board and replace any directors who may have been removed with directors nominated by the Wyser-Pratte Group. In addition, the Wyser-Pratte Group disclosed that it intended to submit to the stockholders of the Company proposed amendments to the Bylaws which would (i) require that the Board terminate defensive measures against a fully financed cash offer after 90 days unless the stockholders of the Company vote to support the Board's policy of opposition to such offer and (ii) provide that the Company shall not be governed by Section 203 of the DGCL. (All of the above proposals are sometimes hereinafter collectively referred to as the "Wyser-Pratte Proposals".)


     On October 17, 1996, Mr. Smith and representatives of Schroders met with Mr. Huntsman and another representative of Huntsman as a follow-up to the September 16, 1996 meeting. Following the meeting, Mr. Smith asked the Company's general counsel to furnish to Huntsman a form of confidentiality/standstill agreement for execution so that the Company could provide Huntsman and its representatives with non-public information in the context of a due diligence review by Huntsman of the Company. On October 25, 1996, the Company's general counsel sent such a form of confidentiality/standstill agreement to Huntsman.


     On October 28, 1996, the Wyser-Pratte Group filed its Amendment No. 1 to the Schedule 13D in which it reported an increase in its holdings of shares of Common Stock to 1,841,200 or approximately 9.79% of the outstanding shares of Common Stock.

     On October 29, 1996, Mr. Huntsman sent the Board a letter in which he indicated that in his view the terms of the draft confidentiality/standstill agreement forwarded by the Company were unacceptably restrictive but nevertheless proposed that Huntsman acquire all of the outstanding shares of Common Stock at $16.00 per share. Later that same day, Mr. Smith telephoned Mr. Huntsman to request further details concerning Huntsman's proposal and a draft merger agreement for review by the Board and the Company's counsel.

     On November 1, 1996, Huntsman's counsel delivered a draft merger agreement to counsel for the Company.

     On November 4, 1996, the Board met to consider Huntsman's latest proposal, including the terms of Huntsman's draft merger agreement. The Company's directors determined that Huntsman's proposal was unacceptable for a number of reasons. Mr. Smith telephoned Mr. Huntsman to explain the Board's reasoning and the Company's counsel sent a memorandum and a mark-up of the draft merger agreement to Huntsman's counsel describing the changes requested by the Board.

     On November 8, 1996, Huntsman's counsel contacted the Company's counsel and indicated that they would like to meet to discuss the draft merger agreement. Huntsman's and the Company's counsel met later that day and discussed their respective views concerning the draft merger agreement and the Huntsman proposal.

     On November 12, 1996, Mr. Huntsman sent Mr. Smith a letter in which Mr. Huntsman expressed disappointment with the Company's response to his proposal and with the Board's unwillingness to accept Huntsman's proposal as previously communicated by him. On November 15, 1996, Mr. Smith sent a letter to Mr. Huntsman responding to Mr. Huntsman's letter and summarizing the Board's concerns regarding Huntsman's proposal. Also on November 15, Mr. Huntsman responded to Mr. Smith with a telefaxed letter disagreeing with Mr. Smith's position with respect to the Huntsman proposal.

     During October and November 1996, the Company was advised by the various parties who had executed confidentiality/standstill agreements with the Company that no parties were interested in making a firm proposal to acquire all of the outstanding shares of Common Stock. From time to time thereafter, the

Company held discussions with certain of such parties concerning a possible transaction with the Company, but no such party made any proposal relating to an acquisition of the Company.

     On December 4, 1996, Huntsman issued a press release in which Mr. Huntsman confirmed that his company had made in late October an offer to acquire the Company for $16.00 per share of Common Stock. Despite the fact that negotiations on a merger agreement were no longer underway, Mr. Huntsman commented on the extraordinary synergies which he believed would result from a combination with Rexene.

     On December 23, 1996, the Board met again and confirmed its position that it would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16.00 per share, as long as the offer was capable of being consummated through a tender offer or otherwise within 60 days. If such an offer were made, the Board determined that it would take all actions necessary to make the Company's stockholder rights plan (the so-called "poison pill") inapplicable to such an offer.

     From late 1996 through January 1997, the Company and the Wyser-Pratte Group issued various press releases and sent various materials to the Company's stockholders concerning their respective views of the advisability of the Wyser-Pratte Proposals.

     On January 22, 1997, the Wyser-Pratte Group filed its definitive Solicitation Statement with the Commission and began to mail the Wyser-Pratte Solicitation Statement to stockholders of the Company soliciting Appointments of Designated Agents to call a special meeting of the Company's stockholders. In such Solicitation Statement, the Wyser-Pratte Group indicated that, should it be successful in causing the calling of a special meeting, it would put the Wyser-Pratte Proposals to a vote of the Company's stockholders at such special meeting.

     On or about January 27, 1997, the Company mailed to stockholders a definitive Revocation Solicitation Statement soliciting revocations of Appointments of Designated Agents in opposition to the solicitation by the Wyser-Pratte Group.

     On February 7, 1997, Huntsman issued a press release indicating that Huntsman continued to be interested in acquiring the Company because it believed that the Company would be an excellent strategic fit with Huntsman's businesses.

     On February 14, 1997, the Wyser-Pratte Group delivered to the Company executed and unrevoked Appointments of Designated Agents from the holders of the requisite number of shares of Common Stock required pursuant to the Company's Restated Certificate of Incorporation to call a special meeting of stockholders and then sought to have the special meeting called for Wednesday, April 30, 1997. On February 27, 1997, the Board fixed April 30, 1997 as the date of the special meeting, with April 18, 1997 as the record date for such special meeting of stockholders.

     Following the publication in late 1996 and early 1997 of the Board's position relating to bona fide proposals to acquire the Company at $16.00 per share, the Company was contacted by four parties that previously had not held discussions with the Company and who expressed an interest in exploring a possible transaction with the Company. Two of such parties executed a confidentiality/standstill agreement with the Company for the purpose of conducting a due diligence review of the Company. None of such parties subsequently made a proposal to acquire all of the outstanding shares of Common Stock.

     On March 11, 1997, the Wyser-Pratte Group filed its Amendment No. 2 to the
Schedule 13D in which it reported an increase in its holdings of shares of Common Stock to 2,483,800 shares or approximately 13.21% of the outstanding shares of Common Stock.

     In a published statement issued on March 17, 1997, Huntsman reaffirmed its interest in acquiring the Company at $16.00 per share in cash.

     On March 19, 1997, the Board met and further considered alternatives to maximize the value of the Common Stock. At the meeting, the Board determined that a stock repurchase program would serve the best interests of the Company and its stockholders and would be responsive to the desires of many of the Company's stockholders as expressed to management of the Company at meetings held in connection with the

Company's solicitation of revocations of the Appointments of Designated Agents solicited by the Wyser-Pratte Group. Accordingly, at the meeting the Rexene directors authorized the repurchase by the Company of up to $85 million of Common Stock (the "Stock Repurchase Program"), to be implemented in two parts. The first part of the Stock Repurchase Program, which was to commence as soon as practicable, was to consist of open market repurchases funded by $35 million in borrowings under the Company's existing bank loan facility. The second $50 million part of the Stock Repurchase Program, which was to be effected by open market or privately negotiated transactions, tender offer or otherwise as determined by the Board, was to be submitted to the Company's stockholders for their consideration and approval at the Special Meeting. The Board determined that the Stock Repurchase Program would serve the best interests of Rexene's stockholders by affording to those stockholders who desired liquidity an opportunity to sell all or a portion of their shares of Common Stock.


     At the March 19, 1997 Board meeting, the Rexene directors also increased the size of the Board and elected Stephen C. Swid and Richard C. Perry to the Board, effective at the close of the meeting. Entities affiliated with these new independent directors own in the aggregate 692,450 shares of Common Stock, or approximately 4.1% of the outstanding shares. See "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Management."


     At the March 19, 1997 meeting, the Rexene directors also authorized the following public announcement made by the Company later that day: "Separately, in response to recent comments from Jon Huntsman, Rexene reiterated that its Board of Directors would not oppose an all-cash, fully-financed offer to purchase the Company for $16.00 per share from Mr. Huntsman or any other party." As publicly stated on March 19, the Rexene directors would not oppose any fully-financed offer to acquire the Company at $16.00 per share, regardless of whether such offer provided for a tender offer or a long-form merger transaction or would or would not be consummated within 60 days. If an offeror declined to proceed by tender offer and instead conditioned its offer on the execution of a merger agreement, the Rexene directors would authorize management to execute such a merger agreement, provided it contained customary terms and conditions.

     On March 19, 1997, following the Board meeting, Arthur L. Goeschel resigned as a director of the Company, citing his disagreement with the Board's decision to engage in the Stock Repurchase Program.

     Following the March 19, 1997 Board meeting, the Company commenced open market repurchases of the Common Stock pursuant to the first part of the Stock Repurchase Program. The open market repurchases were conducted pursuant to Rule 10b-18 promulgated under the Exchange Act, and, in order to give all stockholders the opportunity to participate, it was determined that repurchases of shares would not be solicited and such shares would only be repurchased at or below the published bid price. Due to the low number of shares of Common Stock available for repurchase by the Company in accordance with the foregoing parameters in the open market (only 11,500 shares were purchased), the Company was unable to repurchase a significant number of shares of Common Stock following the commencement of repurchases.

     At a meeting on March 27, 1997 the Board discussed the status of the first part of the Stock Repurchase Program with its advisors. At the March 27 meeting, the Board authorized management to consider the advisability of a "Dutch Auction" tender offer in lieu of open market repurchases. Following the March 27 meeting, the Company suspended further open market repurchases pending a final decision with respect to the tender offer.

     On April 3, 1997, the Board authorized the making of a "Dutch Auction" tender offer by the Company to purchase up to 2,156,250 shares of the Common Stock, or approximately 11.5% of the outstanding shares of Common Stock (the "Offer"). Under the terms of the Offer, the Company invited stockholders to tender shares of Common Stock at prices between $14 and $16 per share. Based upon the number of shares tendered and the prices specified by the tendering stockholders, the Company was to determine the single per share price within that price range that would allow the Company to repurchase 2,156,250 shares or such lesser number of shares as were properly tendered. Pursuant to the terms of the Offer, the Company could purchase additional shares of Common Stock so long as the price for the total shares purchased did not exceed $34.5 million. The Offer was to expire on May 5, 1997, unless the Offer was extended. Consistent with the Company's desire to make the Stock Repurchase Program available to all stockholders, the Offer, in accordance with the requirements of the Exchange Act, did not discriminate among stockholders and was open to all stockholders who desired to sell their shares pursuant to the terms of the Offer (except that pursuant to the terms of the Offer and applicable rules odd lot holders were not subject to proration). The Company expected to fund the offer from the Company's existing long term credit facilities. The Company publicly announced the Offer on April 3, 1997 and commenced the Offer on April 4, 1997. On April 4, 1997 the Company filed with the Commission its Issuer Tender Offer Statement on Schedule 13E-4.

     On April 4, 1997, the Wyser-Pratte Group filed with the Commission and commenced mailing to the Company's stockholders its definitive proxy statement with respect to the solicitation of proxies for use at the special meeting scheduled for April 30, 1997.

     On or about April 9, 1997, the Company filed with the Commission and commenced mailing to the Company's stockholders its definitive proxy statement with respect to the solicitation of proxies for use at the April 30 special meeting.

     On April 10, 1997, Huntsman issued a press release in which, among other things, it reiterated its continued interest in acquiring the Company at $16.00 per share.

     On April 18, 1997, Mr. Huntsman telephoned Mr. Kaufthal to reiterate the interest of Huntsman in acquiring the Company. However, Mr. Huntsman indicated that Huntsman would need to complete a due diligence review of the Company prior to proceeding with its proposal. Mr. Kaufthal reported his telephone conversation with Mr. Huntsman to Mr. Smith and the other Rexene directors, who determined that Huntsman and its representatives should be given access to the Company for purposes of a due diligence review, provided Huntsman agreed to an acceptable confidentiality/standstill agreement.

     On April 22, 1997, Mr. Smith sent a letter to Mr. Huntsman enclosing a form of confidentiality/standstill agreement and offering to grant Huntsman access to review certain non-public information concerning the Company upon execution thereof. On April 24, 1997, a Huntsman representative sent Mr. Smith a letter again proposing to acquire Rexene for $16.00 per share in an all cash merger transaction. Such letter also indicated that Huntsman was prepared to immediately commence a due diligence review of Rexene and complete such review within two weeks of its commencement. On April 25, in a letter to Mr. Huntsman, Mr. Smith indicated that Huntsman would be permitted to conduct a due diligence review of Rexene if a suitable confidentiality agreement could be negotiated between the parties. After negotiating certain terms of such agreement, on April 26, 1997 the Company and Huntsman executed a confidentiality/standstill agreement and Huntsman commenced its due diligence review of the Company.

     In a press release issued on April 28, the Company announced that it was postponing the special meeting scheduled for April 30, 1997 until May 22, 1997 in order to allow adequate time for stockholders to evaluate the recent developments regarding Huntsman's interest in the Company. On the same date, the Company amended its Issuer Tender Offer Statement on Schedule 13E-4 in order to extend the expiration date of the Offer to May 29, 1997.

     On May 14, 1997, Huntsman concluded its due diligence review of the Company and determined to proceed with its proposal to acquire the Company. On May 14, 1997, Huntsman forwarded to the Company a draft of the Merger Agreement, together with copies of commitment letters from commercial banks regarding the financing of the Merger. On May 19, 1997, the Company announced that it was in negotiations with Huntsman regarding the acquisition of the Company by Huntsman for $16.00 per share in cash and that it was adjourning the special meeting of stockholders scheduled for May 22 until June 12, 1997. Thereafter, on May 20, representatives of the Company, Huntsman and their respective counsel began a series of meetings to commence negotiation of the terms of the Merger Agreement.

     On May 28, 1997, the Company amended its Issuer Tender Offer Statement on
Schedule 13E-4 in order to extend the expiration date of the Offer from May 29, 1997 to June 19, 1997.

     On May 30, 1997, the Board met and was updated by the Company's management and its financial and legal advisors on the status of the negotiations with Huntsman. The Board also at that meeting received presentations from the Company's chief financial officer and the Company's financial advisors regarding their respective views concerning the fairness, from a financial point of view, of Huntsman's proposal to acquire the Common Stock for $16.00 per share in cash. The Rexene directors also discussed the advisability of Huntsman's proposal and whether consummation of a merger with Huntsman in accordance with the terms under discussion would be in the stockholders' best interests.

     On May 30, 1997, the Executive Committee of the Board of Directors of Huntsman unanimously approved the Merger Agreement by written consent in accordance with applicable law and authorized the appropriate officers of Huntsman to execute and deliver the Merger Agreement to the Company.

     On June 9, 1997, the Board met to consider the terms of the Merger Agreement as negotiated between Huntsman and the Company. After thorough discussion of all factors that it deemed relevant to its decision, including those noted below under "-- The Company's Reasons for the Merger; Recommendation of the Board of Directors," the Board voted on a resolution to approve the Merger Agreement. All directors voted in favor of the approval of the Merger Agreement except for Messrs. Swid and Knott, each of whom abstained from voting, and for Mr. Hewitt, who did not attend the meeting. The Board authorized Mr. Smith to execute and deliver the Merger Agreement on behalf of the Company and resolved to recommend that the stockholders of the Company approve the Merger Agreement at a special meeting to be held with respect thereto. The Board also determined to postpone the special meeting of stockholders scheduled to be held on June 12, 1997 and to terminate the Offer. The Company and Huntsman then executed and delivered the Merger Agreement and jointly issued a press release announcing the planned Merger.

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and has approved and adopted the Merger Agreement. Accordingly, the Board recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement.

     In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, the Board considered a number of factors, including, without limitation, the following:

          (i) The premium of the Merger Consideration to the historical market prices for the Common Stock, including the fact that the Merger Consideration represents a premium in excess of 75% over the $9 1/8 per share closing sales price of the Common Stock on July 18, 1996, the trading day preceding the date on which Huntsman's interest in acquiring the Company was first publicly disclosed. See "Market Prices of Common Stock."

          (ii) The Company's discussions with other parties who were believed to be most likely to have an interest in acquiring the Company and the lack of any proposals from any other third party to acquire the Company.

          (iii) The Board's prior public statements that it would not oppose a fully financed cash offer to acquire the Company at $16.00 per share of Common Stock.

          (iv) The desire of certain stockholders of the Company, as expressed to management in connection with the Company's discussions with stockholders regarding the Wyser-Pratte Proposals and related matters, to sell the Company at a price of $16.00 per share in cash.

          (v) The provision by Huntsman to the Company of executed commitment letters from existing Huntsman lenders, who have committed to provide 100% of the funds necessary to effect the Merger, the Board's views regarding the likelihood that Huntsman would be able to complete the Merger on a timely basis and the fact that the Merger Agreement provides for limited conditions (and no financing condition) to the obligations of Huntsman to consummate the Merger and a substantial termination fee to be paid by Huntsman to the Company if the Merger does not close (except in certain limited circumstances as a result of a breach by the Company of the terms of the Merger Agreement or a material deterioration in the Company's financial condition). See "The Merger Agreement -- Conditions to the Merger" and "-- Fees and Expenses."

          (vi) The written opinions of Schroders and Smith Barney to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock. See "-- Opinions of the Company's Financial Advisors."


          (vii) The current and prospective environment in which the Company operates, including economic conditions and the competitive environment for petrochemicals and polymers businesses generally.

          (viii) The Board's view that the terms of the Merger Agreement, as reviewed by the Board with its legal and financial advisors, are advisable and fair to the Company and its stockholders and provide the Company and its stockholders with the flexibility to, under certain circumstances, accept a Superior Proposal (as defined herein) and terminate the Merger Agreement upon the payment of a termination fee to Huntsman. See "The Merger Agreement -- Certain Covenants -- No Solicitation" and "-- Fees and Expenses."

          (ix) The Board's knowledge of the business, operations, properties, assets, financial condition and operating results of the Company.

     The foregoing discussion of the information and factors discussed by the Board is not meant to be exhaustive but includes all material factors considered by the Board. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders. As a result of its consideration of the foregoing and other relevant considerations, the Board determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The Company has been informed by Sub that the purpose of the Merger is to enable Huntsman to acquire the entire equity interest in the Company. Following the Merger, it is expected that the Company's businesses and operations will be integrated with the businesses and operations of Huntsman and its affiliates.

OPINIONS OF THE COMPANY'S FINANCIAL ADVISORS


  Opinion of Schroders



     Schroders was retained by the Company to act as a financial advisor to the Company in connection with the proposed Merger. In connection with such engagement, the Company requested that Schroders advise the Board with respect to the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by such holders in the Merger. On May 30, 1997, at a meeting of the Board held to evaluate the proposed Merger, Schroders reviewed with the Board the financial analyses performed by Schroders in connection with such advice and, on June 3, 1997, Schroders provided an updated set of such analyses to the members of the Board. On June 9, 1997, the date of execution of the Merger Agreement, Schroders delivered to the Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated June 9, 1997) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock.



     In arriving at its opinion, Schroders, among other things: reviewed the Merger Agreement; reviewed the Company's Annual Reports on Form 10-K filed with the Commission for the fiscal years ended December 31, 1993, 1994, 1995 and 1996, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, including the audited consolidated and unaudited condensed consolidated financial statements of the Company included therein; reviewed certain internal financial forecasts and projections for the Company prepared or supplied by the Company's management recently and over the past several years; held discussions with the Company's management regarding the business, operations and prospects of the Company; and performed various financial analyses, as Schroders deemed appropriate, of the Company using generally accepted analytical methodologies, including: (i) the application to the financial results of the Company of the public trading multiples of companies which Schroders deemed comparable; (ii) the application to the financial results of the Company of the multiples reflected in recent mergers and acquisitions for businesses which Schroders deemed comparable; (iii) discounted cash flow analyses of the Company's operations; (iv) leveraged buyout analyses of the Company's operations; and (v) leveraged recapitalization analyses of the Company's operations. Schroders also reviewed the historical trading prices and volumes of the Common Stock, and performed such other financial studies, analyses, inquiries and investigations as Schroders deemed appropriate. In addition, Schroders took into account the manner in which the financial terms of the Merger were negotiated between the Company and Huntsman, as well as the results of the extended solicitations of interest by the Company from persons thought likely to have a possible interest in acquiring the Company.



     In its review and analysis and in formulating its opinion, Schroders assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by the Company or obtained by Schroders from other sources, and upon the assurance of the Company's management that they were not aware of any information or facts that would make the information provided to Schroders incomplete or misleading. Schroders did not attempt to independently verify any of such information. Schroders did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Schroders furnished with any such appraisals. With respect to financial forecasts and projections for the Company, Schroders was advised by the Company, and assumed, without independent investigation, that they had been reasonably prepared and reflected Company management's most currently available estimates and judgments as to the expected future financial performance of the Company. Schroders noted that its opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Schroders on the date of its opinion. Although Schroders evaluated the Merger Consideration from a financial point of view, Schroders was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between the Company and Huntsman.



     THE FULL TEXT OF THE WRITTEN OPINION OF SCHRODERS, DATED JUNE 9, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE OPINION OF SCHRODERS IS DIRECTED TO THE BOARD AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SCHRODERS SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



     In preparing its opinion, Schroders performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Schroders' opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Schroders did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgements as to the significance and relevance of each analysis and factor. Accordingly, Schroders believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Schroders made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Schroders' opinion and analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or management of the Company with respect to the Merger Consideration or the proposed Merger.


     The following is a summary of certain analysis performed by Schroders in connection with its opinion.



     Analysis of Comparable Publicly Traded Companies. Using publicly available information, Schroders compared selected historical and projected financial and operating data, and selected stock market data of the Company to the corresponding data of the following publicly traded chemical companies which Schroders considered reasonably comparable to the Company (collectively, the "Comparable Companies"): ARCO Chemical Company; The Dow Chemical Company; Eastman Chemical Company; The Geon Company; Georgia Gulf Corporation; Lyondell Petrochemical Company; Millennium Chemicals Inc.; and Union Carbide Corporation.



     Schroders performed a market analysis of the Company and the Comparable Companies using closing market prices as of June 3, 1997. In connection with such analysis, Schroders analyzed (i) the market value of each of the Comparable Companies and the Company as multiples of earnings per share for the last twelve months ("LTM") and calendar year 1997, (ii) the market value plus total debt minus total cash ("Enterprise Value") of each of the Comparable Companies and the Company as multiples of adjusted earnings before interest and taxes ("EBIT") for the last twelve months, calendar year 1997, and average over fiscal years 1992 through 1996, and (iii) the Enterprise Value of each of the Comparable Companies and the Company as multiples of adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") for the last twelve months, calendar year 1997, and average over fiscal years 1992 through 1996. Based on this analysis, Schroders calculated an implied equity value for the Common Stock of between $11.86 and $30.17 per share.



     Discounted Cash Flow Analysis. Schroders performed a discounted cash flow analysis of the Company based on the financial forecasts of the Company for the fiscal years 1997 to 2001 prepared and provided by the management of the Company on May 15, 1997 (the "Company Financial Forecast"). A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by calculating the estimated future free cash flows of such corporate entity and discounting such cash flow results back to the present.



     In addition to performing a discounted cash flow analysis of the Company Financial Forecast, Schroders performed another discounted cash flow analysis which adjusted the Company Financial Forecast by assuming certain delays in the implementation of certain key capital programs, a decrease in certain commodity chemical product prices in 1999, a decrease in production of certain specialty polymers, and a decrease in the assumed sales growth rate of the Company's film division (the "Alternative Financial Forecast").



     In each of its discounted cash flow analyses, Schroders discounted the stream of free cash flows back to May 31, 1997 at discount rates ranging from 11% to 17%. To estimate the terminal value of the Company at the end of the Company's financial forecast period, Schroders applied terminal multiples ranging from 6.0x to 7.0x to the Company's average EBITDA for the five years ending in each of 2000 and 2001 (each terminal year constituting a separate valuation analysis), and discounted such value estimates back to May 31, 1997 at discount rates ranging from 11% to 17%. Schroders then summed the present values of the free cash flows and the present values of the terminal values, subtracted existing indebtedness and added existing cash and cash equivalents, to derive a range of implied equity values. Based on the Company Financial Forecast, this analysis implied a range of equity values of $16.11 to $32.29 per share. Based on the Alternative Financial Forecast, this analysis implied a range of equity values of $9.57 to $22.85 per share.



     Selected Merger and Acquisition Transaction Analyses. Schroders analyzed certain publicly available information relating to numerous selected merger and acquisition transactions in the chemical industry since 1994. Although these transactions were reviewed for comparison purposes, none of such transactions was considered directly comparable to the proposed Merger. Among the transactions analyzed by Schroders were (target/acquiror): Texaco propylene oxide and MTBE business/Huntsman Specialty Chemicals Corporation; QPF Inc./The Hood Industries; ARCO Chemical Company plastics business/NOVA Corporation; Uniroyal Chemical Corporation/Crompton & Knowles Corporation; Sterling Chemicals, Inc./The Sterling Group, Inc. (the "Sterling Transaction"); Monsanto ABS styrenics business/Bayer AG; Albemarle Corp. alphaolefins business/Amoco Chemical Company; Mobil Corporation plastics division/Tenneco Inc.; NOVA Corporation polypropylene business/Huntsman Polypropylene Corporation; Occidental Chemical Company Alathon polyethylene business/Lyondell Petrochemical Corporation; Occidental Chemical Company PVC business/Borden Chemicals & Plastics; Eastman Chemical Company polypropylene business/Huntsman Polypropylene Corporation; and DuPont Canada Sclair polyethylene business/NOVA Corporation.


     In each of the selected transactions analyzed, Schroders computed the equity cost (where applicable, the offer per share multiplied by total common shares outstanding (the "Equity Cost")) and divided such amount by the acquired company's LTM net income immediately prior to the acquisition, which resulted in a range of purchase price multiples. Schroders also computed the adjusted price (the Equity Cost plus latest reported total debt, capitalized leases, preferred stock and minority interest minus total cash and cash equivalents, adjusted for outstanding options (the "Adjusted Purchase Price")) paid in each of the selected transactions analyzed and divided such amount by the acquired company's LTM EBITDA and EBIT as well as five year average EBITDA immediately prior to the acquisition, which resulted in another range of purchase price multiples. Schroders also illustrated such multiples separately for the Sterling Transaction given its comparability relative to the other selected transactions. Such analysis illustrated a range of acquisition multiples of LTM EBITDA of 3.9x (Sterling Transaction) to 7.9x; a range of acquisition multiples of LTM EBIT of 5.1x (Sterling Transaction) to 12.3x; a range of acquisition multiples of LTM net income of 6.7x (Sterling Transaction) to 19.4x; and a range of acquisition multiples of five year average EBITDA of 6.6x to 7.2x (Sterling Transaction). Based on this analysis, Schroders calculated an implied equity value of the Common Stock of between $7.58 (Sterling Transaction) and $21.50 per share.



     Premium Analysis. Schroders analyzed the premium paid over the stock price of acquired companies in selected merger transactions since 1992, based on stock prices one day, one week and four weeks prior to the announcement of the transaction. This analysis demonstrated that, on average, the acquired company received a 33.0%, 38.1% and 44.0% premium over its stock price one day, one week and four weeks, respectively, prior to announcement of a transaction. Schroders then compared these results with the premiums implied by the proposed Merger over the Company's stock price immediately preceding Huntsman's initial offer in July 1996. The proposed Merger implied premiums of 75.3%, 60.0% and 56.1% over the Company's share price one day, one week and four weeks, respectively, prior to July 19, 1996.



     Other Analyses. Schroders analyzed the feasibility of a leveraged buyout of the Company. This analysis implied that, based on current market conditions, a leveraged buyout of the Company was marginally feasible at a price of $20 per share based on the Company Financial Forecast and at a price of $14 per share based on the Alternative Financial Forecast. Schroders also considered in this analysis the consideration by several financial investors of a leveraged buyout of the Company between July 1996 and the date of its opinion, none of whom subsequently made a proposal to acquire all of the outstanding shares of Common Stock.



     Schroders also analyzed the effect of a share repurchase of up to $85 million of the Common Stock at a share price of up to $16.00, as proposed by the Company in March 1997. Such analysis illustrated that the Common Stock, pro forma for such share repurchase, would need to trade at market multiples of 5.1x, 5.3x and 5.4x LTM EBITDA to yield a total equity value, comprised of the cash received in the repurchase and the trading value of the shares that remain outstanding, of $16, $17 and $18 per share, respectively. These multiples compare to the Company's trading multiple of 4.9x LTM EBITDA as of June 3, 1997 and 4.2x LTM EBITDA assuming an "unaffected" price of $11 per share, adjusted from the June 3, 1997 price to exclude existing takeover premium.



     Pursuant to the terms of Schroders' engagement by the Company, the Company has agreed to pay Schroders for its services in connection with the Merger an aggregate financial advisory fee equal to 1% of the total consideration payable in connection with the Merger, a portion of which is contingent on consummation of the Merger. The Company has also agreed to reimburse Schroders for reasonable out-of-pocket expenses incurred by Schroders in performing its services, including the reasonable fees and expenses of its outside legal counsel, and to indemnify Schroders and related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

     Schroders, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Schroders as one of its financial advisors because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Since 1991, Schroders has also worked with the Company on several corporate transactions for which Schroders received fees. Mr. Kaufthal, Vice Chairman of Schroders, has been a director of the Company since September 1992.


  Opinion of Smith Barney

     Smith Barney was retained by the Company to act as a financial advisor to the Company in connection with the proposed Merger. In connection with such engagement, the Company requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by such holders in the Merger. On May 30, 1997, at a meeting of the Board held to evaluate the proposed Merger, Smith Barney reviewed with the Board the financial analyses performed by Smith Barney in connection with its evaluation of the Merger Consideration and, on June 9, 1997, the date of execution of the Merger Agreement, delivered to the Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated June 9, 1997) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives of Huntsman concerning the business, operations and prospects of the Company. Smith Barney examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data for the Company which were provided to or otherwise discussed with Smith Barney by the management of the Company. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of the Company. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, Smith Barney discussed with the management of the Company, and relied with the consent of the Board on, various operational and financial assumptions as to the future financial performance of the Company. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor did Smith Barney make any physical inspection of the properties or assets of the Company. Although Smith Barney evaluated the Merger Consideration from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between the Company and Huntsman. No other limitations were imposed by the Company on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY, DATED JUNE 9, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE OPINION OF SMITH BARNEY IS DIRECTED TO THE BOARD AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or management of the Company with respect to the Merger Consideration or the proposed Merger.

     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of the Company and 27 selected publicly traded companies in the chemicals industry, consisting of: (i) Commodity Chemicals Companies: Eastman Chemical Company; The Geon Company; Georgia Gulf Corporation; Lyondell Petrochemical Company; Union Carbide Corporation; and Wellman, Inc. (collectively, the "Commodity Chemicals Companies"); (ii) Leveraged Commodity Chemicals Companies: General Chemical Corporation; Millennium Chemicals Inc.; NL Industries, Inc.; Pioneer Companies, Inc.; and Sterling Chemicals Holdings, Inc. (collectively, the "Leveraged Commodity Chemicals Companies"); and (iii) Specialty Plastics Companies:
Atlantis Plastics, Inc.; Bemis Company, Inc.; BPI Packaging Technologies, Inc.; Intertape Polymer Group, Inc.; Liqui-Box Corporation; Sealed Air Corporation; SEDA Specialty Packaging Corp.; The West Company, Incorporated; AEP Industries Inc.; Applied Extrusion Technologies, Inc.; Alltrista Corporation; ARTRA Group Incorporated; AT Plastics Inc.; Blessings Corporation; CLARCOR Inc.; and Tredegar Industries, Inc. (collectively, the "Specialty Plastics Companies"). With respect to the selected companies analyzed, Smith Barney focused primarily on the following Commodity Chemicals Companies and Leveraged Commodity Chemicals Companies, which Smith Barney considered to be most similar to the Company:
Eastman Chemical Company; The Geon Company; Georgia Gulf Corporation; Lyondell Petrochemical Company; Union Carbide Corporation; and Millennium Chemicals Inc. (collectively, the "Selected Companies"). Smith Barney compared market values as multiples of, among other things, latest 12 months net income and estimated calendar year 1997 net income, and adjusted market values (equity market value, plus total debt, less cash and cash equivalents) as multiples of, among other things, latest 12 months EBIT and EBITDA. Net income multiples for the Selected Companies were based on estimates of selected investment banking firms and net income multiples for the Company were based on internal estimates of the management of the Company. All multiples were based on closing stock prices as of May 27, 1997. Applying a range of selected multiples for the Selected Companies of latest 12 months net income, estimated calendar year 1997 net income and latest 12 months EBIT and EBITDA of 12.0x to 23.6x, 10.5x to 13.1x, 10.0x to 14.8x and 6.6x to 8.4x, respectively, to corresponding financial data for the Company resulted in an equity reference range for the Company of approximately $14.70 to $24.04 per share, as compared to the Merger Consideration of $16.00 per share.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction value multiples paid or proposed to be paid in 13 selected transactions in the chemicals industry (acquiror/target), consisting of: (i) transactions involving selected commodity chemicals companies: PetroFina S.A./Fina, Inc.; Agrium Inc./Viridian Inc.; Potash Corporation of Saskatchewan Inc./ Arcadian Corporation; The Unicorn Group, L.L.C. and The Sterling Group, Inc./Sterling Chemicals, Inc.; Investor Group/Texas Petrochemicals Corporation; Crompton & Knowles Corporation/Uniroyal Chemical Corporation; and Amoco Chemical Company/Albemarle Corp. (Alphaolefins) (collectively, the "Commodity Chemicals Transactions"); and (ii) transactions involving selected specialty plastic companies: Tenneco Packaging Inc./Amoco Foam Products Company; AEP Industries Inc./Borden, Inc.-Worldwide Plastics; Southcorp/Park-Ohio Industries,Inc. (Rigid Plastics-Bennet Industries); Schuller Corporation/NRG Barriers Inc.; Tyco International Ltd./Carlisle Plastics, Inc.; and Tenneco Inc./Mobil Corporation (plastics) (collectively, the "Plastics Companies Transactions"). With respect to the selected transactions analyzed, Smith Barney focused primarily on the following transactions, which Smith Barney considered to be most similar to the
Merger: PetroFina S.A./Fina, Inc.; The Unicorn Group, L.L.C. and The Sterling Group, Inc./Sterling Chemicals, Inc.; Investor Group/Texas Petrochemicals Corporation; Crompton & Knowles Corporation/Uniroyal Chemical Corporation; and Amoco Chemical Company/Albemarle Corp. (collectively, the "Selected Transactions"). Smith Barney compared, among other things, implied transaction values as multiples of latest 12 months EBIT and EBITDA. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of selected multiples for the Selected Transactions of latest 12 months EBIT and EBITDA of 9.1x to 13.6x and 5.3x to 6.5x, respectively, to corresponding financial data for the Company resulted in an equity reference range for the Company of approximately $9.35 to $17.85 per share, as compared to the Merger Consideration of $16.00 per share.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of the Company for the six months ended December 31, 1997 through the fiscal year 2003, based on internal estimates of the management of the Company as of May 15, 1997 (which estimates took into account certain cost savings and expansion programs of the Company), both before and after giving effect to certain industry cycles, and based on internal estimates of the management of the Company as of April 28, 1997 (which estimates did not take into account the Company's cost savings and expansion programs). In its analysis of certain industry cycles relative to the Company's May 1997 estimates, Smith Barney applied the cash margins achieved on polyethylene and polypropylene products during the period 1990 through 1996 as reported in industry publications to the Company's expected production capacity for such products, as estimated by the Company's management, for the period 1997 through 2003. The stand-alone discounted cash flow analysis of the Company was determined by (i) adding (x) the present value of projected free cash flows over the seven-year period from 1997 to 2003 and (y) the present value of the Company's estimated terminal value in year 2003 and (ii) subtracting the current net debt of the Company. The range of estimated terminal values for the Company at the end of the seven-year period was calculated by applying terminal value multiples ranging from 5.0x to 6.0x to the Company's normalized EBITDA, representing the Company's average EBITDA over such seven-year period. The cash flows and terminal values of the Company were discounted to present value using discount rates ranging from 14.0% to 16.0%, with particular focus on a discount rate of 15%. Utilizing such terminal values and a discount rate of 15%, this analysis resulted in equity reference ranges for the Company of approximately $22.72 to $27.00 per share based on management's May 1997 estimates, approximately $19.73 to $23.75 per share based on management's

April 1997 estimates, and approximately $13.72 to $17.23 per share based on management's May 1997 estimates after giving effect to certain industry cycles, as compared to the Merger Consideration of $16.00 per share.

     Debt Capacity Analysis. Smith Barney performed an analysis designed to determine the price that could be paid by a financial investor to complete a leveraged buyout (an "LBO") of the Company, based both on latest 12 months EBITDA and on estimated calendar year 1997 EBITDA. For purposes of such analysis, Smith Barney assumed, among other things, that the transaction could be financed using a capital structure consisting of 40% bank debt at an assumed interest rate of 8.5%, 30% subordinated debt at an assumed interest rate of 11.0%, and 30% equity. This analysis resulted in an implied equity valuation for the Company of approximately $12.98 per share based on latest 12 months EBITDA and approximately $20.34 per share based on estimated calendar year 1997 EBITDA.

     Premium Analysis. Smith Barney analyzed the implied premium payable in the Merger and the premiums paid in the following Selected Transactions based on, among other things, stock prices one month prior to announcement of such transactions: PetroFina S.A./Fina, Inc.; Agrium Inc./Viridian Inc.; Potash Corporation of Saskatchewan Inc./Arcadian Corporation; The Unicorn Group, L.L.C. and The Sterling Group, Inc./Sterling Chemicals, Inc.; and Crompton & Knowles Corporation/Uniroyal Chemical Corporation. Applying a range of selected premiums for these Selected Transactions of approximately 34.0% to 53.8% to the closing sale price of Common Stock on June 17, 1996 (one month prior to the date on which Huntsman first contacted the Company as to its intention to acquire the Company) resulted in an implied equity reference range for the Company of approximately $14.07 to $16.15 per share.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interest received from third parties other than Huntsman; (ii) the Company's historical and projected financial results; (iii) the history of trading prices and volume for Common Stock and the relationship between movements of such common stock, movements in the common stock of the Commodity Chemicals Companies and movements in the S&P Industrial 400 Index; and (iv) a comparison of the adjusted market values of the Company and selected publicly traded companies in the commodity chemicals industry as a percentage of the estimated replacement costs of the Company's and such selected companies' assets.

     Pursuant to the terms of Smith Barney's engagement, the Company has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee equal to 1% of the total consideration payable in connection with the Merger. The Company also has agreed to reimburse Smith Barney for reasonable out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its outside legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised the Company that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided certain investment banking services to the Company unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Company, Huntsman and their respective affiliates.

     Smith Barney is an internationally recognized investment banking firm and was selected by the Company based on Smith Barney's experience, expertise and familiarity with the Company and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board with respect to the Merger, stockholders of the Company should be aware that the directors and executive officers of the Company have certain interests in the Merger that may be substantial or in addition to the interests of stockholders of the Company generally. The Board was aware of these interests and considered them, among other factors, in approving the Merger Agreement. These interests are summarized below.


     Interests in Common Stock and Options. As of July 23, 1997, the executive officers and directors of the Company owned an aggregate of 787,307 shares of Common Stock. The aggregate consideration which would be received in the Merger by the executive officers and directors of the Company in respect of such shares would be $12,596,912.



     In addition, as of July 23, 1997, the executive officers and directors of the Company had the right to acquire 595,255 shares of Common Stock upon the exercise of Options granted to such executive officers and directors pursuant to the Option Plans. Pursuant to the Merger Agreement, immediately prior to the Effective Time, (i) each outstanding Option, whether or not then exercisable or vested, will become fully exercisable and vested, (ii) each outstanding Option will be cancelled and (iii) in consideration of such cancellation and in full satisfaction of all rights of the holder thereof, Huntsman will (or will cause Sub to) pay to the holder of each Option, net of applicable withholding taxes, an amount in cash equal to the product of the excess of the Merger Consideration over the exercise price of such Option and the number of shares of Common Stock subject to such Option. The cash which would be received by the executive officers and directors of the Company upon consummation of the Merger pursuant to the foregoing formula would be approximately $4,235,757. See "The Merger Agreement -- Option Plans."


     Termination Agreements. Certain of the executive officers of the Company are parties to termination agreements with the Company entered into in 1996 (the "Termination Agreements"). Each Termination Agreement provides that in the event the executive officer is terminated without cause within three years after a change in control of the Company or if the executive officer voluntarily resigns his employment with the Company because as a condition to continued employment with the Company such executive officer is required to relocate outside the continental United States or within the continental United States without assistance equal to that provided under the Company's standard relocation policy, accept a reduction in base salary or accept a position of lesser responsibility, the Company is obligated to pay to the executive officer, within ten business days after the effective date of such termination, a lump-sum cash severance equal to three times his then-current annual base salary, less $1.00 (the "Termination Payments").


     Consummation of the Merger will result in a change in control of the Company under each of the Termination Agreements. The Merger Agreement provides that, except as may otherwise be agreed in writing by Huntsman and the applicable EMC Member (as defined herein), Huntsman has determined that it will not offer any of the Company's executive officers a position of equal responsibility to such executive officer's position in the Company prior to the Effective Time. Accordingly, as a result of the Merger, pursuant to the Merger Agreement, each of the Company's executive officers (other than Lavon N. Anderson, who will retire on September 1, 1997) would receive the Termination Payments from the Company. The aggregate amount of the Termination Payments that would be received by all of the Company's executive officers upon consummation of the Merger would be $4,611,070.


     Supplemental Retirement Plan. Pursuant to the Rexene Corporation Supplemental Executive Retirement Plan (the "SERP"), the Company's executive officers are entitled to certain supplemental retirement and survivor benefits in addition to the benefits to which such executive officers are entitled under the Company's other retirement plans. The SERP provides that upon a change in control of the Company, the benefits of each participant in the SERP will become 100% vested and funded in a rabbi trust (the "SERP Trust"). Consummation of the Merger will result in a change of control of the Company under the SERP. No participant in the SERP is entitled to receive benefits before his normal retirement date as set forth in the SERP. Pursuant to the Merger Agreement, upon consummation of the Merger, an aggregate amount of additional funds would be required to be contributed by the Company to the SERP Trust to fund the benefits accrued thereunder equal to the lesser of (i) $4,000,000 or (ii) an amount sufficient to purchase annuities for the full accrued benefit of each participant under the SERP.

     Performance Unit Plans. Pursuant to the Rexene Corporation Long-Term Performance Unit Plan, the Rexene Corporation 1996 Performance Unit Plan for Key Employees and the Rexene Corporation 1996 Performance Unit Plan for Executive Officers (the "PUPs"), certain employees of the Company, including the executive officers of the Company, are entitled to receive bonuses based upon the achievement of profitability and return on investment goals set forth in the PUPs. The PUPs provide that upon a change in control of the Company, all performance periods under the PUPs will be terminated and the participants in the PUPs will be entitled to receive payments based upon such shortened performance periods. Consummation of the Merger will result in a change in control of the Company under the PUPs. Accordingly, pursuant to the Merger Agreement, on or prior to the Effective Time, the Company would terminate the PUPs and pay to participants in the PUPs all amounts to which such participants would become entitled on or after the Effective Time, based upon certain assumptions set forth in the Merger Agreement. The maximum aggregate amount which the Company's executive officers would be paid at the Effective Time pursuant to the PUPs is estimated to be approximately $1,773,000 (assuming the Effective Time were to occur in September 1997).

     Annual Incentive Plan. Pursuant to the Company's Key Employees Annual Incentive Plan and Executive Management Committee Annual Incentive Plan (the "Annual Incentive Plans"), certain employees of the Company, including the executive officers of the Company, are entitled to bonus compensation based upon the achievement of personal performance goals established for each participant at the beginning of the applicable year. Pursuant to the Merger Agreement, on or prior to the Effective Time the Company would terminate the Annual Incentive Plans and pay to participants in the Annual Incentive Plans all amounts determined in accordance with the terms of such plans to be payable for the portion of the Company's fiscal year completed through the Effective Time. The maximum aggregate amount which the Company's executive officers would be paid at the Effective Time pursuant to the Annual Incentive Plans is estimated to be approximately $493,000 (assuming the Effective Time were to occur in September
1997).

     Certain Trust Arrangements. The Merger Agreement provides that all amounts due to each executive officer of the Company at the Effective Time under the Termination Agreements, the PUPs, the Annual Incentive Plans (to the extent not previously paid), in respect of the Options held by such officer and in respect of unused vacation time for 1997 will, immediately prior to the Effective Time, be wire-transferred by the Company to a rabbi trust (the "Trust"). On the day following the Effective Time, the Trust will wire-transfer to such executive officer all amounts received by the Trust with respect to such executive officer.

     Indemnification and Insurance. The Merger Agreement provides for certain arrangements with respect to the ongoing obligations of Huntsman to indemnify, and maintain insurance on behalf of, the directors and executive officers of the Company in respect of certain liabilities. See "The Merger Agreement -- Certain Covenants -- Directors' and Officers' Insurance and Indemnification."


     Investment Banking Fees. Mr. Kaufthal, a director of the Company, is Vice Chairman of Schroders, one of the Company's financial advisors in connection with the Merger. Schroders will receive a fee from the Company upon consummation of the Merger. See "The Merger -- Opinions of the Company's Financial
Advisors -- Opinion of Schroders."



     Employment Arrangements. Subsequent to the execution of the Merger Agreement, Huntsman offered to enter into an agreement with Mr. Smith to serve as Vice Chairman of the Surviving Corporation for a term of three years following the Effective Time, contingent upon Mr. Smith waving certain terms of his Termination Agreement, including his right to receive the Termination Payment described under "-- Termination Agreements" upon consummation of the Merger. Huntsman's proposal provides for, among other things, an aggregate annual salary and director fees of $550,000 and benefits comparable to those made available to other senior officers of the Surviving Corporation. Mr. Smith has not responded to Huntsman's proposal and there can be no assurance that Mr. Smith will ultimately accept employment with the Surviving Corporation.

     Huntsman also has indicated to certain additional officers of the Company that it is interested in having such officers continue their employment with the Surviving Corporation after the Merger. No details of these arrangements have been finalized and there can be no assurance that any of such officers will ultimately accept employment with the Surviving Corporation.


FINANCING THE MERGER

     The total amount (the "Required Funding") required to pay the Merger Consideration to the Company's stockholders, refinance the Company's existing bank debt, and pay estimated fees, expenses and other transaction costs of Huntsman and Sub in connection with the Merger will be approximately $468 million. Sub will obtain such amount from Huntsman in the form of equity and debt investments by Huntsman in Sub. Huntsman intends to borrow such amounts under its existing credit facilities.

     Such credit facilities consist of (i) a $950 million revolving loan facility (the "Revolving Loan Facility") pursuant to a $1.725 billion Credit Agreement with a group of lenders for which Bankers Trust Company acts as Administrative Agent, dated as of January 29, 1996, as amended (the "Credit Agreement") and (ii) a $200 million term loan facility (the "Term B Loan") pursuant to a $450 million Term Loan Agreement with a group of lenders for which Bankers Trust Company acts as Agent, dated as of October 23, 1996, as amended (the "Term Loan Agreement").

     As of July 10, 1997 (i) no amounts had yet been borrowed under the Term B Loan, leaving $200 million which Huntsman expects to fully borrow at the Effective Time in connection with the Required Funding and (ii) there was approximately $260 million utilized under the Revolving Loan Facility, leaving approximately $690 million of availability thereunder as of such date, a portion of which Huntsman expects to use to finance the balance of the Required Funding.

     Funds available under the Revolving Loan Facility and the Term B Loan will be used to provide the Required Funding. The availability of loan proceeds under the Revolving Loan Facility is subject to certain customary borrowing conditions as set forth in the Credit Agreement, including the absence of any default and the continued accuracy, in all material respects, of the representations and warranties of Huntsman contained therein. The availability of loan proceeds under the Term B Loan is subject to certain customary borrowing conditions as set forth in the Term Loan Agreement, including the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock and the execution and delivery of certain collateral security documentation. If holders of any of the Senior Notes (as defined herein) exercise their put rights upon a change in control of the Company, there will be sufficient availability under the Revolving Loan Facility for Huntsman to provide the Company with the funds necessary to acquire the Senior Notes.

     The Credit Agreement and Term Loan Agreement loans bear interest at either the prime rate plus a margin or at a Eurodollar rate plus a margin. The margin changes quarterly, based upon Huntsman's total debt to EBITDA ratio, within ranges of (1) 0% to 0.5% for Credit Agreement prime rate loans, (2) 0.5% to 1.75% for Credit Agreement Eurodollar rate loans, (3) 0.5% to 0.75% for Term B Loan prime rate loans, and (4) 1.75% to 2.25% for Term B Loan Eurodollar loans. Loans under both the Credit Agreement and the Term Loan Agreement are secured by substantially all of the assets of Huntsman and its principal domestic subsidiaries and are guaranteed by such subsidiaries. Subject to the limitations of the indenture entered into in connection with the Senior Notes and pursuant to certain contracts, both the Credit Agreement and Term Loan Agreement require that substantially all of the assets of the Company be pledged to secure Huntsman's obligations under such facilities following the Merger and that the Company guarantee such obligations.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Huntsman as a "purchase" in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Huntsman in connection with the Merger will be allocated to the Company's assets and liabilities based upon their fair values, with any excess being treated as goodwill. The assets and liabilities and results of operations of the Company will be consolidated into the assets and liabilities and results of operations of Huntsman subsequent to the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion describes certain United States federal income tax consequences relevant to the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the adjusted tax basis of his or her Common Stock and the amount of cash received in exchange therefor in the Merger. Such gain or loss will be capital gain or loss if the Common Stock is a capital asset in the hands of the stockholder and will be long-term gain or loss if the holding period for the Common Stock is more than one year at the Effective Time.

     Congress is currently considering proposed legislation that, if enacted, would reduce the maximum rate of tax on net capital gains for individuals from 28% to 20% for capital assets sold or exchanged on or after May 7, 1997. There can be no assurance, however, that any legislation will be enacted that would reduce the effective tax rate on capital gains or, even if enacted, would be applicable to the Merger.

     The receipt of cash by a stockholder of the Company pursuant to the Merger may be subject to backup withholding at the rate of 31% unless the stockholder
(i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the stockholder subject to the withholding.

     The foregoing discussion does not address all aspects of federal income taxation that may be relevant to a stockholder and may not apply to stockholders
(i) who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company or (ii) who are not citizens or residents of the United States or (iii) who perfect their Appraisal Rights or (iv) who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities).

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS.

REGULATORY APPROVALS

     The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the requisite waiting period expires or terminates. The Company and Huntsman made all filings required by the Antitrust Division and the FTC on June 13, 1997, commencing a thirty-day waiting period. The FTC granted early termination of the statutory waiting period effective July 3, 1997. Although the waiting period has expired under the HSR Act pursuant to early termination, at any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger.

EFFECT OF MERGER ON SENIOR NOTES

     The Company currently has outstanding $175 million aggregate principal amount of its 11 3/4% Senior Notes due 2004 (the "Senior Notes"). The Senior Notes were issued under an Indenture, dated as of November 29, 1994 (the "Senior Notes Indenture"), between the Company and Bank One, Texas, N.A., as trustee. Pursuant to the Senior Notes Indenture, the Company is not permitted to consolidate or merge with or into another person (whether or not the Company is the surviving corporation) unless certain financial tests are met. Upon consummation of the Merger, the Company will meet such financial tests and, accordingly, is permitted to consummate the Merger pursuant to the terms of the Senior Notes Indenture.

     In addition, the Senior Notes Indenture provides that, in the event of a "Change of Control" (as defined in the Senior Notes Indenture), each holder of Senior Notes will have the right to require the Company to purchase all or any part of such holder's Senior Notes at a cash purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. Consummation of the Merger will result in a "Change of Control" within the meaning of the Senior Notes Indenture. Accordingly, holders of Senior Notes will be entitled to exercise such repurchase rights following consummation of the Merger.

CERTAIN CONSEQUENCES OF THE MERGER

     As a result of the Merger, Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Huntsman. Following consummation of the Merger, the Common Stock will be delisted from the NYSE, deregistered under the Exchange Act and will no longer be publicly traded.

     Since the Senior Notes are registered under the Exchange Act and listed on the NYSE, the Company will continue to be subject to the informational requirements of the Exchange Act following the consummation of the Merger so long as the Senior Notes remain outstanding.

APPRAISAL RIGHTS

     Under the DGCL, any stockholder who does not wish to accept $16.00 per share for his or her shares of Common Stock as provided in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for the shares of Common Stock, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

     Holders of record of Common Stock who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under Section 262 of the DGCL, holders of shares of Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

     This Proxy Statement constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex D carefully, because failure timely and properly to comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

     A holder of Appraisal Shares wishing to exercise such holder's appraisal rights (a) must not vote in favor of the Merger Agreement and (b) must deliver to the Company prior to the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's Appraisal Shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. This demand must reasonably inform the Company of the identity of the stockholder and of the stockholder's intent thereby to demand appraisal of his or her shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold such Appraisal Shares until the consummation of the Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares.

     Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares in brokerage accounts or other nominee forms and those who wish to exercise Appraisal Rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO REXENE CORPORATION AT 5005 LBJ FREEWAY, DALLAS, TEXAS 75244, ATTENTION: SECRETARY.

     Within ten days after the consummation of the Merger, the Company will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the Merger Agreement of the date the Merger became effective.

     Within 120 days after the consummation of the Merger, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Appraisal Shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262 of the DGCL.

     Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Appraisal Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within ten days after a written request therefor has been received by the Company.

     If a petition for an appraisal is filed timely, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

     If any stockholder who properly demands appraisal of his or her Appraisal Shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to the Company a written withdrawal of his or her demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of the Company.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO HIS OR HER APPRAISAL SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT).

CERTAIN LEGAL MATTERS

     On July 23, 1996, the Company was served with a purported stockholder class-action lawsuit as filed in the Chancery Court of the State of Delaware in and for New Castle County (the "Chancery Court"), arising from the Company's rejection of Huntsman's unsolicited offer to purchase all of the issued and outstanding shares of Common Stock for $14.00 per share. The lawsuit names the Company and each of its directors as defendants. The complaint alleges that the defendant directors breached their fiduciary duty to stockholders by refusing to attempt in good faith to maximize stockholders' value in the sale of the Company and engaging in a plan to thwart and reject offers from third parties, including Huntsman, in order to entrench management. Plaintiff seeks certification of the lawsuit as a class action, an order requiring defendants to take various actions including exposing the Company to the marketplace in an effort to create an auction of the Company and an unspecified amount of damages. The Company is also aware of two other similar lawsuits that are also pending in the Chancery Court. The Company believes that these lawsuits are without merit and intends to contest them vigorously.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain material provisions of the Merger Agreement which is attached as Annex A to this Proxy Statement and incorporated herein by reference. Such summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All capitalized terms used herein and not defined are used as defined in the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully and in its entirety.

THE MERGER

     In General. The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into the Company, the separate existence of Sub will cease and the Company will be the Surviving Corporation. Following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Huntsman. As a result of the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Sub will vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Sub will become the obligations, duties, debts and liabilities of the Surviving Corporation.

     Conversion of Securities. At the Effective Time, (a) each outstanding share of Common Stock (other than shares held by the Company or any direct or indirect wholly owned subsidiary of the Company, shares held by Huntsman or any direct or indirect wholly owned subsidiary of Huntsman and shares held by the stockholders, if any, who properly exercised their appraisal rights under Delaware law), will be converted into the Merger Consideration, which is the right to receive $16.00 per share, in cash, without interest and (b) each outstanding share of common stock of Sub will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation. The shares of Common Stock will no longer be listed or traded on the NYSE and the registration of the Common Stock under the Exchange Act will be terminated. See "The Merger -- Certain Consequences of the Merger."

     Shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL will not be converted into the Merger Consideration, unless and until such holder fails to perfect his right to appraisal and payment under the DGCL, whereupon such shares shall be treated as if they had been converted as of the Effective Time into the Merger Consideration.

     Effective Time. The Merger Agreement provides that, on or as promptly as practicable following the satisfaction or waiver of all of the conditions to the Merger, the parties will file a Certificate of Merger with the Secretary of State of the State of Delaware, and the Merger will become effective upon such filing or at such other time as is specified in the Certificate of Merger.

     Exchange of Certificates. As promptly as practicable after the Effective Time, a paying agent designated by Huntsman (the "Paying Agent") will mail to each holder of a certificate which immediately prior to the Effective Time represented shares of Common Stock (a "Certificate") a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate will receive the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. After the Effective Time, holders of Certificates will have no right to vote or to receive any dividends or other distributions with respect to any shares of Common Stock, other than any distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights other than as provided in the Merger Agreement or by applicable law. Any cash that has been made available to the Paying Agent and that has not been disbursed to holders of Certificates 180 days after the Effective Time will be delivered to the Surviving Corporation, upon demand, and thereafter any stockholders who have not complied with the provisions of the Merger Agreement and the instructions set forth in the letter of transmittal shall look only to the Surviving Corporation for payment of the Merger Consideration. Until surrendered, each Certificate will represent only the right to receive the Merger Consideration with respect to the number of shares of Common Stock evidenced by such Certificate, without any interest thereon. The Paying Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as may be required under the Code. Such withheld amounts shall be treated as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Paying Agent.

     STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

OPTION PLANS

     Immediately prior to the Effective Time, (i) all Options outstanding under any of the Company's 1988 Stock Incentive Plan, 1993 Non-Qualified Stock Option Plan, 1994 Long-Term Incentive Plan, Nonqualified Stock Option Plan For Outside Directors or 1995 Stock Option Plan for Outside Directors (together, the "Option Plans"), will become fully exercisable and vested, (ii) each Option will be cancelled and (iii) in consideration of such cancellation and in full satisfaction of all rights of the holder thereof, and subject to certain payments to senior management, Huntsman will (or will cause Sub to) pay at the Effective Time to the holder of each Option, net of applicable withholding taxes, an amount in cash equal to the product of (A) the excess of the Merger Consideration over the exercise price of such Option and (B) the number of shares subject to such Option.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company, subject to certain exceptions, regarding the Company and its Subsidiaries as to, among other things: (i) due organization, existence, good standing, corporate power and authority, and qualifications or licensing to do business; (ii) capitalization, including the number of shares of Common Stock and Preferred Stock outstanding, the number of shares issuable upon the exercise of Options, and obligations to issue, transfer, sell or vote in any particular manner any equity or debt instrument; (iii) the authorization, execution, and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iv) the absence of consents and approvals necessary for consummation of the Merger, and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provisions of the Merger Agreement; (v) compliance with the Securities Act and the Exchange Act in connection with the Company SEC Documents; (vi) the financial statements included in the Company SEC Documents; (vii) the absence of certain changes which would constitute a Material Adverse Effect, and the Company's and its Subsidiaries' compliance with its ordinary course of business consistent with past practice; (viii) the absence of undisclosed liabilities; (ix) compliance of the Proxy Statement with the applicable provisions of the Exchange Act; (x) certain employee benefit plan and ERISA matters; (xi) the absence of pending litigation or violation of any law which is reasonably likely to have a Material Adverse Effect; (xii) certain intellectual property matters; (xiii) the absence of default in respect of any Material Company Agreement which would have a Material Adverse Effect; (xiv) certain tax matters; (xv) certain environmental matters; (xvi) the conduct of business by the Company and its Subsidiaries in accordance with charter documents, Material Company Agreements and applicable laws; (xvii) opinions of financial advisors; (xviii) the absence of certain claims of brokers; (xix) certain matters related to property; (xx) certain determinations and recommendations by the Board and the non-applicability of State Takeover Laws and the Rights Agreement; and (xxi) certain labor matters.

     The Merger Agreement also contains various representations and warranties of Huntsman and Sub, subject to certain exceptions, with respect to Huntsman and Sub as to, among other things: (i) their due organization, existence, good standing, and corporate power and authority to do business; (ii) the authorization, execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iii) the absence of consents and approvals necessary for consummation of the Merger, and the absence of any violations of charter documents or applicable law which would result from compliance with any provisions of the Merger Agreement; (iv) the veracity of information provided for inclusion in the Proxy Statement; and (v) the receipt of written commitments from financial institutions with respect to the financing necessary to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement.

CERTAIN COVENANTS

     Interim Operations. In the Merger Agreement, the Company has agreed that, prior to the Effective Time, it will comply with certain covenants regarding, inter alia, the conduct of the business of the Company and its Subsidiaries. Among other things, the Company has agreed that, except as contemplated by the Merger Agreement, the Company's capital expenditure program (the "CAPEX Program"), or as approved in writing by Huntsman, the Company and its Subsidiaries will each conduct its business only in the ordinary course consistent with past practice and will use reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and the Company will use its reasonable efforts to cause the Company's executive management committee members (the "EMC Members") to continue to perform their duties for the Company.

     The Company has also agreed that, except as contemplated by the Merger Agreement, the CAPEX Program, or as approved in writing by Huntsman (such approval, except where noted, not to be unreasonably withheld), neither the Company nor any of its Subsidiaries will: (a) directly or indirectly, split, combine or reclassify the outstanding Common Stock or any outstanding capital stock of any Subsidiaries; (b)(i) amend its certificate of incorporation or by-laws; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, other than regular quarterly cash dividends by the Company not in excess of $.04 per Share; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into, or rights of any kind to acquire, any shares of capital stock;
(iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (c) except as required by law or as provided in the Merger Agreement: (i) grant any increase in the compensation payable by the Company or any Subsidiary to any of their executive officers, key employees or directors or (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (ii) enter into or amend any employment or severance agreement with or, except in accordance with written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any Subsidiary (with certain exceptions for Non-Key Employees limited by specified dollar amounts); (d) modify or terminate any of the Material Company Agreements or waive or assign any material rights or claims thereunder, with certain ordinary course exceptions; (e) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Huntsman, unless equivalent replacement policies are put in place; (f) (i) incur or assume any indebtedness or enter into any arrangements with similar economic effects, except pursuant to the Existing Credit Facilities; (ii) assume, guarantee or otherwise become liable for the obligations of any other person; (iii) make any loans or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries or customary loans or advances to employees in accordance with past practice); or (iv) enter into any material commitment or transaction, with certain ordinary course exceptions; (g) settle or compromise any claim or obligation described in a Commission filing or pay, discharge or satisfy any claims or obligations other than (x) to the extent reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid (with certain specified exceptions), it being agreed that the Company and its Subsidiaries shall not settle or compromise any claim or litigation brought by any stockholder of the Company making such claim or bringing such litigation as such a stockholder, either individually or on behalf of any class, without the written consent of Huntsman; (h) adopt a plan of liquidation, dissolution, merger or other reorganization (other than the Merger); (i) change any method, principle or practice of accounting except as required by GAAP; (j) take, or agree to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate at, or as of any time prior to, the Effective Time; (k) (i) fail to use reasonable efforts to maintain its rights in all of the Intellectual Property owned by the Company or its Subsidiaries that is material to the consolidated business and operations thereof and use reasonable efforts not to permit any of such Intellectual Property to lapse, expire or go abandoned; (ii) fail to diligently and responsively prosecute all applications for patents or registrations; and (iii) allow any rights with respect to material trademarks, inventions or discoveries to go abandoned; (l) voluntarily make any material change in any Tax accounting method, waive or consent to the extension of any statute of limitations with respect to material Taxes, or consent to any material assessment or settlement of any judicial proceeding affecting any material amount of Taxes; (m) fail to take all reasonable steps in defense of any publicly disclosable claim in any proceedings before any Governmental Entity; (n) modify any of the following documents with respect to Orrex Plastics Company LLC, a company of which the Company owns 50% ("Orrex"): (i) Joint Venture Agreement dated April 29, 1997 for the establishment of Orrex, (ii) First Amendment to Joint Venture Agreement, dated May 12, 1997, (iii) Certificate of Organization of Orrex, (iv) Articles of Organization of Orrex, and (v) Regulations for Orrex; and (o) enter into an agreement or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     No Solicitation. Under the Merger Agreement, the Company has agreed that neither it nor its Subsidiaries or Affiliates will (and the Company will use its best efforts to cause its Representatives not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Huntsman, its Affiliates or Representatives) concerning any merger, consolidation, tender offer, exchange offer, sale of a material portion or product line of the assets and business of the Rexene Products Division and/or the CT Film Division (whether in one or more transactions), sale of shares of capital stock or debt securities, restructuring, recapitalization, or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (whether in one or more transactions) (an "Acquisition Proposal"). The Company further agreed that it would, and would cause its Representatives to, immediately cease any activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. The Merger Agreement provides that, notwithstanding the foregoing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group (a "Third Party Bidder") pursuant to appropriate confidentiality agreements, and may, subject to an obligation to notify Huntsman thereof and of the material terms of any Third Party Bidder Acquisition Proposal, including a copy thereof, negotiate and participate in discussions and negotiations with such a Third Party Bidder concerning a Superior Proposal (i) if such Third Party Bidder without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or its Representatives, has submitted a bona fide written proposal to the Board relating to any such transaction, (ii) if, in the opinion of the Board, after receipt of advice from independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would result in a breach of their fiduciary duties to the Company's stockholders under applicable law and (iii) if such Third Party Bidder executes a confidentiality agreement in reasonably customary form; in such case, nothing shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors with the advice of independent legal counsel, may be required under applicable law. Pursuant to the Merger Agreement, Huntsman will have the right to revise the terms of the Merger Agreement such that the Merger Agreement contains terms which are identical in all material respects to those of a Superior Proposal (defined below), and, in such event, Huntsman and the Company will so amend the Merger Agreement and, subject to the terms and conditions of the Merger Agreement as so amended, consummate the transactions contemplated thereby. In the Merger Agreement, the term "Superior Proposal" means any Acquisition Proposal which a majority of the members of the Company's Board of Directors determines, in good faith and after receipt of the advice of outside financial advisors, (i) is more favorable to the holders of Common Stock than the transactions contemplated by the Merger Agreement and (ii) is not subject to any financing condition.

     Access to Information. Under the Merger Agreement, prior to the Effective Time the Company will (and will cause each of its Subsidiaries to) afford to Huntsman and its representatives reasonable access to the EMC Members and to all of the Company's and its Subsidiaries' books and records and, during such period, furnish promptly to Huntsman (i) a copy of each report and other document filed or received by it during such period pursuant to the federal securities laws and (ii) such other information as Huntsman may reasonably request. The Merger Agreement provides that, notwithstanding any of the foregoing, prior to the Effective Time no access to or disclosure of technical information relating to the FPO plant or processes will be given to Huntsman or its Affiliates.

     Further Action. Each of the parties to the Merger Agreement agreed to use its reasonable best efforts to take all action and to do all things necessary under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing, Huntsman and the Company agreed to take or cause to be taken the following actions: (i) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger; (ii) without in any way limiting the immediately preceding clause (i), file any Notification and Report Form and related material required under the HSR Act as soon as practicable, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) the proffer by Huntsman of its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or Huntsman or either's respective Subsidiaries, (B) terminate such existing relationships and contractual rights and obligations (other than a termination that would result in a breach of a contractual obligation to a third party) and (C) amend or terminate such existing licenses or other intellectual property agreements (other than a termination that would result in a breach of a license or intellectual property agreement with a third party) and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Government Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses (A), (B) or (C) if such action is necessary or reasonably advisable; and (iv) Huntsman will take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Merger in accordance with the terms of the Merger Agreement unlawful or that would prevent or delay consummation of the Merger or the other transactions contemplated by the Merger Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) hereinabove) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by the Merger Agreement. The Company and Huntsman filed their respective Notification and Report Forms and related materials required under the HSR Act on June 13, 1997, commencing a thirty-day waiting period under the HSR Act. The FTC granted early termination of the statutory waiting period effective July 3, 1997. See "The Merger -- Regulatory Approvals."

     Employee Benefits. Pursuant to the Merger Agreement, on and after the Effective Time, generally Huntsman will, and will cause its Affiliates to, provide on an uninterrupted basis employee benefits for non-bargaining unit employees of the Company as of the Effective Time (the "Company Employees") that are, in the aggregate for each such employee, no less favorable than (i) the employee benefits they were provided immediately prior to the Effective Time or, at Huntsman's option, (ii) in the case of employees of the Company's Rexene Products Division and non-Division Company Employees, the employee benefits provided to similarly situated employees of Huntsman and its Affiliates (including Huntsman Packaging Corporation), and, in the case of employees of the Company's CT Films Division, the employee benefits provided to similarly situated employees of Huntsman Packaging Corporation.

     Rights Plan. Pursuant to the Merger Agreement, the Company agreed to enter into an amendment to the Rights Agreement, dated as of January 26, 1993, as amended, between the Company and American Stock Transfer & Trust Company (the "Rights Agreement") providing that, conditioned upon and effective immediately prior to the Merger, the Rights will terminate and be cancelled without the payment of any consideration therefor. The Company agreed that it will not amend the term "Acquiring Person" as such term is defined in the Rights Agreement.

     Notification of Certain Matters. The Company will give prompt notice to Huntsman and Huntsman will give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Huntsman or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement and (iii) the commencement or, to the best of their knowledge, the threat, of any action, suit, claim, investigation or proceeding which relates to the Merger Agreement or the transactions contemplated thereby.

     Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that, following the Effective Time, Huntsman will (or will cause the Company and its subsidiaries to) indemnify each person who is as of the date of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, an employee, agent, director or officer of the Company or any of its subsidiaries to the same extent and in the same manner as is now provided in the respective certificates of incorporation or by-laws of the Company and such subsidiaries or otherwise in effect on the date of the Merger Agreement, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, including, without limitation, matters arising out of or pertaining to the Merger or the Merger Agreement.

     In addition, the Merger Agreement provides that Huntsman will, or will cause the Company to, maintain in effect for not less than four years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its subsidiaries on the date of the Merger Agreement (and having the same coverage and containing terms and conditions that are no less advantageous to the persons currently covered by such policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period would exceed 200% of the premiums paid by the Company and its subsidiaries for such insurance for the 12 calendar months immediately preceding the date of the Merger Agreement, then Huntsman will cause the Company to provide the maximum coverage then available at an annual premium equal to 200% of the aggregate premiums paid during such 12 month period.

     Treatment of Public Indebtedness. Under the Merger Agreement, the Company will cooperate with Huntsman in connection with (i) complying with the applicable provisions of the Indenture, which require the Company to deliver certain notices, legal opinions and other documents to the Indenture Trustee and holders of the Company's outstanding public debt in connection with the Merger, and (ii) conferring with the Indenture Trustee concerning such matters as Huntsman shall specify.

     Existing Credit Documents. Pursuant to the Merger Agreement, the Company will use reasonable efforts to (i) assist Huntsman to negotiate, and (ii) to enter into, an arrangement with The Bank of Nova Scotia and the other lenders party to the Credit Agreement, dated as of May 8, 1997, and with the financial institutions and other parties to the Participation and Credit Agreement dated as of May 8, 1997, which arrangements will permit the Company to terminate, on and as of the Closing Date, such agreements and all related loan and lease documentation (collectively, the "Existing Credit Documents"), upon payment in full of all obligations of the Company thereunder, without any requirement that the Company deliver irrevocable prior notices of termination under the Existing Credit Documents or to make any payment with respect to the Existing Credit Documents except upon the occurrence of the Merger.

     Huntsman Undertaking. Huntsman agreed in the Merger Agreement that it will be responsible for and will cause Sub to perform all of its obligations under the Merger Agreement in a timely manner.

CONDITIONS TO THE MERGER

     The respective obligations of the Company, Huntsman and Sub to consummate the Merger are subject to the following conditions: (a) the Merger Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL; (b) no Governmental Entity shall have issued any order, and there shall not be any statute, rule, decree or regulation restraining, prohibiting or making illegal the consummation of the Merger; and (c) any waiting period applicable under the HSR Act shall have expired or been terminated.

     The obligation of the Company to effect the Merger is also subject to the following conditions: (a) the representations and warranties of Huntsman and Sub contained in the Merger Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time; and (b) each of Huntsman and Sub shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms thereof.

     The obligations of Huntsman and Sub to effect the Merger are also subject to the following conditions: (a) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time; (b) the Company shall have performed in all material respects each of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms thereof; and (c) since March 31, 1997, the Company and its Subsidiaries, taken as a whole, shall not have experienced events, changes or effects, the effect of which, on an overall basis, would have, or, in the written opinion of an independent investment banking firm of national stature, would be likely to have, a Material Adverse Effect, other than resulting from any matter disclosed in the Company SEC Documents filed prior to June 9, 1997 or previously disclosed in writing to Huntsman.

TERMINATION OF THE MERGER AGREEMENT

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof: (a) by the mutual consent of Huntsman and the Company; (b) by either the Company or
Huntsman: (i) if the Merger has not been consummated on or prior to October 31, 1997; except that no party may terminate the Merger Agreement for this reason if such party's failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur by such date; or (ii) if the stockholders of the Company fail to approve and adopt the Merger Agreement at the Special Meeting (including any postponement or adjournment thereof); or (iii) if any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action, in each case permanently restraining or enjoining the consummation of the transactions contemplated by the Merger Agreement and such statute, order, decree, regulation or other action shall have become final and non-appealable; (c) by the Board:
(i) if the Board shall have (x) withdrawn, or modified or changed in a manner adverse to Huntsman or Sub, its approval or recommendation of the Merger Agreement in order to approve and permit the Company to execute a definitive agreement relating to an Acquisition Proposal which is a Superior Proposal, and
(y) determined in good faith, after receipt of advice from independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (x) would result in a breach of the Board's fiduciary duties under applicable law; except that the Company shall have given Huntsman three days' written notice of any such termination and prior to such termination the Company shall have paid Huntsman a fee as described below under "--Fees and Expenses"; or (ii) if Huntsman or Sub materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect, except that if any such breach is curable through the exercise of the breaching party's reasonable best efforts and for so long as such breaching party is attempting to cure the breach for a period not to exceed 20 days, the Company may not terminate the Merger Agreement because of such breach; (d) by the Board of Directors of Huntsman: (i) if the Company materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect, except that if any such breach is curable through the exercise of the Company's reasonable best efforts and for so long as the Company is attempting to cure the breach for a period not to exceed 20 days, the Board of Directors of Huntsman may not terminate the Merger Agreement because of such breach; or (ii) if (A) the Board shall have withdrawn, or modified or changed in a manner adverse to Huntsman or Sub its approval or recommendation of the Merger Agreement or shall have recommended a Superior Proposal, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for an Acquisition Proposal or other business combination with a Person other than Huntsman, Sub or their Affiliates (or the Board resolves to do any of the foregoing), or (B) any Person or "group" (as that term is defined in
Section 13(d)(3) of the Exchange Act), other than Huntsman or its Affiliates or any group of which any of them is a member, shall have filed a statement on
Schedule 13D (or an amendment thereto) disclosing beneficial ownership (determined pursuant to rule 13d-3 promulgated under the Exchange Act) of more than 15% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise.

     Effect of Termination. In the event the Merger Agreement is terminated as provided above, written notice thereof will immediately be given to the other parties specifying the provision of the Merger Agreement under which such termination is made, and the Merger Agreement will immediately terminate and there will be no liability on the part of Huntsman, Sub or the Company or their respective directors or officers. Without limiting the above, Huntsman, Sub and the Company expressly agreed that the sole remedy for any breach of the Merger Agreement shall be the termination rights described above in the section "- Termination" and any fee described below under "Fees and Expenses", and that in the event of any such breach, the breaching party will have no liability whatsoever (including, without limitation, liability for actual, direct, indirect, consequential (including lost profits), punitive, exemplary or special damages), other than the obligation to pay any fee required to be paid pursuant to the Merger Agreement. In the Merger Agreement, the parties agreed that any such fee constitutes liquidated damages and not a penalty. No party will be obligated to pay more than one such fee, but if two fees under differing provisions of the Merger Agreement would otherwise be payable by a party (at the same time or at different times) then such party shall be obligated to pay the highest fee payable. The parties to the Merger Agreement agreed that they are relinquishing any rights they may otherwise have to specific performance of the transactions therein contemplated.

FEES AND EXPENSES

     Except as otherwise contemplated by the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses.

     If the Merger Agreement is terminated (A) by the Company because the Board shall have (x) withdrawn, or modified or changed in a manner adverse to Huntsman or Sub, its approval or recommendation of the Merger Agreement in order to approve and permit the Company to execute a definitive agreement relating to an Acquisition Proposal which is a Superior Proposal, and (y) determined in good faith, after receipt of advice from independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (x) would result in a breach of the Board's fiduciary duties under applicable law, or (B) by Huntsman because the Board shall have withdrawn, or modified or changed in a manner adverse to Huntsman or Sub its approval or recommendation of the Merger Agreement or shall have recommended a Superior Proposal, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for an Acquisition Proposal or other business combination with a Person other than Huntsman, Sub or their Affiliates (or the Board resolves to do any of the foregoing), the Company will immediately pay to Huntsman an amount equal to the product of (x) 50c and (y) the number of outstanding shares of Common Stock as of the date of the Merger Agreement. If the Merger Agreement is terminated by Huntsman because the Company materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect, the Company will immediately pay to Huntsman $15 million, unless such termination is due to a breach of the Company's representations and warranties that relates to an event which occurs or arises after the date of the Merger Agreement and (x) does not relate to an event which occurred or arose on or prior to the date of the Merger Agreement and (y) was not caused, directly or indirectly, by the action or inaction of the Company or any of its Affiliates.

     If the Merger Agreement is terminated: (i) by either the Company or Huntsman because the stockholders of the Company fail to approve and adopt the Merger Agreement at the Special Meeting (including any postponement or adjournment thereof); (ii) by either the Company or Huntsman because the Merger has not been consummated on or prior to October 31, 1997 and the Special Meeting has not been held or has been postponed or adjourned until after October 31, 1997 (so long as the failure to hold the meeting, or such postponement or adjournment of the meeting, is not due to Huntsman's breach of its covenants or representations and warranties set forth in the Merger Agreement); or (iii) by Huntsman because any Person or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than Huntsman or its Affiliates or any group of which any of them is a member, shall have filed a statement on Schedule 13D (or an amendment thereto) disclosing beneficial ownership (determined pursuant to rule 13d-3 promulgated under the Exchange Act) of more than 15% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, and within nine months of such termination set forth in the preceding clauses (i), (ii), or (iii), a Person, other than Huntsman or any of its Affiliates: (I) shall acquire or beneficially own a majority of the then outstanding shares of Common Stock; (II) shall enter into a definitive agreement with the Company or any of its Affiliates with respect to an Acquisition Proposal; or (III) shall consummate an Acquisition Proposal with the Company or any of its Affiliates, then the Company will pay to Huntsman in immediately available funds an amount equal to the product of (x) 50c and (y) the number of outstanding shares of Common Stock as of the date of the Merger Agreement. For purposes of clauses (c)(II) and (c)(III) above, the term "Acquisition Proposal" does not include a sale of assets (in one or more transactions) constituting less than a majority of the consolidated gross asset value of the Company and its Subsidiaries (a "Minority Asset Sale"), unless such a Minority Asset Sale constitutes a sale of all or substantially all of the assets of the Rexene Products Division or the CT Film Division, in which event such a Minority Asset Sale of all or substantially all of the assets of either such division shall constitute an Acquisition Proposal for purposes of clauses
(c)(II) and (c)(III).

     If the Merger Agreement is terminated by the Company because Huntsman or Sub materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect, then Huntsman will immediately pay to the Company $15 million, unless such termination is due to a breach of Huntsman's representations and warranties that relates to an event which occurs or arises after the date of the Merger Agreement and (x) does not relate to an event which occurred or arose on or prior to the date of the Merger Agreement and (y) was not caused, directly or indirectly, by the action or inaction of Huntsman or any of its Affiliates. If the Merger Agreement is terminated by the Company because the Merger has not been consummated on or prior to October 31, 1997, and as of the date of such termination all of the conditions to Huntsman's obligation to consummate the Merger set forth in the Merger Agreement shall have been fulfilled, then Huntsman will immediately pay to the Company $15 million.

AMENDMENT; WAIVER

     The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment will be made without the approval of such stockholders if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of the Merger Agreement if such alteration or change would materially adversely affect the rights of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document, certificate or writing delivered pursuant thereto or (iii) waive compliance with any of the agreements or conditions of the other parties thereto contained therein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 THE COMPANIES

THE COMPANY

     The Company manufactures and markets a wide variety of products through its two operating divisions, Rexene Products Company division and the CT Film division. The products range from value-added specialty products, such as customized plastic films, to commodity petrochemicals, such as styrene. These products are sold to a diverse customer base and are used in a wide variety of industrial and consumer-related applications. The Company's principal products are polyethylene, polypropylene, REXtac(R) amorphous polyalphaolefin and REXflex(R) flexible polyolefin polymers, styrene and plastic film. In addition, the Company manufactures, primarily for its own consumption, ethylene and propylene, the two basic chemical building blocks of the Company's principal products. The Company's principal executive offices are located at 5005 LBJ Freeway, Dallas, Texas 75244 and its telephone number is (972) 450-9000.

     For a more detailed description of the business and properties of the Company, see the descriptions thereof set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

HUNTSMAN

     Huntsman, with headquarters in Salt Lake City, Utah, is one of the largest privately-held chemical companies in North America and an integrated producer of commodity and specialty chemicals and polymers. Huntsman's business is comprised of five product groups: (i) base chemicals, (ii) intermediate chemicals, (iii) performance products, (iv) polymers and resins and (v) packaging products. Huntsman is the largest North American producer of polystyrene, butadiene, maleic anhydride and certain specialty amines and carbonates. In addition, Huntsman is among the five largest North American producers of styrene, propylene oxide, polypropylene, expandable polystyrene, methyl tertiary butyl ether, cyclohexane, ethylene oxide, ethanolamines and linear alkylbenzene. Huntsman's principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108 and its telephone number is (801) 584-5700.

     Sub's principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108 and its telephone number is (801) 584-5700.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the Company for the periods indicated. The data set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                                                                 THREE MONTHS    NINE MONTHS
                                  THREE MONTHS                                                      ENDED           ENDED
                                 ENDED MARCH 31,         TWELVE MONTHS ENDED DECEMBER 31,        DECEMBER 31,   SEPTEMBER 30,
                               -------------------   -----------------------------------------   ------------   -------------
                                 1997       1996       1996       1995       1994       1993         1992        1992(1)(2)
                               --------   --------   --------   --------   --------   --------   ------------   -------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales....................  $163,716   $139,687   $587,761   $615,238   $537,957   $429,353     $ 98,854       $316,106
Operating income.............    16,180     14,028     63,436    125,146     75,085     14,504        1,418          9,392
Income (loss) before
  extraordinary gain
  (loss).....................     6,114      6,470     29,731     65,443     21,504    (25,243)      (6,528)       (31,476)
Extraordinary gain (loss),
  net of income taxes........        --         --         --         --    (25,831)        --           --        123,672
                               --------   --------   --------   --------   --------   --------     --------       --------
Net income (loss)............  $  6,114   $  6,470   $ 29,731   $ 65,443   $ (4,327)  $(25,243)    $ (6,528)      $ 92,196
                               ========   ========   ========   ========   ========   ========     ========       ========
Weighted average shares
  outstanding................    19,272     19,126     19,168     19,126     11,663     10,501       10,501
                               ========   ========   ========   ========   ========   ========     ========
Income (loss) per share(2):
  Income (loss) before
    extraordinary loss.......  $   0.32   $   0.34   $   1.55   $   3.42   $   1.84   $  (2.40)    $  (0.62)
  Extraordinary loss.........        --         --         --         --      (2.21)        --           --
                               --------   --------   --------   --------   --------   --------     --------
  Net income (loss) per
    share....................  $   0.32   $   0.34   $   1.55   $   3.42   $  (0.37)  $  (2.40)    $  (0.62)
                               ========   ========   ========   ========   ========   ========     ========
Dividends per share..........  $    .04   $    .04   $    .16   $    .04   $     --   $     --     $     --
                               ========   ========   ========   ========   ========   ========     ========


                                  AT MARCH 31,                           AT DECEMBER 31,
                               -------------------   --------------------------------------------------------
                                 1997       1996       1996       1995       1994       1993         1992
                               --------   --------   --------   --------   --------   --------   ------------
CONSOLIDATED BALANCE SHEET
  DATA:
Working Capital..............  $127,439   $101,496   $ 92,089   $108,416   $140,039   $109,381     $104,824
Total assets.................   625,815    500,571    597,542    520,591    506,954    434,307      423,591
Long-term debt and other
  noncurrent liabilities.....   393,365    295,266    350,383    296,080    366,766    397,091      367,327
  Stockholders' equity
    (deficit)................   173,419    145,653    169,051    140,151     74,876     (5,137)      20,106


---------------

(1) In connection with a reorganization under Chapter 11 of the United States Bankruptcy Code, the Company adopted as of September 30, 1992, the Reorganization SOP. The Company's basis of accounting for financial reporting purposes changed as a result of adopting the Reorganization SOP. Accordingly, the results of operations after September 30, 1992 are not comparable to results of operations prior to such date, and the results of operations for the nine months ended September 30, 1992 and the three months ended December 31, 1992 have not been aggregated.

(2) Per share data for the pre-emergence period is not presented because such information is not comparable to the similar information for the post-emergence periods.

     On July 15, 1997, the Company announced results for the second quarter of 1997. Set forth below is a summary of the Company's results for the three- and six-month periods ended June 30, 1997 and, for comparison purposes, the Company's actual results for the three- and six-month periods ended June 30, 1996.



                                    THREE MONTHS ENDED JUNE 30      SIX MONTHS ENDED JUNE 30
                                    --------------------------      ------------------------
                                       1997            1996           1997           1996
                                    ----------      ----------      ---------      ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                           UNAUDITED
Net Sales.........................    $151,937        $146,462       $315,653       $286,149
Operating Income..................      21,976          15,646         38,156         29,674
Interest expense, net.............       5,896           3,832         11,079          7,430
                                      --------        --------       --------       --------
Income before extraordinary
  item............................       8,915           7,492         15,029         13,962
Extraordinary item, net of tax....        (694)             --           (694)            --
                                      --------        --------       --------       --------
Net Income........................       8,221           7,492         14,335         13,962
                                      ========        ========       ========       ========
Income per share before
  extraordinary item..............    $   0.46        $   0.39       $   0.78       $   0.73
Extraordinary item per share, net
  of tax(1).......................       (0.04)             --          (0.04)            --
                                      --------        --------       --------       --------
Net Income per share..............    $   0.42        $   0.39       $   0.74       $   0.73
                                      ========        ========       ========       ========
Weighted average shares...........      19,303          19,139         19,289         19,132
                                      ========        ========       ========       ========


---------------


(1) Reflects the accelerated amortization of previously incurred debt financing fees as part of a new credit agreement completed in May 1997.



     Net income per share for the three and six months ended June 30, 1997 reflects a charge for costs associated with the Company's proxy solicitation relating to the Wyser-Pratte Proposals of four cents and eight cents per share, respectively.



     Selling prices for polyethylene and CT Film were higher in the second quarter of 1997 as compared with the second quarter of 1996 due to strong demand. Selling prices for all of the Company's other product lines were stable except for styrene, which experienced lower prices in the second quarter. Sales volumes for all of the Company's major product lines decreased slightly during the second quarter of 1997 as compared with the second quarter of 1996. Selling prices for all of the Company's major product lines except styrene also increased for the six months ended June 30, 1997 as compared with the six months ended June 30, 1996.

                         MARKET PRICES OF COMMON STOCK

     The Common Stock is listed and traded on the NYSE under the symbol "RXN." The following table sets forth the high and low sales prices per share of Common Stock, as reported on the NYSE Composite Tape for the periods indicated.


                                                              HIGH      LOW
                                                              ----      ---
Year ended December 31, 1995
  First Quarter.............................................  $13 3/8    $ 9
  Second Quarter............................................   14 1/4     10 1/4
  Third Quarter.............................................   15 5/8     11 1/4
  Fourth Quarter............................................   12 1/4      8 7/8
Year ended December 31, 1996
  First Quarter.............................................  $14 1/4    $ 9 1/8
  Second Quarter............................................   13 7/8      9 7/8
  Third Quarter.............................................   13 7/8      9
  Fourth Quarter............................................   14 1/2     11 3/4
Year ended December 31, 1997
  First Quarter.............................................  $14 1/2    $13
  Second Quarter............................................   15 5/8     12 7/8
  Third Quarter (through July 23, 1997).....................   15 13/16   15 1/2



     On July 18, 1996, the trading day preceding the date on which Huntsman's interest in acquiring the Company was first publicly disclosed, the high and low sales prices of the Common Stock, as reported on the NYSE Composite Tape, were $9 1/4 and $9 1/8 per share, respectively. On June 6, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement, the high and low sales prices of the Common Stock, as reported on the NYSE Composite Tape, were $15 and $14 7/8 per share, respectively. On July 23, 1997, the high and low sales prices of the Common Stock, as reported on the NYSE Composite Tape, were $15 13/16 and $15 3/4 per share, respectively.


     Stockholders are urged to obtain current market quotations for the Common Stock prior to making any decision with respect to the Merger.


     As of July 23, 1997, there were 18,848,867 shares of Common Stock outstanding and 597 record holders of Common Stock.


     The Company did not declare or pay cash dividends during the first three quarters of 1995. Commencing in December 1995, the Board has declared quarterly cash dividends of $0.04 per share. The Merger Agreement prohibits, without the consent of Huntsman, the Company from declaring and paying cash dividends on the Common Stock in excess of $.04 per share on a quarterly basis.

                CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS

     The Company does not as a matter of course make public forecasts as to its future financial performance and condition. However, in connection with its discussions with Huntsman and the other potential acquirors of the Company, the Company furnished Huntsman and such other potential acquirors with certain data relating to projected future operating results, cash flows and financial condition. The projections set forth below were included in the data provided by the Company to Huntsman and such other potential acquirors. These projections were not prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants or the Commission regarding projections or financial forecasts and are included herein only because such information was provided to Huntsman and such other potential acquirors. These projections constitute forward-looking statements and were based upon numerous assumptions, including, without limitation, the assumption that the Company continues to implement its long-term strategic capital improvements and expansion programs. Although the Company believes that such assumptions were reasonable when made, such assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company's control. Accordingly, there can be no assurance, and no representation or warranty is made, that the actual results of operations and financial position achieved by the Company would not vary materially from the results of operations and financial condition set forth in these projections. For a list of important factors that, in the view of the Company, could cause actual results to differ materially from those set forth in these projections, see "Forward Looking Statements." The projections set forth below have not been adjusted to reflect the effects of the Merger.

STATEMENT OF OPERATIONS DATA

                                             YEAR ENDED DECEMBER 31,
                       --------------------------------------------------------------------
                       1997     1998     1999     2000     2001     2002     2003     2004
                       -----    -----    -----    -----    -----    -----    -----    -----
                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales............  $ 629    $ 576    $ 735    $ 809    $ 816    $ 923    $ 961    $ 975
Operating income.....     61       67      124      163      162      243      256      239
Net income...........     23       29       60       87       90      144      157      150
Earnings per
  share..............   1.20     1.54     3.12     4.55     4.70     7.51     8.19     7.80

BALANCE SHEET DATA

                                                AS OF DECEMBER 31,
                       --------------------------------------------------------------------
                       1997     1998     1999     2000     2001     2002     2003     2004
                       -----    -----    -----    -----    -----    -----    -----    -----
                                              (DOLLARS IN MILLIONS)
Cash.................  $  .5    $   1    $  .8    $  16    $ 112    $ 244    $ 397    $ 369
Total debt...........    293      324      264      175      175      175      175        0
Stockholders'
  Equity.............    189      215      272      356      444      585      739      886

     The projections set forth above were prepared by the Company in December 1996 in connection with the Company's annual profit planning process. Forecasts of future financial performance and condition could differ materially from the data set forth above if management were to prepare projections based upon circumstances existing as of the date of this Proxy Statement. None of the Company or Huntsman intend or have any duty or obligation to publicly disclose updates or revisions to any of the projections set forth above to reflect circumstances existing or developments occurring after the preparation of such projections or to reflect the occurrence of unanticipated events. The Company's independent accountants have not examined or compiled the foregoing forward-looking statements and accordingly do not provide any assurance with respect to such statements.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth, as of July 23, 1997, information with respect to each person who was known by the Company (based upon a review of schedules and reports filed with the Commission) to be the beneficial owner of more than 5% of the Common Stock.


                                                                     COMMON STOCK
                                                                  BENEFICIALLY OWNED
                                                              --------------------------
                                                               NUMBER OF      PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                 SHARES         CLASS
            ------------------------------------              ------------    ----------
Guy P. Wyser-Pratte and Spear, Leeds & Kellogg..............   2,483,800(1)     13.2%
  c/o Guy P. Wyser-Pratte
  63 Wall Street
  New York, NY 10005

---------------

(1) Based upon information reported in Amendment No. 2 to the Schedule 13D, dated March 14, 1997, filed by the Wyser-Pratte Group with the Commission. According to such Schedule, Wyser-Pratte has sole voting and investment power with respect to 1,369,700 shares of Common Stock beneficially owned by him and Spear Leeds has sole voting and investment power with respect to 1,114,100 shares of Common Stock beneficially owned by it.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of July 23, 1997, by each director of the Company, executive officers of the Company and all directors and executive officers of the Company as a group.



                                                                     COMMON STOCK
                                                                  BENEFICIALLY OWNED
                                                              --------------------------
                                                               NUMBER OF      PERCENT OF
                            NAME                              SHARES(1)(2)      CLASS
                            ----                              ------------    ----------
DIRECTORS
Lavon N. Anderson...........................................      61,050(3)      *
James R. Ball...............................................       4,000         *
Harry B. Bartley, Jr........................................       4,000(4)      *
R. James Comeaux............................................       7,000         *
William B. Hewitt...........................................      29,000         *
Ilan Kaufthal...............................................      29,000         *
Jack E. Knott...............................................      54,000(5)      *
Charles E. O'Connell........................................       4,000         *
Richard C. Perry............................................     602,400(6)      3.1%
Andrew J. Smith.............................................     118,557         *
Stephen C. Swid.............................................      90,050         *
EXECUTIVE OFFICERS (EXCLUDING ANY DIRECTOR NAMED ABOVE)
Jonathan R. Wheeler.........................................      44,500         *
James M. Ruberto............................................      50,000         *
Bernard J. McNamee..........................................      42,000         *
Geff F. Perera..............................................      19,005         *
All current directors and executive officers as a group (15
  persons)..................................................   1,158,562         6.1%


---------------

(*) Less than 1%

(1) All shares listed are directly held with sole voting and investment power unless otherwise indicated.

(2) Includes shares subject to stock options that would, except for the merger, be exercisable within 60 days of the date of this Proxy Statement by the following individuals in the following amounts: Dr. Anderson -- 59,250; Mr. Ball -- 2,000; Mr. Bartley -- 4,000; Mr. Comeaux -- 4,000; Mr. Hewitt -- 2,000; Mr. Kaufthal -- 2,000; Mr. Knott -- 50,000; Mr. O'Connell -- 4,000;
    Mr. Smith -- 92,000; Mr. Wheeler -- 44,000; Mr. Ruberto -- 50,000; Mr.
    McNamee -- 39,000; and Mr. Perera -- 19,005.

(3) Includes 100 shares owned by a corporation of which Dr. Anderson owns 50% of the outstanding stock and shares voting and investment power.

(4) Mr. Bartley donated 3,000 shares to charity on June 19, 1997.

(5) Includes 3,000 shares held by Mr. Knott's spouse in a custodial capacity under the Uniform Gifts to Minors Act.

(6) All shares are owned beneficially by Perry Corp. for the benefit of investor accounts managed and controlled by Perry Corp. As controlling stockholder of Perry Corp., Mr. Perry may be deemed a beneficial owner of all or a portion of such shares.

                             STOCKHOLDER PROPOSALS

     The Company will hold a 1997 Annual Meeting only if the Merger is not consummated. In the event of such a meeting, in order to have been considered for inclusion in the Company's proxy materials for the 1997 Annual Meeting of Stockholders, stockholder proposals must have been received at the Company's principal executive offices in Dallas, Texas no later than November 22, 1996.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements incorporated in this Proxy Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Price Waterhouse LLP, independent accountants, as stated in their report, which also is incorporated herein by reference.

     Representatives of Price Waterhouse LLP will attend the Special Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company (File No. 1-9988) with the Commission under the Exchange Act, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     (c) The Company's Current Report on Form 8-K, dated March 20, 1997, as amended by the Company's Current Report on Form 8-K/A, filed on March 27, 1997.

     (d) The Company's Current Report on Form 8-K, dated June 18, 1997.

     All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including the notes thereto) contained in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, BY FIRST-CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, REXENE CORPORATION, 5005 LBJ FREEWAY, DALLAS, TEXAS, 75244 (TELEPHONE NUMBER (972) 450-9000).

                                                                         ANNEX A

                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER

                                  BY AND AMONG

                              HUNTSMAN CORPORATION

                        HUNTSMAN CENTENNIAL CORPORATION

                                      AND

                               REXENE CORPORATION

                                  June 9, 1997

                               TABLE OF CONTENTS


                                                                              PAGE
                                                                              ----
                                    ARTICLE I

                                    THE MERGER
Section 1.1     The Merger..................................................   A-6
Section 1.2     Effective Time..............................................   A-6
Section 1.3     Closing.....................................................   A-6
Section 1.4     Certificate of Incorporation; By-Laws.......................   A-6
Section 1.5     Directors and Officers of the Surviving Corporation.........   A-7

                                    ARTICLE II

                               CONVERSION OF SHARES
Section 2.1     Conversion of Common Stock..................................   A-7
Section 2.2     Exchange of Certificates....................................   A-7
Section 2.3     Company Option Plans........................................   A-8
Section 2.4     Dissenters' Rights..........................................   A-9
Section 2.5     Stockholders' Meeting.......................................   A-9

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1     Organization................................................  A-10
Section 3.2     Capitalization..............................................  A-11
Section 3.3     Authorization; Validity of Agreement........................  A-11
Section 3.4     No Violations; Consents and Approvals.......................  A-12
Section 3.5     SEC Reports and Financial Statements........................  A-12
Section 3.6     Absence of Certain Changes..................................  A-13
Section 3.7     No Undisclosed Liabilities..................................  A-13
Section 3.8     Information in Proxy Statement..............................  A-13
Section 3.9     Employee Benefit Plans; ERISA...............................  A-13
Section 3.10    Litigation; Compliance with Law.............................  A-15
Section 3.11    Intellectual Property.......................................  A-15
Section 3.12    Company Agreements..........................................  A-16
Section 3.13    Taxes.......................................................  A-16
Section 3.14    Environmental Matters.......................................  A-17
Section 3.15    No Default..................................................  A-18
Section 3.16    Opinion of Financial Advisors...............................  A-19
Section 3.17    Brokers.....................................................  A-19
Section 3.18    Property....................................................  A-19
Section 3.19    Board Recommendations; Takeover Provisions..................  A-19
Section 3.20    Labor Matters...............................................  A-19

                                    ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION
Section 4.1     Organization................................................  A-19
Section 4.2     Authorization; Validity of Agreement........................  A-20
Section 4.3     Consents and Approvals; No Violations.......................  A-20
Section 4.4     Information in Proxy Statement..............................  A-20
Section 4.5     Financing...................................................  A-20

                                                                              PAGE
                                                                              ----
                                  ARTICLE V

                                  COVENANTS
Section 5.1     Interim Operations of the Company...........................  A-20
Section 5.2     No Solicitations............................................  A-23
Section 5.3     Access to Information.......................................  A-24
Section 5.4     Further Action; Reasonable Best Efforts.....................  A-24
Section 5.5     Employee Benefits...........................................  A-25
Section 5.6     Rights Plan.................................................  A-28
Section 5.7     Notification of Certain Matters.............................  A-28
Section 5.8     Directors' and Officers' Insurance and Indemnification......  A-29
Section 5.9     Treatment of Public Indebtedness............................  A-30
Section 5.10    Existing Credit Documents...................................  A-30
Section 5.11    Directors' Qualifying Shares................................  A-30
Section 5.12    Parent Undertaking..........................................  A-30

                                  ARTICLE VI

                                  CONDITIONS
                Conditions to Each Party's Obligation To Effect the
Section 6.1     Merger......................................................  A-30
                Conditions to the Obligation of the Company to Effect the
Section 6.2     Merger......................................................  A-30
                Conditions to Obligations of Parent and Acquisition to
Section 6.3     Effect the Merger...........................................  A-31

                                  ARTICLE VII

                                  TERMINATION
Section 7.1     Termination.................................................  A-31
Section 7.2     Effect of Termination.......................................  A-32

                                 ARTICLE VIII

                                 MISCELLANEOUS
Section 8.1     Fees and Expenses...........................................  A-33
Section 8.2     Amendment; Waiver...........................................  A-34
Section 8.3     Survival....................................................  A-34
Section 8.4     Notices.....................................................  A-34
Section 8.5     Interpretation..............................................  A-35
Section 8.6     Section Headings............................................  A-35
Section 8.7     Counterparts................................................  A-35
Section 8.8     Entire Agreement............................................  A-35
Section 8.9     Severability................................................  A-35
Section 8.10    Governing Law; Waiver of Jury Trial; Enforcement............  A-35
Section 8.11    Assignment..................................................  A-35

                             TABLE OF DEFINED TERMS

TERM                                                               SECTION
----                                                               -------
Acquisition.................................................      Recitals
Acquisition Proposal........................................        5.2(a)
Affiliates..................................................           8.5
Assertion...................................................           5.8
Associates..................................................           8.5
Audits......................................................       3.13(b)
CAPEX Program...............................................           5.1
beneficial ownership........................................           8.5
Certificate of Merger.......................................           1.2
Certificates................................................        2.2(b)
Closing.....................................................           1.3
Closing Date................................................           1.3
Code........................................................        2.2(d)
Company.....................................................      Recitals
Company Agreements..........................................           3.4
Company Common Stock........................................           2.1
Company Employees...........................................        5.5(a)
Company Options.............................................           2.3
Company SEC Documents.......................................           3.5
Conflict Matter.............................................           5.8
DGCL........................................................      Recitals
Disclosure Schedule.........................................        3.2(b)
Dissenting Shares...........................................           2.4
Effective Time..............................................           1.2
EMC.........................................................        5.1(a)
EMC Member..................................................        5.1(a)
Environmental Claim.........................................    3.14(e)(i)
Environmental Laws..........................................   3.14(e)(ii)
ERISA.......................................................        3.9(a)
ERISA Affiliate.............................................        3.9(a)
ERISA Plans.................................................        3.9(a)
Exchange Act................................................           2.5
Existing Credit Documents...................................          5.10

GAAP........................................................           3.5
Government Antitrust Entity.................................        5.4(a)
Governmental Entity.........................................           3.4
Hazardous Substance.........................................  3.14(e)(iii)
HSR Act.....................................................           3.4
Indemnified Liability.......................................           5.8
Indemnified Parties.........................................           5.8
Indemnified Party...........................................           5.8
Indemnitors.................................................           5.8
Intellectual Property.......................................          3.11
knowledge of the Company....................................           3.6
Liens.......................................................        3.2(b)
made available..............................................           8.5
Material Adverse Effect.....................................           3.1
Material Company Agreements.................................          3.12
Merger......................................................           1.1

TERM                                                               SECTION
----                                                               -------
Merger Consideration........................................        2.1(a)
Non-Key Employees...........................................        5.1(d)
Option Plans................................................           2.3
Orrex.......................................................           3.1
Orrex Governance Documents..................................           3.1
Parent......................................................      Recitals
Paying Agent................................................        2.2(a)
Payment Fund................................................        2.2(a)
PBGC........................................................        3.9(c)
Person......................................................           3.1
Plans.......................................................        3.9(a)
Preferred Stock.............................................        3.2(a)
Proxy Statement.............................................           2.5
PUP.........................................................        5.5(i)
PUPS........................................................        5.5(i)
Release.....................................................   3.14(e)(iv)
Representatives.............................................        5.2(a)
Rexene Plan.................................................     5.5(b)(1)
Rexene SERP.................................................        5.5(f)
Rights Agreement............................................           5.6
Schroder Wertheim...........................................           2.5
SEC.........................................................           2.5
Secretary of State..........................................           1.2
Securities Act..............................................           3.5
Severance Agreement.........................................        5.5(1)
Shares......................................................           2.1
Smith Barney................................................           2.5
Special Meeting.............................................           2.5
State Takeover Laws.........................................          3.19
Subsidiaries................................................    3.13(j)(i)
Subsidiary..................................................           3.1
Superior Proposal...........................................        5.2(d)
Surviving Corporation.......................................           1.1
Taxes.......................................................   3.13(j)(ii)
Tax Return..................................................   3.13(j)(ii)
Third Party Bidder..........................................        5.2(a)
Twelve Month Premiums.......................................           5.8
Voting Debt.................................................        3.2(a)
1934 Act....................................................           2.5
1934 Act Rules..............................................           2.5

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 9, 1997, by and among Huntsman Corporation, a Utah corporation ("Parent"), Huntsman Centennial Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and Rexene Corporation, a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Acquisition and the Company have each approved, and determined to recommend to their respective stockholders, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Acquisition and the Company have each approved this Agreement and the merger of Acquisition with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2 hereof), Acquisition shall be merged (the "Merger") with and into the Company and the separate corporate existence of Acquisition shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Acquisition shall become the obligations, duties, debts and liabilities of the Surviving Corporation.

     Section 1.2 Effective Time. On or as promptly as practicable following the satisfaction or waiver of all of the conditions set forth in Article VI hereof, Acquisition and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") in such form and executed as provided in the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

     Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.4 Certificate of Incorporation; By-Laws. The Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such Certificate of Incorporation, and the By-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws.

     Section 1.5  Directors and Officers of the Surviving Corporation.

     (a) The directors of Acquisition immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     (b) The officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

                                   ARTICLE II

                              CONVERSION OF SHARES

     Section 2.1 Conversion of Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holders of any shares of common stock, par value $.01 per share, of the Company (referred to herein as "Shares" or "Company Common Stock"):

     (a) Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares (as defined in Section 2.4)) shall be converted into the right to receive $16.00 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law in accordance with Section 2.2(d).

     (b) Each issued and outstanding share of common stock, par value $.01 per share, of Acquisition shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (c) All shares of Company Common Stock that are held by the Company as treasury stock, that are owned by any direct or indirect wholly-owned Subsidiary (as hereinafter defined) of the Company, or that are owned by Parent, Acquisition or any other direct or indirect wholly-owned Subsidiary of Parent or Acquisition shall be cancelled and retired and no Merger Consideration shall be delivered in exchange therefor.

     Section 2.2  Exchange of Certificates.

     (a) Prior to the Effective Time, Parent shall designate an agent reasonably satisfactory to the Company to act as Paying Agent in connection with the Merger (the "Paying Agent") for purposes of effecting the exchange of the Merger Consideration for certificates which, prior to the Effective Time, represented Shares and which are entitled to receive the Merger Consideration pursuant to
Section 2.1. On the Closing Date, Parent and Acquisition will provide the Paying Agent in trust for the benefit of the holders of Shares with immediately available funds in an aggregate amount ("Payment Fund") equal to the aggregate Merger Consideration to be paid to the holders of Shares pursuant to Section
2.1. The Payment Fund shall be invested by the Paying Agent, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest.

     (b) As promptly as practicable after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form of letter of transmittal that is reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall receive promptly in exchange therefor the Merger Consideration for each Share formerly evidenced thereby, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. One Hundred Eighty (180) days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto) which it has made available to the Paying Agent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general unsecured creditors thereof with respect to the cash payable upon due surrender of their Certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration for Shares. From and after the Effective Time, until surrendered in accordance with the provisions of this Section 2.2(b), each Certificate (other than Certificates which represented Shares held by the Company, any direct or indirect wholly-owned Subsidiary of the Company, Parent, Acquisition or any direct or indirect wholly-owned Subsidiary of Parent or Acquisition and other than Dissenting Shares (as hereinafter defined in Section 2.4)) shall represent for all purposes only the right to receive consideration equal to the Merger Consideration multiplied by the number of Shares evidenced by such Certificate, without any interest thereon. From and after the Effective Time, holders of Certificates shall have no right to vote or to receive any dividends or other distributions with respect to any Shares which were theretofore represented by such Certificates, other than any dividends or other distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights other than as provided herein or by applicable law.

     (c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

     (d) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Paying Agent.

     (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

     Section 2.3 Company Option Plans. The Company shall take such actions as are appropriate to provide that, immediately prior to the Effective Time, (i) all outstanding options ("Company Options") outstanding under any of the Company's 1988 Stock Incentive Plan, 1993 Non-Qualified Stock Option Plan, 1994 Long-

Term Incentive Plan, Nonqualified Stock Option Plan For Outside Directors or 1995 Stock Option Plan for Outside Directors (together, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Company Option that is then outstanding shall be cancelled and
(iii) in consideration of such cancellation and in full satisfaction of all rights of the holder under the Company Option, and subject to Section 5.5(l) hereof, Parent shall pay at the Effective Time or shall cause Acquisition to pay to the holder of each Company Option an amount in cash in respect thereof equal to the product of (A) the excess of the Merger Consideration over the exercise price of such Company Option, multiplied by (B) the number of Shares subject to such Company Options (such payment to be net of applicable withholding taxes). The Company shall take such actions as are appropriate to provide that from and after the Effective Time the Company will not be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent or its wholly-owned subsidiaries, to own beneficially, or to receive any payments (other than as otherwise contemplated by this Agreement) in respect of, any capital stock or equity of the Company or the Surviving Corporation.

     Section 2.4 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest or dividends thereon. The Company shall give Acquisition prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 2.5  Stockholders' Meeting.

     (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law (i) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders and submit this Agreement to a vote of the Company's stockholders as promptly as practicable following the execution and delivery of this Agreement; (ii) as promptly as practicable following the execution and delivery of this Agreement, subject to review of the subject proxy materials by the Securities and Exchange Commission ("SEC") and notification (either orally or in writing) to the Company that the SEC has no further comments relating to such proxy materials, distribute a letter to stockholders, notice of meeting, proxy statement and form of proxy to stockholders of the Company in connection with the Merger (collectively, including any amendments or supplements thereto, the "Proxy Statement"), and include in the Proxy Statement, (A) the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger Agreement and (B) the written opinions of Schroder Wertheim & Co. Incorporated ("Schroder Wertheim") and Smith Barney Inc. ("Smith Barney") that the Merger Consideration is fair to the stockholders of the Company from a financial point of view; (iii) as promptly as practicable following the execution and delivery of this Agreement, file with the SEC a preliminary form of the Proxy Statement to be sent to the stockholders of the Company relating to the solicitation of stockholder votes at the Special Meeting, which Proxy Statement shall include all information concerning the Company, Parent and Acquisition required to be set forth therein pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") and the applicable rules and regulations thereunder (the "1934 Act Rules" and, together with the 1934 Act, the "Exchange Act") in connection with the transactions contemplated by this Agreement; (iv) file a definitive form of the Proxy Statement which shall reflect compliance with comments and requests in accordance with the Exchange Act from the SEC as the Company and Parent shall deem appropriate; (v) distribute such definitive Proxy Statement to its stockholders in accordance with applicable law; and (vi) take all such other action reasonably necessary or appropriate to obtain the lawful approval of this

Agreement by the stockholders of the Company. Notwithstanding the foregoing, the Special Meeting need not be called or held and, prior to the Special Meeting, the recommendation of the Board of Directors of the Company may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of an Acquisition Proposal (as hereinafter defined in Section 5.2(a)) which constitutes a Superior Proposal (as hereinafter defined in Section 5.2(d)), the Board of Directors of the Company determines in good faith, after receipt of advice from independent legal counsel to the Company, that the failure to so act would result in a breach of its fiduciary duties under applicable law.

     (b) The Company shall pay all expenses related to the printing, preparation, filing and mailing of the Proxy Statement.

     (c) Parent and Acquisition shall furnish to the Company all information concerning Parent, Acquisition and their Affiliates (as hereinafter defined in Section 8.5) required by the Exchange Act or as otherwise required by the Commissioners of the SEC to be set forth in the Proxy Statement.

     (d) Each of the Company and Parent shall consult and confer with the other and the other's counsel regarding the Proxy Statement and each shall have the opportunity to comment on such Proxy Statement and any amendments and supplements thereto before the Proxy Statement, and any amendments or supplements thereto, are filed with the SEC or mailed to Company stockholders. Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Proxy Statement. The Company and Parent agree that all telephonic calls and meetings with the SEC regarding the Proxy Statement and the transactions contemplated by this Agreement shall include representatives of each of the Company and Parent.

     (e) Parent will vote, or cause to be voted, all Shares acquired by Parent, Acquisition or any other Subsidiary of Parent in favor of the Merger and the approval of this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Acquisition that:

     Section 3.1 Organization. The Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization (or the equivalent thereof in the case of foreign Subsidiaries), has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power, authority or governmental approvals, or to be so qualified or licensed would not have a Material Adverse Effect (as defined below) on the Company and its Subsidiaries taken as a whole. The Company has previously delivered to Parent a complete and correct copy of each of its Restated Certificate of Incorporation, as amended, and its Amended and Restated By-Laws, as currently in effect, and complete and correct copies of the certificates of incorporation and by-laws, as currently in effect, or similar organizational documents of all of the Company's Subsidiaries. Section 3.1 of the Disclosure Schedule sets forth a complete list of the Company's Subsidiaries. For purposes of this Agreement, (i) any reference to any event, change or effect having a "Material Adverse Effect" on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, individually or in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, businesses, results of operations, assets, liabilities or properties of such entity (or, if used with respect thereto, of such group of entities taken as a whole); (ii) "Subsidiary" shall mean with respect to any Person, any corporation or other entity of which more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person; and (iii) "Person" shall mean an individual, partnership, joint venture, limited liability company, trust, corporation, unincorporated entity or Governmental Entity (as hereinafter defined in

Section 3.4). The only Person of which the Company beneficially owns 50% of the securities or other equity interests is Orrex Plastics Company LLC ("Orrex").
Section 3.1 of the Disclosure Schedule sets forth a list of all Orrex charter or governance agreements and related documents (the "Orrex Governance Documents") and true and correct copies of such Orrex Governance Documents have previously been supplied to Parent.

     Section 3.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, (i) 18,846,951 shares of Company Common Stock are issued and outstanding, (ii) 11,500 shares of Company Common Stock are issued and held in the treasury of the Company, (iii) there are no shares of Preferred Stock issued and outstanding,
(iv) Company Options to acquire 1,127,561 shares of Company Common Stock were outstanding under the Option Plans and (v) 420,000 shares of Company Common Stock were reserved for issuance pursuant to the Option Plans and all other employee benefit plans of the Company. No shares of Company Common Stock have been reserved for issuance pursuant to the Rights Agreement (as hereinafter defined in Section 5.6). All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and for the transactions contemplated by this Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. Except as set forth in Section 3.2(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares of the capital stock of the Company or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity and following the Merger, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock.

     (b) Except as set forth in Section 3.2(b) of the Company's disclosure schedule (the "Disclosure Schedule"), all of the outstanding shares of capital stock of each of the Company's Subsidiaries are beneficially owned by the Company, directly or indirectly, except for any directors' qualifying shares of the Company's foreign Subsidiaries, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever (collectively, "Liens").

     (c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

     (d) At the Effective Time, the number of shares of Company Common Stock outstanding (assuming all Company Options outstanding on the date hereof are exercised) shall not exceed 20,000,000.

     Section 3.3  Authorization; Validity of Agreement.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 2.5 hereof, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, except for obtaining the stockholder approval contemplated by Section 2.5 hereof in the case of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board for the consummation of the transactions contemplated by this Agreement including, but not limited to, all action necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Merger.

     Section 3.4  No Violations; Consents and Approvals. Except as set forth in
Section 3.4 of the Disclosure Schedule and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the DGCL, and for the approval of this Agreement and the Merger by the Company's stockholders and the filing and recordation of the Certificate of Merger as required by the DGCL, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate any provision of the Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company or the certificates of incorporation or by-laws or similar organizational documents of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, agency or official (a "Governmental Entity"), (iii) assuming the accuracy of the representations and warranties of, and performance of the covenants by Parent and Acquisition as set forth herein, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound ("Company Agreements") or result in the imposition or creation of any Lien on the assets of the Company or any of its Subsidiaries or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii), (iii) or (iv), (A) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (B) for such violations, breaches or defaults which would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms and documents required to be filed by it since January 1, 1994 under the Exchange Act, or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates (or, if amended, as of the date of the last such amendment), the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company

SEC Documents (i) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year end adjustment and do not contain all footnote disclosures required by GAAP), (iii) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. No Subsidiary of the Company is required to file any reports, forms or other documents with the SEC.

     Section 3.6 Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in
Section 3.6 of the Disclosure Schedule, since December 31, 1996, the Company and its Subsidiaries have conducted their respective businesses and operations only in the ordinary course and consistent with past practice, and there have not occurred (i) any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; (ii) except for the payment of regular quarterly cash dividends consistent with past practice, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or any of its Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.6 or Section 5.1 of the Disclosure Schedule, since December 31, 1996, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof. For purposes of this Agreement, "knowledge of the Company" shall mean the actual knowledge of the individuals specified in Section 3.6 of the Disclosure Schedule.

     Section 3.7 No Undisclosed Liabilities. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.7 of the Disclosure Schedule and except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1996, neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or would be required to be reflected or reserved against in the consolidated financial statements of the Company and its Subsidiaries (including notes thereto) prepared in accordance with GAAP.

     Section 3.8 Information in Proxy Statement. The Proxy Statement at the date mailed to Company stockholders and at the time of the Special Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act; except that no representation is made by the Company with respect to statements made in the Proxy Statement based on written information supplied by Parent or Acquisition for inclusion in the Proxy Statement.

     Section 3.9  Employee Benefit Plans; ERISA.

     (a) Section 3.9(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan within the meaning of Section 3(3) of ERISA, sponsored, maintained or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company or any

ERISA Affiliate (the "Plans"). Section 3.9(a) of the Disclosure Schedule identifies each of the Plans that is an "employee benefit plan," as defined in section 3(3) of ERISA (the "ERISA Plans").

     (b) With respect to each Plan, the Company has heretofore delivered or made available to Acquisition true and complete copies of each of the following documents:

          (i) the Plan;

          (ii) the most recent annual report and actuarial report, if required under ERISA;

          (iii) the most recent Summary Plan Description (as defined in ERISA) required under ERISA with respect thereto;

          (iv) if the Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

          (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code.

     (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied or otherwise discharged in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title, other than liability for contributions due in the ordinary course and premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which contributions and premiums have been paid when due).

     (d) No ERISA Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA.

     (e) No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date. No Lien imposed under the Code or ERISA exists or is likely to be imposed on account of any ERISA Plan. The form of each ERISA Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or timely application has been made therefor); no event has occurred since the date of such determination that would adversely affect such qualification for which the cost of correction would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code. Each Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except for such non-compliance that would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (f) There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against, any of the Plans or any trusts related thereto that if determined adversely to the Company and its Subsidiaries would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (g) The PBGC has not instituted proceedings to terminate any of the ERISA Plans and no condition exists that presents a material risk that such proceedings will be instituted.

     (h) As of December 31, 1996, the present value of all actuarial accrued benefit liabilities under the Company's defined benefit plans subject to Title IV of ERISA, as determined by the actuary of such plans using the actuarial assumptions and methods described in the actuarial valuation as of January 1, 1996, did not exceed the market value of the assets of such plans by more than $1,500,000.

     (i) Neither the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code that would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (j) Except as disclosed on Section 3.9(j) of the Disclosure Schedule, no amounts payable under the Plans or any other agreement or arrangement to which the Company is a party will, as a result of the transaction contemplated hereby, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

     (k) Except as disclosed on Section 3.9(k) of the Disclosure Schedule, no ERISA Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of employment (other than (i) coverage mandated by applicable law, (ii) disability, death or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA,
(iii) deferred compensation benefits or severance benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, (iv) severance pay, disability benefits and benefit claims under ERISA Plans incurred on or prior to a termination of employment but not reported or paid until after such termination, or (v) benefits, the full cost of which is borne by the current or former employee (or his beneficiary).

     Section 3.10  Litigation; Compliance with Law.

     (a) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties which, if determined adversely to the Company or such Subsidiaries, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or would prevent or delay the Company from consummating the Merger or the other transactions contemplated hereby.

     (b) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10 of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all laws, statutes, regulations, rules, ordinances, judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, employment and employment practices, labor relations, occupational safety and health, environmental, tax, interstate commerce and antitrust laws, except for such noncompliance which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any judgment, decree, order, writ or injunction having, or which would have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or which would prevent or delay the consummation of the transactions contemplated hereby.

     (c) The Company and its Subsidiaries hold all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted except where the failure to hold such licenses, permits, variances or approvals would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     Section 3.11  Intellectual Property.

     (a) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.11 of the Disclosure Schedule, to the knowledge of the Company, the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use or operate within the scope of all United States and foreign patents, trademarks, trade names, copyrights, service marks, all applications therefor and registrations thereof, confidential or proprietary technical and business information, know-how and trade secrets, and computer software (collectively, "Intellectual Property") which are material to the operations of the Company and its Subsidiaries, taken as a whole, as currently conducted. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.11 of the Disclosure Schedule, such Intellectual Property that is owned by the Company or its Subsidiaries is not subject to any

Liens except for such Liens that would not have a Material Adverse Effect on the Company or its Subsidiaries, and, to the knowledge of the Company, there are no infringements or other violations or conflicts with the rights of others with respect to the (i) use of or other conduct by the Company or its Subsidiaries within the scope of, (ii) ownership of, (iii) validity of, or (iv) enforceability of, any Intellectual Property owned by the Company or its Subsidiaries that has or would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     Section 3.12 Company Agreements. Each Company Agreement that is material to the consolidated business and operations of the Company and its Subsidiaries as currently conducted or that is listed on Section 3.12(a) of the Disclosure Schedule (collectively, the "Material Company Agreements") is a valid, binding and enforceable obligation of the Company or Subsidiary of the Company that is a party thereto, except where the failure to be valid, binding and enforceable would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and there are no defaults thereunder on the part of the Company or its Subsidiary (which is a party thereto, as the case may be), or, to the knowledge of the Company, on the part of the other party thereto), except those defaults that would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in Section 3.12(b) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any technology license agreement or sales agency or distributorship agreement that limits in any material manner the ability of the Company or any Subsidiary to compete in or conduct any significant line of business or compete with any Person or in any geographic area or during any period of time exceeding one year from the date hereof.

     Section 3.13  Taxes. Except as set forth in Section 3.13 of the Disclosure
Schedule:

     (a) the Company and its Subsidiaries have (i) filed (or there have been filed on their behalf) with the appropriate Governmental Entity all material Tax Returns (as hereinafter defined) required to be filed by them and such Tax Returns are true, correct and complete in all material respects, (ii) maintained in all material respects all required records with respect to all material Tax Returns, (iii) paid in full (or there has been paid on their behalf) all material Taxes (as hereinafter defined) that are due and payable for all taxable periods and portions thereof except to the extent of reserves established in accordance with GAAP on the consolidated financial statements included in the Company SEC Documents and (iv) made provision, in accordance with GAAP, for all future material Tax liabilities (including reserves for deferred Taxes established in accordance with GAAP and for all contingent Tax liabilities) for all taxable periods and portions thereof;

     (b) no federal, state, local or foreign audits or other administrative proceedings ("Audits") or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, and none of the Company or its Subsidiaries has received written notice of either the commencement of any such Audits or of the intention on the part of any Governmental Entity to commence any such Audits;

     (c) no Governmental Entity has asserted in writing against the Company or any of its Subsidiaries any material deficiency for any Taxes which have not been satisfied in full or adequately reserved for in accordance with GAAP on the consolidated financial statements included in the Company SEC Documents;

     (d) there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries (except for current Taxes that are not yet due and payable);

     (e) the income Tax Returns of or including the Company and each of its Subsidiaries have been examined by and settled with the appropriate Governmental Entity (or the applicable statutes of limitation for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 1992;

     (f) none of the Company or its Subsidiaries has waived any statute of limitation with respect to Taxes (which waiver is currently in effect) or has agreed to any extension of time with respect to a Tax assessment or deficiency (which has not yet been paid) or has extended the time to file any income or other material Tax Return (which Tax Return has not subsequently been filed);

     (g) none of the Company or its Subsidiaries is a party to any income tax allocation, tax indemnity or tax sharing agreement or arrangement, nor has any of the Company or its Subsidiaries ever joined in the filing of a consolidated, combined, unitary or other group Tax Return with any corporation other than the Company and its Subsidiaries. None of the Company or its Subsidiaries could have any liability for Taxes of any other corporation, person or entity (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by contract, or otherwise that, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

     (h) the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and, except to the extent of any reserves established in accordance with GAAP on the consolidated financial statements included in the Company SEC Documents have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable laws;

     (i) none of the Subsidiaries of the Company have an investment in "United States property" within the meaning of Section 956 of the Code; and

     (j) (i) For purposes of this Section 3.13, the term "Subsidiaries" shall include any entity in which the Company or a Subsidiary of the Company is a general partner.

          (ii) For purposes of this Agreement: (x) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, estimated, social security, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental Entity and any interest, penalties, or additions to tax attributable thereto; and (y) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 3.14  Environmental Matters.

     (a) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(a) of the Disclosure Schedule, the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined) which compliance includes (i) the possession of material permits, licenses, registrations and other governmental authorizations and financial assurances required under applicable Environmental Laws for the Company and its Subsidiaries to operate their businesses as currently conducted, and (ii) compliance with the terms and conditions thereof, except in all cases above where such non-compliance would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (b) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(b) of the Disclosure Schedule, (i) there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries that would result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (ii) neither the Company nor its Subsidiaries has received any written request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged environmental contamination which has not been remediated or otherwise resolved and the remediation of which contamination or the resolution of the request would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and (iii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any Governmental Entity, is conducting or has conducted (or, to the knowledge of the Company, is threatening to conduct) any environmental remediation or investigation which would result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, under any Environmental Law.

     (c) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(c) of the Disclosure Schedule, (i) to the knowledge of the Company, there is no friable asbestos-containing material in or on any real property currently owned, leased or currently operated by the Company or its Subsidiaries, (ii) there are no polychlorinated diphenyls in any equipment currently owned, leased or operated by the Company or any of its Subsidiaries as a manufacturing facility and (iii) there are and, to the knowledge of the Company, have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or its Subsidiaries where in each case, the presence, ownership or operation of which would result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     (d) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(d) of the Disclosure Schedule, to the knowledge of the Company, there have been no Releases of Hazardous Substances at any of the Company's or its Subsidiaries' properties or of Hazardous Substances which were generated, stored, disposed of or transported by the Company, which could form the basis of any Environmental Claim against the Company, or to the knowledge of the Company, against any person or entity whose liability for any Releases the Company has or may have retained or assumed either contractually or by operation of law, which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (e) As used in this Agreement:

          (i) the term "Environmental Claim" means any claim, action, investigation or written notice to the Company or its Subsidiaries by any person or entity alleging potential liability or responsibility of the Company or any of its Subsidiaries (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned or operated by the Company or its Subsidiaries or (b) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law;

          (ii) the term "Environmental Laws" means all federal, state, local and foreign laws, rules, regulations, common law, ordinances, decrees, orders and other binding legal requirements, as in effect as of the date hereof, relating to pollution or protection of the environment, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

          (iii) the term "Hazardous Substance" means any chemicals, pollutants, contaminants, hazardous wastes, toxic substances or radioactive materials regulated under any Environmental Law, and oil and petroleum products; and

          (iv) the term "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

     Section 3.15 No Default. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.15 of the Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or by-laws or similar organizational documents, (b) any Material Company Agreement, or (c) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgement, decree, writ, injunction, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, excluding from the foregoing clauses (b) or (c), defaults or violations that would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or would not materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

     Section 3.16 Opinion of Financial Advisors. The Board of Directors of the Company has received opinions from Schroder Wertheim and Smith Barney to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and a written copy of which opinions will be delivered to Parent promptly after receipt thereof by the Company.

     Section 3.17 Brokers. Except for Schroder Wertheim and Smith Barney (true and complete copies of whose engagement letters have been provided to Parent), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 3.18 Property. The Company and its Subsidiaries, as the case may be, have good and valid title to, or in the case of leased property, have valid leasehold interests in all properties and assets necessary to conduct the business of the Company as currently conducted, except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     Section 3.19 Board Recommendations; Takeover Provisions. The Board of Directors of the Company, at a meeting duly called and held, has by the majority vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein. No State Takeover Laws (as defined below) including, but not limited to, Section 203 of the DGCL, are applicable to Parent or Acquisition as a result of the Merger, this Agreement or the transactions contemplated hereby or thereby. As a result of the execution or delivery or performance of this Agreement or as a result of the consummation of the transactions contemplated hereby, a Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, the Rights (as defined in the Rights Agreement) shall not separate from the shares of Company Common Stock and none of Parent, Acquisition or any of their Affiliates shall become an Acquiring Person (as defined in the Rights Agreement). The current holders of the Rights will have no additional rights under the Rights Agreement as a result of the Merger or any other transaction contemplated by this Agreement. "State Takeover Laws" shall mean any "fair price" or "control share acquisition" statute or similar statute or regulation.

     Section 3.20 Labor Matters. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor, to the knowledge of the Company, as of the date of this Agreement, are there any activities or proceedings of any labor union to organize any such employees. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.20 of the Disclosure Schedule, as of the date of this Agreement, (i) there are no unfair labor practice charges or complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its Subsidiaries and (ii) there is no labor strike, lockout, organized slowdown or organized work stoppage in effect or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, which, in either such case has, had or would have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition represent and warrant to the Company as follows:

     Section 4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Utah and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Acquisition has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such power or authority would not have a Material Adverse Effect on Parent and Acquisition, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

     Section 4.2 Authorization; Validity of Agreement. Each of Parent and Acquisition has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the execution and delivery of this Agreement by Parent and Acquisition and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding obligation of Parent and Acquisition, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     Section 4.3  Consents and Approvals; No Violations. Except as disclosed in
Section 4.3 of Parent's disclosure schedule and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent or Acquisition of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby nor compliance by Parent or Acquisition with any of the provisions hereof will (i) conflict with or violate any provision of the Articles of Incorporation or Certificate of Incorporation, as the case may be, or By-Laws, of Parent or Acquisition or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Acquisition or any of their properties or assets, except in the case of clause (ii) where such violations would not have a Material Adverse Effect on Parent and Acquisition taken as a whole.

     Section 4.4 Information in Proxy Statement. None of the information supplied by Parent or Acquisition for inclusion in the Proxy Statement will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.5 Financing. Parent and/or its Affiliates have received written commitments (copies of which are attached as Section 4.5 of Parent's disclosure schedule) from responsible financial institutions and others to provide, subject to the terms and conditions of such commitments, financing sufficient, together with other funds available to Parent, to effect the Merger and any other transactions contemplated by this Agreement, and to pay all related fees and expenses associated with the Merger and the transactions contemplated by this Agreement. The financing and the consummation of the Merger and the other transactions contemplated thereby will not result in an Event of Default or Default under the Indenture (so long as immediately prior to the Effective Time the Company has the ability to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 of the Indenture).

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except as (i) contemplated by this Agreement, (ii) contemplated by the Company's capital spending program (the "CAPEX Program") disclosed in
Section 5.1 of the Disclosure Schedule (it being agreed that indebtedness incurred in connection with the CAPEX Program shall only be made from the Existing Credit Facilities (as hereinafter defined) and no new or additional credit facilities or indebtedness shall be created, entered into or incurred to fund the CAPEX Program) and other matters disclosed in Section 5.1 of the Disclosure Schedule or (iii) approved in writing by Parent (which approval Parent shall not unreasonably withhold except for the approval of Parent required in accordance with the proviso in Section 5.1(h) which may be withheld for any reason), after the date hereof and prior to the Effective Time:

     (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and the Company shall use its reasonable efforts to cause the members of the Executive Management Committee of the Company (such individuals being referred to as the "EMC Members" (which EMC Members are identified and listed on Section 5.1 of the Disclosure Schedule) and such committee being referred to as the "EMC Committee"), to continue to perform their duties as currently performed for the Company;

     (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of its Subsidiaries;

     (c) neither the Company nor any of its Subsidiaries shall: (i) amend its certificate of incorporation or by-laws; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than regular quarterly cash dividends by the Company in a per share amount not in excess of $.04 per Share; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Company Options and Company benefit plan obligations disclosed in Section 3.9 of the Disclosure Schedule, in each case which are outstanding on the date hereof; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

     (d) neither the Company nor any of its Subsidiaries shall, except as required by law or as otherwise expressly provided elsewhere in this Agreement:
(i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their executive officers, key employees or directors or (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (ii) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; provided, however, that the Company or its Subsidiaries may, in the ordinary course of business, consistent with past practice, enter into termination agreements or arrangements with employees other than any EMC Member or any employee with whom the Company has entered into a letter agreement described in Section 5.5(k) of the Disclosure Schedule (the "Non-Key Employees"), which agreements and arrangements shall have an aggregate value in excess of amounts that are payable under the Company's Separation Policy and Guidelines not to exceed $50,000, and with respect to any individual Non-Key Employee shall have a value not in excess of $8,000.

     (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of the Material Company Agreements or waive, release or assign any material rights or claims with respect to such Material Company Agreements, except in the ordinary course of business and consistent with past practice;

     (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, unless equivalent replacement policies, without lapse of coverage, shall be put in place;

     (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any indebtedness for borrowed money or enter into any capital leases or other arrangements with similar economic effects except pursuant to the Existing Credit Facilities; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets) except for purchases and sales of goods and inventories on commercially reasonable terms with a term of one year or less;

     (h) the Company and its Subsidiaries shall not settle or compromise any claim, liability or obligation which is described in a filing with the SEC and neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) to the extent reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $5,000,000 in value, reasonably in advance of their payment), provided that notwithstanding anything to the contrary set forth in this Section 5.1(h), the Company and its Subsidiaries shall not settle or compromise any claim or litigation brought by any stockholder of the Company making such claim or bringing such litigation as such a stockholder, either individually or on behalf of any class, without the written consent of Parent;

     (i) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

     (j) neither the Company nor any of its Subsidiaries will change any method of accounting or any accounting principle or practice, except for changes required by a concurrent change in GAAP;

     (k) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate at, or as of any time prior to, the Effective Time;

     (l) the Company and its Subsidiaries shall (i) use reasonable efforts to maintain or otherwise preserve its rights in all of the Intellectual Property owned by the Company or its Subsidiaries that is material to the consolidated business and operations of the Company and its Subsidiaries and use reasonable efforts not to permit any of such Intellectual Property to lapse, expire or go abandoned by any action or inaction on their part, provided however, for purposes of this paragraph, Intellectual Property relating to Flexible Polyolefins (FPO) shall be deemed material to the consolidated business and operations of the Company and its Subsidiaries; (ii) diligently and responsively prosecute all applications for patents or registrations before whichever Governmental Entity the same may be pending; and (iii) not allow any rights with respect to trademarks, inventions or discoveries material to the Company or its Subsidiaries to go abandoned for failure to timely file new applications for patents or registrations corresponding to the subject matter thereof;

     (m) neither the Company nor any of its Subsidiaries shall voluntarily make or agree to make any material change in any Tax accounting method, waive or consent to the extension of any statute of limitations with respect to income or other material Taxes, or consent to any material assessment of Taxes, or settle any judicial proceeding affecting any material amount of Taxes;

     (n) neither the Company nor any of its Subsidiaries shall fail to take all reasonable steps in defense of any claim (which would be disclosable by the Company in a filing pursuant to the Exchange Act or the Securities Act) asserted against the Company or any of its Subsidiaries in any proceedings before any Governmental Entity including, but not limited to, taking all steps (i) to perfect the appeal of any adverse judgment, ruling, or decision in litigation against the Company by Phillips Petroleum Company pending in the U.S. District Court in Wilmington, Delaware, and (ii) to defend the summary judgment in favor of the Company against Phillips Petroleum Company in litigation decided in the U.S. District Court of Houston, Texas;

     (o) the Company will not, directly or indirectly, amend, supplement or modify any of the Orrex Governance Documents except as set forth on Section 5.1(o) of the Disclosure Schedule; and

     (p) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.2  No Solicitations.

     (a) Neither the Company nor any of its Subsidiaries or Affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, "Representatives"), not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its Affiliates or Representatives) concerning any merger, consolidation, tender offer, exchange offer, sale of a material portion or product line of the assets and business of the Rexene Products Division and/or the CT Film Division (whether in one or more transactions), sale of shares of capital stock or debt securities, restructuring, recapitalization, or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (whether in one or more transactions) (an "Acquisition Proposal"). The Company further agrees that it will, and will cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group (a "Third Party Bidder") pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such a Third Party Bidder concerning a Superior Proposal (as hereinafter defined) (i) if such Third Party Bidder without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or its Representatives, has submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction, (ii) if, in the opinion of the Board of Directors of the Company, after receipt of advice from independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would result in a breach of their fiduciary duties to the Company's stockholders under applicable law and (iii) if such Third Party Bidder executes a confidentiality agreement in reasonably customary form; in such case, nothing contained in this
Section 5.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors with the advice of independent legal counsel, may be required under applicable law.

     (b) The Company shall promptly advise Parent orally and in writing if it is prepared to provide access and furnish information concerning its business, properties or assets to a Third Party Bidder as described in Section 5.2(a) above, and shall at such time inform Parent of the material terms of such Third Party Bidder's Acquisition Proposal and thereafter promptly inform Parent of any changes to the material terms of such Third Party Bidder's Acquisition Proposal. The Company shall give Parent three days' advance notice of (including a copy of) any agreement to be entered into with respect to such Third Party Bidder's Acquisition Proposal.

     (c) Notwithstanding anything in this Agreement to the contrary, Parent shall have the right to revise the terms of this Agreement such that this Agreement contains terms which are identical in all material respects to such Superior Proposal, and, in such event, Parent and the Company shall so amend this Agreement and, subject to the terms and conditions of this Agreement as so amended, consummate the transactions contemplated hereby.

     (d) For purposes of this Agreement, the term "Superior Proposal" shall mean any Acquisition Proposal which a majority of the members of the Company's Board of Directors determines, in good faith and after receipt of the advice of outside financial advisors, (i) is more favorable to the holders of Company Common Stock than the transactions contemplated hereby and (ii) is not subject to any financing condition.

     Section 5.3  Access to Information.

     (a) From the date of this Agreement until the Effective Time, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and the Parent Representatives (as defined below) reasonable access during normal business hours upon reasonable prior notice to all of its, and its Subsidiaries', books, records, files, documents and Company Agreements and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (ii) such other information including, without limitation, copies of books, records, files, documents and Company Agreements, concerning the Company's and its Subsidiaries' business, properties and personnel as Parent may reasonably request; provided, that Parent and the Parent Representatives will conduct all such inspections in a reasonable manner. The Company and its Subsidiaries shall provide Parent and the Parent Representatives with reasonable access during normal business hours to the EMC Members and such EMC Members shall reasonably cooperate with Parent and the Parent Representatives and provide Parent and the Parent Representatives with such information regarding the Company and its Subsidiaries as may be reasonably requested. Parent and the Company agree to comply with the terms of the protocol set forth in Section 5.3 of the Disclosure Schedule relating to Parent's access to and the conduct of the business of the Company between the date hereof and the Effective Time. The Company and its Subsidiaries shall in addition use their reasonable efforts to provide Parent and the Parent Representatives with access to the Representatives, commercial bankers, actuaries, trustees, outside Plan administrators and consultants of the Company and its Subsidiaries and to use its best efforts to cause such Representatives, commercial bankers, actuaries, trustees, outside Plan administrators and consultants to provide Parent and the Parent Representatives with such information regarding the Company and its Subsidiaries as may be reasonably requested. Notwithstanding any of the foregoing, prior to the Effective Time no access to or disclosure of technical information relating to the FPO plant or processes shall be given to Parent or its Affiliates. Parent and the Parent Representatives shall use reasonable efforts to conduct any activities pursuant to this Section 5.3 in a manner that does not interfere in any material respect with the management and conduct of the Company's operations. The obligations of the Company under this Section 5.3(a) are subject to limitations imposed by law as disclosed to Parent.

     (b) Until the Effective Time, Parent and Acquisition will, with respect to the information furnished to Parent by or on behalf of the Company, and the Company will, with respect to the information furnished to the Company by or on behalf of Parent or Acquisition, have the same confidentiality obligations as set forth in the April 26, 1997 letter agreement between Parent and the Company.

     Section 5.4  Further Action; Reasonable Best Efforts.

     (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable law in connection with approvals of or filings with any Governmental Entity), (ii) to satisfy the conditions precedent to the obligations of such party hereto, (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Acquisition, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) to effect all necessary registrations and filings and (v) to take any action reasonably necessary to vigorously defend, lift, mitigate, rescind the effect of any litigation or administrative proceeding adversely affecting the Merger or this Agreement, including promptly appealing any adverse court or administrative decision.

     (b) Subject to appropriate confidentiality protections, each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Upon the terms and subject to the conditions herein provided, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall use their reasonable best efforts to take or cause to be taken all such necessary action.

     (c) Without limiting the generality of the undertakings pursuant to this
Section 5.4, Parent and the Company agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.4(c)(i) above, file any Notification and Report Form and related material required under the HSR Act as soon as practicable and in any event not later than five (5) business days after the date hereof, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) the proffer by Parent of its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or Parent or either's respective Subsidiaries, (B) terminate such existing relationships and contractual rights and obligations (other than a termination that would result in a breach of a contractual obligation to a third party) and (C) amend or terminate such existing licenses or other intellectual property agreements (other than a termination that would result in a breach of a license or intellectual property agreement with a third party) and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Government Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses (A), (B) or (C) if such action is necessary or reasonably advisable; and (iv) Parent shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (c)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and any Government Antitrust Entity relating to this Merger or any of the matters described in this Section 5.4(c). Parent and the Company agree that all telephonic calls and meetings with a Government Antitrust Entity regarding the Merger or any of the matters described in this Section 5.4(c) shall include representatives of each of Parent and the Company.

     Section 5.5  Employee Benefits.

     (a) Fair and Non-Discriminatory Treatment. Except as provided in Section 5.5(b) below, on and after the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, provide on an uninterrupted basis employee benefits (including, if applicable, group medical and dental, life insurance, defined contribution retirement plan, short- and long-term disability, severance, vacation and sick pay) for nonbargaining unit employees of the Company as of the Effective Time ("Company Employees") which are, in the aggregate for each such employee, no less favorable than (i) the employee benefits they were provided immediately prior to the Effective Time or, at Parent's option, (ii) in the case of employees of the Company's Rexene Products Division and non-Division Company Employees, the employee benefits provided to similarly situated employees of Parent and its Affiliates (including Huntsman Packaging Corporation), and, in the case of employees of the Company's CT Films Division, the employee benefits provided to similarly situated employees of Huntsman Packaging Corporation.

     (b) Pension Plans.

          (1) On and after the Effective Time, Parent shall, or shall cause its Affiliates to, take such actions that are necessary and appropriate to ensure that the benefits calculated on behalf of Company Employees pursuant to the terms of the Rexene Corporation Retirement Plan ("Rexene Plan") (i) credit all service with the Parent and its Affiliates after the Effective Time for purposes of eligibility and vesting under such plan (including eligibility for early or normal retirement) and (ii) include compensation with Parent and its Affiliates after the Effective Time in the same manner as compensation from the Company for purposes of calculating benefits under such plan.

          (2) At all times during which Parent or any of its Affiliates maintains a defined benefit plan providing benefit accruals for employees of Parent or its Affiliates, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to, provide Company Employees with past service credit for eligibility and vesting purposes (including eligibility for early or normal retirement) and with benefit accruals under a defined benefit plan as follows:

             (i) in the case of employees of the Company's Rexene Products Division and non-Division Company Employees, the retirement benefit they would have accrued based solely on their service after the Effective Time under a defined benefit plan for similarly situated employees of Parent and its Affiliates (including Huntsman Packaging Corporation) and without any offset for benefits accrued under the Rexene Plan; and

             (ii) in the case of employees of the Company's CT Films Division, the retirement benefit they would have accrued based solely on their service after the Effective Time under the defined benefit plan for similarly situated employees of Huntsman Packaging Corporation and without any offset for benefits accrued under the Rexene Plan.

          (3) Non-bargaining unit employees of the Company shall be treated as newly hired employees of Parent and its Affiliates as of the Effective Time solely for purposes of the Parent's money purchase pension plan.

     (c) Past Service Credit. Except as provided in Section 5.5(b), all service with the Company and its Subsidiaries shall be counted as service with Parent and its Affiliates for all purposes, including eligibility to participate, vesting and determining the amount of a benefit, but without duplication of benefits, under the employee benefit plans and compensation practices (including, if applicable, group medical and dental, life insurance, defined contribution retirement plan, short- and long-term disability, severance, vacation and sick pay) covering or otherwise benefitting such employees on and after the Effective Time. Parent hereby agrees to take or to cause its Affiliates (including Surviving Corporation) to take such action as may be necessary or appropriate under all employee benefit plans and compensation practices covering or otherwise benefitting the Company Employees on or after the Effective Time to provide for such past service credit.

     (d) Co-payments and Deductibles. Each Company Employee shall be given credit for any deductible or co-payment amounts paid under Plans maintained by the Company or its Subsidiaries in respect of the Plan year in which the Effective Time occurs, to the extent that, following the Effective Time, they participate in comparable plans maintained by Parent or its Affiliates for which deductibles or co-payments are required. Parent shall also cause each of its and its Affiliates plans to waive any preexisting condition requirement to the extent waived under the terms of any Plan maintained by the Company or its Subsidiaries immediately prior to the Effective Time.

     (e) Labor Agreements. To the extent required by applicable law or the terms of any contract or agreement disclosed on Section 3.20 of the Disclosure Schedule, Parent shall cause the Surviving Corporation to honor all labor or collective bargaining agreements pertaining to employees of the Company or any of its Subsidiaries in effect at the Effective Time.

     (f) Non-Qualified Retirement Plans. Parent hereby agrees to honor or to cause its Affiliates (including the Surviving Corporation) to honor all liabilities to Company Employees and their beneficiaries arising under all nonqualified, unfunded deferred compensation programs of Company or its Subsidiaries listed on Section 5.5(f) of the Disclosure Schedule, including but not limited to the Rexene Corp. Supplemental Executive Retirement Plan (the "Rexene SERP"). In particular, Parent hereby agrees that Company shall have the right to contribute within 3 days prior to the Effective Time to the Rexene Corp. Supplemental Executive Retirement Trust, an amount necessary to fully fund all benefit obligations accrued under the Rexene SERP immediately after the Effective Time (as required under the terms of the Rexene SERP and the Trust) equal to the lesser of (i) $4,000,000 or (ii) an amount sufficient to purchase annuities from New York Life Insurance Company, Principal Mutual Life Insurance Company, John Hancock Mutual Life Insurance Company or Metropolitan Life Insurance Company or any other reputable insurance company rated at least A++ by Best and recommended by William M. Mercer Incorporated for the full accrued benefit of each participant and beneficiary under the Rexene SERP (and the Trustee shall cause the Trust to purchase such annuities in the name of the Trust).

     (g) Retiree Benefits. Parent hereby agrees to provide, or to cause its Affiliates to provide, retiree (including early retiree) medical benefits to individuals who were or would become eligible for such benefits under the Company's retiree medical plans as of the Effective Time if they terminated their employment on or before the Effective Time and who terminate or had terminated their employment on or before two business days following the Effective Time, comparable to the retiree medical benefits provided to similarly situated employees of the Company, or at Parent's option, similarly situated employees of the Parent.

     (h) Vacation. Subject to Section 5.5(l) hereof, Parent agrees to or shall cause its Affiliates (including the Surviving Corporation) to agree to provide all vacation entitlement to Company Employees for the 1997 calendar year as determined under the Company's vacation pay policies in effect as of the Effective Time.

     (i) Performance Unit Plans. Parent hereby agrees that the Company shall terminate, and, subject to Section 5.5(l) hereof, pay on or before the Effective Time to those Company Employees participating in, the Rexene Corporation Long-Term Performance Unit Plan, the Rexene Corporation 1996 Performance Unit Program for Key Employees and the Rexene Corporation 1996 Performance Unit Program for Executive Officers (each a "PUP" or, collectively, the "PUPs"), all amounts to which such Company Employees would become entitled on or after the Effective Time, and such amounts have been calculated assuming (i) Net Operating Profit (as defined in the PUPs) for the Performance Periods beginning January 1, 1996 and ending as of the Effective Time is determined by averaging (A) Company's Net Operating Profit for its fiscal year ended December 31, 1996, with
(B) the annualized Net Operating Profit of Company for the period commencing January 1, 1997 and ending the last day of the calendar month immediately preceding the Effective Time, (ii) the Ending Invested Capital is determined as the amount of Invested Capital that is estimated to be invested as of the day preceding the Effective Time, and (iii) each such participant is entitled to a pro rata portion of the award to which such participant would have become entitled under the PUPs assuming he completed the entire Performance Periods, and any and all rights to any additional payments thereunder shall be null and void. The calculations of the PUPs shall be made in accordance with the methodology disclosed on Section 5.5(i) of the Disclosure Schedule.

     (j) Annual Incentive Plan. Parent hereby agrees that Company shall terminate and, subject to Section 5.5(l) hereof, pay on or before the Effective Time all amounts determined, in accordance with the terms of such plan, to be payable under the Company's Key Employees Annual Incentive Plan and Executive Management Committee Annual Incentive Plan (each, an "Annual Incentive Plan") for the portion of the Company's fiscal year through the Effective Time; provided, however, that the aggregate amount payable shall not exceed the amount set forth in Section 5.5(j) of the Disclosure Schedule, multiplied by a fraction, the numerator of which is the number of days in the fiscal year up to and including the Effective Time, and the denominator of which is 365.

     (k) Severance Pay. Parent hereby agrees to assume and perform or cause its Affiliates (including the Surviving Corporation) to assume and perform the letter agreements described in Section 5.5(k) of the Disclosure Schedule. In the event any Company Employee is terminated without cause within one year following the Effective Time, Parent and its Affiliates shall provide severance pay to such employee which is not less than the amount such employee would have received under the severance pay plans and practices in effect immediately prior to the Effective Time.

     (l) EMC and 280G Payments. Except as may otherwise be agreed in writing by Parent and any member of the EMC with respect to such member only, Parent has determined that it will not offer any EMC Member a position in the Surviving Corporation of equal responsibility and authority to such person's position in the Company and therefore acknowledges and agrees that immediately following the Effective Time each EMC Member shall be deemed to have resigned his employment within the meaning of paragraph 2 of his severance agreement with the Company, dated August 9, 1996 (the "Severance Agreement"). Accordingly, prior to the Effective Time, the Company will wire transfer to the rabbi trust disclosed in
Section 5.5(l) of the Disclosure Schedule ("The Trust") the total amount, less any applicable withholding and employment taxes, that each such EMC Member is and would become entitled to receive upon or following termination of employment without cause following a change of control of the Company as provided under the following agreements and plans of the Company or the foregoing provisions of this Section 5.5: (i) such EMC Member's Severance Agreement; (ii) the cash payments in respect of Company Options then held by such EMC Member as provided under Section 2.3 of this Agreement; (iii) the cash payments in respect of the PUPs; (iv) the cash payments in respect of unused vacation time for 1997; and
(v) to the extent not made prior to such time, payments to be made under the Company's Annual Incentive Plan. The foregoing amounts shall be calculated by Price Waterhouse LLP, whose calculation shall be final and binding on Parent, the Surviving Corporation and the EMC Members absent manifest error. Price Waterhouse LLP shall consult with Parent's accountant in preparing such calculations. A copy of such calculations, together with relevant work sheets, shall be provided by Price Waterhouse LLP to the Parent, the Company and the EMC Members in an estimated or draft form not fewer than thirty (30) days prior to the Effective Time and in final form not fewer than three days prior to the Effective Time. The Company shall provide to Parent not fewer than 30 days prior to the Effective Time an analysis of the benefits subject to section 280G of the Code as applied to the employees and former employees of the Company. On the day following the Effective Time, the Trust shall wire transfer to the accounts specified by each EMC Member the amounts received by the Trust with respect to such Member.

     (m) COBRA. Parent agrees to provide or to cause its Affiliates to provide continuation coverage for purposes of Part 6 of Title I of ERISA to former non-bargaining unit employees of the Company and their eligible dependents comparable to the benefits, as from time to time in effect, provided to similarly situated employees of the Company.

     Section 5.6 Rights Plan. The Board of Directors of the Company has approved, and the Company agrees to enter into, an amendment to the Rights Agreement, dated as of January 26, 1993, as amended, between the Company and American Stock Transfer & Trust Company (the "Rights Agreement") providing that, conditioned upon and effective concurrently with the Merger, the Rights shall terminate and be cancelled without the payment of any consideration therefor. The form of the amendment to the Rights Agreement shall be presented to Parent for its review and shall be reasonably satisfactory to Parent prior to its execution by the Company. The Company agrees that it shall not amend the term "Acquiring Person" as such term is currently defined in the Rights Agreement.

     Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the commencement or, to the best of their knowledge, the threat, of any action, suit, claim, investigation or proceeding which relates to this Agreement or the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.8 Directors' and Officers' Insurance and Indemnification. Parent agrees that following the Effective Time it shall indemnify, or shall cause the Surviving Corporation and its Subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of the Company or of any of the Company's Subsidiaries (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective certificates of incorporation or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, including, without limitation, matters arising out of or pertaining to the Merger, this Agreement or the transactions contemplated by this Agreement. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than four years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date hereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the premiums paid by the Company and its Subsidiaries for such insurance for the twelve calendar months immediately preceding the date of this Agreement (the "Twelve Month Premiums"), then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the maximum coverage that shall then be available at an annual premium equal to 200% of the Twelve Month Premiums. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law Parent shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action against him in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except to the extent that such failure shall have materially prejudiced Indemnitor in defending against such Assertion. Indemnitors shall be entitled to participate in and, to the extent Indemnitors elect by written notice to such Indemnified Party within 30 days after receipt by any Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at their own expense, with counsel chosen by Indemnitors and reasonably satisfactory to such Indemnified Party. Notwithstanding that Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, but in such event the fees and expenses of such counsel shall be paid by such Indemnified Party. Notwithstanding the foregoing, in the event the Indemnified Party reasonably believes, based on the advice of his independent counsel under applicable standards of professional conduct that there is reasonably likely to be, with respect to a particular matter, a conflict on any significant issue between the positions of any two or more Indemnified Parties or with any Indemnitor (a "Conflict Matter") such Indemnified Party may select a separate counsel, reasonably acceptable to the Indemnitors, to represent such Indemnified Party with respect to such Conflict Matter and the Indemnitor shall pay the reasonable fees and expenses of counsel so selected by the Indemnified Party in connection with such Conflict Matter. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, which, in the case of a settlement solely for a cash payment, shall not be unreasonably withheld, nor shall Parent or any other Indemnitor settle any Assertion without either (i) the written consent of all Indemnified Parties against whom such Assertion was made, or (ii) obtaining an unconditional general release from the party making the Assertion for all Indemnified Parties as a condition of such settlement. The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties. In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume Parent's obligations set forth in this Section 5.8.

     Section 5.9 Treatment of Public Indebtedness. The Company shall cooperate with Parent in connection with (i) complying with Section 5.01 of the Indenture as it applies to the Merger, including without limitation delivering the officer's certificate and opinion of counsel required thereunder, (ii) preparing the notices required pursuant to Section 4.14 of the Indenture and (iii) conferring with the Indenture Trustee concerning such matters as Parent shall specify.

     Section 5.10 Existing Credit Documents. The Company will use reasonable efforts to (i) assist Parent to negotiate, and (ii) to enter into, an arrangement with The Bank of Nova Scotia and the other lenders party to the Credit Agreement, dated as of May 8, 1997, and with the financial institutions and other parties party to the Participation and Credit Agreement dated as of May 8, 1997, which arrangements will permit the Company to terminate, on and as of the Closing Date, such agreements and all related loan and lease documentation (collectively, the "Existing Credit Documents"), upon payment in full of all obligations of the Company thereunder, without any requirement that the Company deliver irrevocable prior notices of termination under the Existing Credit Documents or to make any payment with respect to the Existing Credit Documents except upon the occurrence of the Merger.

     Section 5.11 Directors' Qualifying Shares. The Company shall cause any directors' qualifying shares owned by directors of its foreign Subsidiaries to be transferred (for nominal consideration), as of the Effective Time, in such amounts and to such of Parent's director nominees for such Subsidiaries as Parent may specify in writing to the Company.

     Section 5.12 Parent Undertaking. Parent shall be responsible for and shall cause Acquisition to perform all of its obligations hereunder in a timely manner.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1  Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

     (a) This Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL;

     (b) No Governmental Entity shall have issued any order, and there shall not be any statute, rule, decree or regulation restraining, prohibiting or making illegal the consummation of the Merger; and

     (c) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     Section 6.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) The representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time; and

     (b) Each of Parent and Acquisition shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

     Section 6.3 Conditions to Obligations of Parent and Acquisition to Effect the Merger. The obligations of Parent and Acquisition to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time;

     (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof; and

     (c) Since March 31, 1997, the Company and its Subsidiaries, taken as a whole, shall not have experienced events, changes or effects, the effect of which, on an overall basis, would have, or, in the written opinion of an independent investment banking firm of national stature, would be likely to have, a Material Adverse Effect, other than resulting from any matter disclosed in the Company SEC Documents filed prior to the date hereof or in Section 6.3(c) of the Disclosure Schedule.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

     (a) By the mutual consent of Parent and the Company.

     (b) By either the Company or Parent if:

          (i) the Merger has not been consummated on or prior to October 31, 1997; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

          (ii) the stockholders of the Company fail to approve and adopt this Agreement at the Special Meeting (including any postponement or adjournment thereof); or

          (iii) any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action, in each case permanently restraining or enjoining the consummation of the transactions contemplated by this Agreement and such statute, order, decree, regulation or other action shall have become final and non-appealable.

     (c) By the Board of Directors of the Company:

          (i) if the Board of Directors of the Company shall have (x) withdrawn, or modified or changed in a manner adverse to Parent or Acquisition, its approval or recommendation of this Agreement in order to approve and permit the Company to execute a definitive agreement relating to an Acquisition Proposal which is a Superior Proposal, and (y) determined in good faith, after receipt of advice from independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (x) would result in a breach of the Board's fiduciary duties under applicable law; provided, however, that the Company shall have given Parent three days' written notice of any such termination and prior to such termination the Company shall have paid Parent the fees required to be paid pursuant to
     Section 8.1(b) hereof; or

          (ii) if Parent or Acquisition materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in any material respect; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable best efforts and for so long as such breaching party shall be so attempting to cure such breach for a period not to exceed 20 days, the Company may not terminate this Agreement pursuant to this section.

     (d) By the Board of Directors of Parent:

          (i) if the Company materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in any material respect; provided, however, that if any such breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company shall be so attempting to cure such breach for a period not to exceed 20 days, the Board of Directors of Parent may not terminate this Agreement pursuant to this section; or

          (ii) if (A) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Acquisition its approval or recommendation of this Agreement or shall have recommended a Superior Proposal, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for an Acquisition Proposal or other business combination with a Person other than Parent, Acquisition or their Affiliates (or the Board of Directors of the Company resolves to do any of the foregoing), or (B) any Person or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than Parent or its Affiliates or any group of which any of them is a member, shall have filed a statement on Schedule 13D (or an amendment thereto) disclosing beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 15% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise.

     Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith terminate and there shall be no liability on the part of Parent, Acquisition or the Company or their respective directors or officers except that Sections 7.2, 8.1 and 8.10 hereof shall survive any such termination. Without limiting the generality of the foregoing, Parent, Acquisition and the Company expressly agree that the sole remedy for any breach of this Agreement (including, without limitation, as contemplated by Sections 8.1(b) and 8.1(d) hereof) shall be the termination rights contained in Section 7.1 and any fee payable pursuant to Section 8.1, and that in the event of any such breach, the breaching party shall have no liability whatsoever (including, without limitation, liability for actual, direct, indirect, consequential (including lost profits), punitive, exemplary or special damages), other than the obligation to pay any fee required to be paid pursuant to Section 8.1. The parties agree that any such fee constitutes liquidated damages and not a penalty. No party shall be obligated to pay more than one such fee, provided that if two fees under differing provisions of
Article VIII hereof would otherwise be payable by a party (at the same time or at different times) then such party shall be obligated to pay the highest fee payable. The parties to this Agreement agree that they are relinquishing any rights they may otherwise have to specific performance of the transactions herein contemplated.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1  Fees and Expenses.

     (a) Except as otherwise contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) If this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(ii)(A), the Company will immediately pay to Parent in immediately available funds an amount equal to the product of (x) 50c and (y) the number of outstanding shares of Company Common Stock as of the date of this Agreement. If this Agreement is terminated pursuant to Section 7.1(d)(i), the Company will immediately pay to Parent an amount equal to $15 million in immediately available funds, provided that no amount shall be payable to Parent for a termination pursuant to Section 7.1(d)(i) if such termination is due to a breach of the Company's representations and warranties that relate to an event which occurs or arises after the date of this Agreement and (x) does not relate to an event which occurred or arose on or prior to the date of this Agreement and (y) was not caused, directly or indirectly, by the action or inaction of the Company or any of its Affiliates.

     (c) If this Agreement is terminated:

          (i) pursuant to Section 7.1(b)(ii);

          (ii) pursuant to Section 7.1(b)(i) and the Special Meeting has not been held or has been postponed or adjourned until after October 31, 1997 (so long as the failure to hold the meeting, or such postponement or adjournment of the meeting, is not due to Parent's breach of its covenants or representations and warranties set forth in this Agreement); or

          (iii) pursuant to Section 7.1(d)(ii)(B);

and within nine months of such termination set forth in the preceding clauses
(i), (ii), or (iii), a Person, other than Parent or any of its Affiliates:

          (I) shall acquire or beneficially own a majority of the then outstanding shares of Company Common Stock;

          (II) shall enter into a definitive agreement with the Company or any of its Affiliates with respect to an Acquisition Proposal; or

          (III) shall consummate an Acquisition Proposal with the Company or any of its Affiliates,

then, immediately upon the occurrence of any one of the events set forth in the preceding clauses (I), (II), or (III) above, the Company shall pay to Parent in immediately available funds an amount equal to the product of (x) 50c and (y) the number of outstanding shares of Company Common Stock as of the date of this Agreement. For purposes of Sections 8.1(c)(II) and 8.1(c)(III) above, the term "Acquisition Proposal" shall not include a sale of assets (in one or more transactions) constituting less than a majority of the consolidated gross asset value of the Company and its Subsidiaries (a "Minority Asset Sale"), unless such a Minority Asset Sale constitutes a sale of all or substantially all of the assets of the Rexene Products Division or the CT Film Division, in which event such a Minority Asset Sale of all or substantially all of the assets of either such division shall constitute an Acquisition Proposal for purposes of Sections 8.1(c)(II) and 8.1(c)(III).

     (d) If this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then Parent shall immediately pay to the Company an amount equal to $15 million in immediately available funds, provided that no amount shall be payable to the Company for a termination pursuant to Section 7.1(c)(ii) if such termination is due to a breach of Parent's representations and warranties that relate to an event which occurs or arises after the date of this Agreement and
(x) does not relate to an event which occurred or arose on or prior to the date of this Agreement and (y) was not caused, directly or indirectly, by the action or inaction of Parent or any of its Affiliates. If this Agreement is terminated by the Company pursuant to Section 7.1(b)(i) and as of the date of such termination all of the conditions to the Parent's obligation to consummate the Merger set forth in Sections 6.1 and 6.3 hereof shall have been fulfilled, then Parent shall immediately pay to the Company an amount equal to $15 million in immediately available funds.

     Section 8.2  Amendment; Waiver.

     (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of such stockholders if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement if such alteration or change would materially adversely affect the rights of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (b) At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 8.3 Survival. The respective representations and warranties of Parent, Acquisition and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

     Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission provided that a confirmed delivery by a standard overnight carrier or a hand delivery is made within two business days of the date such facsimile is sent or (b) confirmed delivery by a standard overnight carrier or when delivered by hand, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to the Company, to:

       Rexene Corporation
       5005 LBJ Freeway
       Dallas, Texas 75244
       Telephone: (972) 450-9000
       Facsimile: (972) 450-9017
       Attention: General Counsel

         with a copy to:

       Weil, Gotshal & Manges LLP
       767 Fifth Avenue
       New York, New York 10153
       Telephone: (212) 310-8000
       Facsimile: (212) 310-8007
       Attention: Dennis J. Block, Esq.

     and

     (b) if to Parent or Acquisition, to:

          Huntsman Corporation

        500 Huntsman Way
        Salt Lake City, Utah 84108
        Telephone: (801) 584-5700
        Facsimile: (801) 584-5781
        Attention: General Counsel

        with a copy to:

        Skadden, Arps, Slate, Meagher
          & Flom LLP
        919 Third Avenue
        New York, New York 10022
        Telephone: (212) 735-3000
        Facsimile: (212) 735-2000
        Attention: Nancy A. Lieberman, Esq.

     Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The words "Affiliates" and "Associates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

     Section 8.6 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

     Section 8.8 Entire Agreement. This Agreement, together with the schedules, documents, letter agreements, and instruments referred to herein and therein,
(i) constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof and (ii) except as provided in Section 5.8 hereof, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8.10 Governing Law; Waiver of Jury Trial; Enforcement. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each party to this Agreement (a) waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement,
(b) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

     Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Acquisition may, in its sole discretion, assign any or all of its rights, interests and obligations hereunder to Parent or any majority-owned Affiliate of Parent, and except that Parent, Acquisition or any majority-owned Affiliate of Parent which is an assignee of Acquisition, is permitted from time to time to collaterally assign all of their respective right, title and interest in and to this Agreement to their lenders or such lenders' representative(s) and such collateral assignees shall be permitted to exercise all of their rights (including foreclosure and assignment of this Agreement in connection therewith) as a secured creditor in respect thereof provided, that in no case shall any assignment relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        REXENE CORPORATION

                                        By:         /s/ A. J. SMITH
                                           -------------------------------------
                                           Name: A. J. Smith
                                           Title: Chairman and Chief Executive
                                            Officer

                                        HUNTSMAN CORPORATION

                                        By:      /s/ PETER R. HUNTSMAN
                                           -------------------------------------
                                           Name: Peter R. Huntsman
                                           Title: President and Chief Operating
                                            Officer

                                        HUNTSMAN CENTENNIAL CORPORATION

                                        By:      /s/ PETER R. HUNTSMAN
                                           -------------------------------------
                                           Name: Peter R. Huntsman
                                           Title: President

                                                                         ANNEX B

              [Letterhead of Schroder Wertheim & Co. Incorporated]

                                                                    June 9, 1997

The Board of Directors
Rexene Corporation
5005 LBJ Freeway
Occidental Tower, Suite 500
Dallas, TX 75244

Members of the Board of Directors:

     You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Rexene Corporation ("Rexene" or the "Company") of the consideration to be received by stockholders pursuant to the terms of the proposed Agreement and Plan of Merger (the "Merger Agreement"), among the Company, Huntsman Corporation ("Huntsman") and Huntsman Centennial Corporation, a wholly owned subsidiary of Huntsman ("HCC"). The Merger Agreement provides for a merger of HCC with and into the Company pursuant to which each outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares owned by Huntsman, HCC or any direct or indirect wholly-owned subsidiary of Huntsman or HCC and shares held by stockholders who perfect appraisal rights under applicable law, will be converted into the right to receive $16.00 in cash (the "Merger").

     Schroder Wertheim & Co. Incorporated ("Schroder Wertheim"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Schroder Wertheim has acted as financial advisor to Rexene with respect to the Merger for which we have received fees and will receive additional fees, a portion of which is contingent upon consummation of the Merger. Since 1991, Schroder Wertheim has also worked with Rexene on several corporate transactions for which we have received fees. Ilan Kaufthal, Vice Chairman of Schroder Wertheim, has been a director of the Company since September 1992.

     In arriving at our opinion, we have, among other things:

          i. reviewed the most recent draft of the Merger Agreement;

          ii. reviewed the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the fiscal years ended December 31, 1993, 1994, 1995 and 1996, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, including the audited and unaudited consolidated financial statements of Rexene included therein;

          iii. reviewed certain internal financial forecasts and projections for Rexene prepared or supplied by Rexene management recently and over the past several years;

          iv. held discussions with Rexene management regarding the business, operations and prospects of the Company;

          v. performed various financial analyses, as we deemed appropriate, of Rexene using generally accepted analytical methodologies, including: (i) the application to the financial results of Rexene of the public trading multiples of companies which we deemed comparable; (ii) the application to the financial results of Rexene of the multiples reflected in recent mergers and acquisitions for businesses which we deemed comparable; (iii) discounted cash flow analyses of Rexene's operations; (iv) leveraged buyout analyses of Rexene's operations; and (v) leveraged recapitalization analyses of Rexene's operations.

          vi. reviewed the historical trading prices and volumes of Company Common Stock;

          vii. performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate; and

          viii. taken into account the manner in which the financial terms of the Merger were negotiated between the Company and Huntsman, as well as the results of the extended solicitations of interest by the Company from persons thought likely to have a possible interest in acquiring the Company.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Rexene or obtained by us from other sources, and upon the assurance of Rexene's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not attempted to independently verify any of such information. We have not undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of Rexene, nor have we been furnished with any such appraisals. With respect to financial forecasts and projections for Rexene, we have been advised by Rexene, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect Rexene management's most currently available estimates and judgments as to the expected future financial performance of Rexene.

     Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of the opinion unless specifically requested to do so.

     Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Merger Agreement or any aspect thereof or alternative thereto. Without limitation to the foregoing, this letter does not constitute a recommendation to any stockholder with respect to whether to vote in favor of the Merger, and should not be relied upon by any stockholder as such. In rendering our opinion, we have not been engaged as an agent or fiduciary of the Company's stockholders or of any other third party. Our opinion relates solely to the fairness from a financial point of view to the stockholders of the Company of the cash consideration of $16.00 per share to be received by such holders pursuant to the Merger. We express no opinion herein as to the structure, terms or effect of any other aspect of the Merger or the Merger Agreement.

     This letter is for the information of the Board of Directors of the Company solely for its use in evaluating the Merger Agreement and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to in any manner or for any purpose without our prior written consent.

     Based upon and subject to all the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the cash consideration of $16.00 per share of Company Common Stock to be received by the holders of such shares pursuant to the Merger is fair, from a financial point of view, to such holders.

                                            Very truly yours,

                                            SCHRODER WERTHEIM & CO.
                                            INCORPORATED

                                                                         ANNEX C

                         [Smith Barney Inc. Letterhead]

                                                                    June 9, 1997

The Board of Directors
Rexene Corporation
5005 LBJ Freeway
Dallas, Texas 75244

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Rexene Corporation ("Rexene") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 9, 1997 (the "Merger Agreement"), by and among Huntsman Corporation ("Huntsman"), Huntsman Centennial Corporation, a wholly owned subsidiary of Huntsman ("Acquisition Sub"), and Rexene. As more fully described in the Merger Agreement, (i) Acquisition Sub will be merged with and into Rexene (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Rexene (the "Rexene Common Stock") will be converted into the right to receive $16.00 in cash (the "Merger Consideration").

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Rexene and certain senior officers and other representatives of Huntsman concerning the business, operations and prospects of Rexene. We examined certain publicly available business and financial information relating to Rexene as well as certain financial forecasts and other information and data for Rexene which were provided to or otherwise discussed with us by the management of Rexene. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Rexene Common Stock; the historical and projected earnings and other operating data of Rexene; and the capitalization and financial condition of Rexene. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Rexene. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of Rexene. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have discussed with the management of Rexene, and have relied with your consent on, various operational and financial assumptions as to the future financial performance of Rexene. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Rexene nor have we made any physical inspection of the properties or assets of Rexene.

     Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Smith Barney has been engaged to render financial advisory services to Rexene in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Rexene for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to Rexene unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Rexene, Huntsman and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Rexene in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Rexene Common Stock.

                                            Very truly yours,

                                            SMITH BARNEY INC.

                                                                         ANNEX D

                        DELAWARE GENERAL CORPORATION LAW

SEC.  262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

--------------------------------------------------------------------------------

                               REXENE CORPORATION

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

    SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, AUGUST 26, 1997,


       AT THE WESTIN GALLERIA HOTEL, 13340 DALLAS PARKWAY, DALLAS, TEXAS

                           AT 9:00 A.M. CENTRAL TIME.

    The undersigned hereby appoints Andrew J. Smith, Bernard J. McNamee and Geff Perera, or any of them acting in the absence of the other, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of the common stock of Rexene Corporation, a Delaware corporation, held or owned by the undersigned or standing in the name of the undersigned at the Special Meeting of Stockholders of the Company and at any adjournment thereof, and the undersigned hereby instructs said attorneys to vote as follows:

1. Proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 9, 1997, by and among Huntsman Corporation, a Utah corporation ("Huntsman"), Huntsman Centennial Corporation, a Delaware corporation and a wholly owned subsidiary of Huntsman ("Sub"), and Rexene Corporation, a Delaware corporation (the "Company"), providing for the merger of Sub with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Huntsman.

   [ ] For                      [ ] Against                      [ ] Abstain

                                SEE REVERSE SIDE
                 (Continued and to be signed on the other side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           (Reverse of Form of Proxy)

                                         Date:
                                         ---------------------------------------


                                         ---------------------------------------

                                                        Signature

                                         ---------------------------------------
                                               Signature, if held jointly

                                         (Please sign exactly as shown on
                                         envelope addressed to you. If shares
                                         are held by joint tenants, both should
                                         sign. When signing as attorney,
                                         executor, administrator, trustee or
                                         guardian, please give full title as
                                         such. If a corporation, please sign in
                                         full corporate name by an authorized
                                         officer. If a partnership, please sign
                                         in partnership name by an authorized
                                         person.)

    THIS PROXY WILL BE VOTED AS INSTRUCTED. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" MATTER (1) ABOVE, AND THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.

--------------------------------------------------------------------------------

================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                   FORM 10-K
(MARK ONE)
     [X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                                       OR

     [ ]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934

              FOR THE TRANSITION PERIOD FROM ________ TO ________

                         COMMISSION FILE NUMBER: 1-9988

                               REXENE CORPORATION
             (Exact name of Registrant as Specified in its Charter)

                    DELAWARE                                        75-2104131
        (State or other jurisdiction of                          (I.R.S. Employer
         incorporation or organization)                        Identification No.)

                5005 LBJ FREEWAY                                      75244
                 DALLAS, TEXAS                                      (Zip Code)
    (Address of principal executive offices)

                                 (972) 450-9000
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                             NAME OF EACH EXCHANGE ON
              TITLE OF EACH CLASS                                WHICH REGISTERED
              -------------------                            ------------------------
         Common Stock, $0.01 par value                       New York Stock Exchange
          Common Stock Purchase Rights                       New York Stock Exchange
         11 3/4% Senior Notes due 2004                       New York Stock Exchange

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                 TITLE OF CLASS
                                      None

     Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of the 17,511,191 shares of common stock held by non-affiliates of the Registrant was $238,589,977 as of March 14, 1997.

             APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

     Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court.  Yes [X]     No  [ ]

     Indicate the number of shares outstanding of each of the Registrant's classes of common stock, as of the latest practicable date.

                                                                 NUMBER OF SHARES
                                                                  OUTSTANDING AT
              TITLE OF EACH CLASS                                 MARCH 14, 1997
              -------------------                                ----------------
         Common Stock, $0.01 par value                              18,819,702

                      DOCUMENTS INCORPORATED BY REFERENCE

                                     None.
================================================================================

                               REXENE CORPORATION

                        1996 ANNUAL REPORT ON FORM 10-K

                                     PART I

ITEM 1. BUSINESS

INTRODUCTION

     The Company is the result of a combination of three businesses operated by predecessor entities. In 1958, a subsidiary of The El Paso Company ("El Paso") constructed a styrene plant in Odessa, Texas. In 1960, El Paso and a predecessor of Dart Industries Inc. ("Dart") formed a joint venture to produce ethylene, propylene, polyethylene and polypropylene in Odessa, Texas. El Paso subsequently acquired the plastic film business of Dart in 1979 and full ownership of these businesses by 1983. In 1983, El Paso sold its petrochemical, polyolefin and plastic film business to a management-led group of investors, who consolidated the businesses under a Delaware corporation named Rexene Corporation ("Old Rexene"). In 1988, Old Rexene was sold to an investor group organized by an investment banking firm.

     In October 1991, Old Rexene filed a petition for reorganization under the federal bankruptcy laws. On September 18, 1992, Old Rexene emerged from bankruptcy in accordance with a plan of reorganization providing for the merger of Old Rexene into its wholly-owned operating subsidiary, Rexene Products Company ("Products"), a Delaware corporation, which subsequently changed its name to Rexene Corporation (the "Reorganization"). Unless otherwise indicated, Old Rexene, Products and Rexene Corporation and their consolidated subsidiaries are sometimes collectively or separately referred to as "Rexene" or the "Company".

     The corporate headquarters of the Company are located at 5005 LBJ Freeway, Dallas, Texas 75244, and its telephone number is 972-450-9000.

RECENT DEVELOPMENTS

     On July 18, 1996, the Company received an unsolicited proposal from Huntsman Corporation ("Huntsman") to acquire the outstanding shares of Common Stock of the Company for $14 per share in a merger transaction, subject to financing and due diligence. Huntsman subsequently made two revised proposals, the second of which provided for the acquisition of the outstanding shares of Common Stock of the Company for $16 per share. After carefully considering Huntsman's proposals, the Company's Board of Directors determined that none of the proposals were in the best interests of the Company and its stockholders.

     As a result of the Board of Directors' decision to reject the Huntsman proposals, on January 21, 1997, a group including Wyser-Pratte & Co. Inc. and Spear, Leeds & Kellogg (the "Dissident Stockholders") commenced a solicitation of the Company's stockholders in an effort to call a special meeting of the stockholders of the Company to consider, among other things, the removal and replacement of the Company's Board of Directors and the amendment of the Company's bylaws. On February 14, 1997, the Dissident Stockholders announced receipt of a sufficient number of agent designations to call a special meeting of the stockholders, which the Board of Directors of the Company has called for April 30, 1997 (the "Special Meeting").

     On March 19, 1997, the Board of Directors elected Stephen C. Swid and Richard C. Perry as additional members of the Company's Board of Directors. For information concerning Mr. Swid and Mr. Perry, see "Item 10 -- Directors and Executive Officers of the Registrant" and "Item 12 -- Security Ownership of Certain Beneficial Owners and Management." In addition, on March 19, 1997, Arthur L. Goeschel resigned as a director of the Company.

     The Company's Board of Directors also approved a share repurchase program (the "Share Repurchase Program") of up to $85 million of the Company's Common Stock. Initial repurchases under the Share

Repurchase Program will be funded through $35 million in borrowings under the Company's New Credit Agreement (as hereinafter defined). The Company is anticipating funding the remaining $50 million part of the Share Repurchase Program through a private placement of its preferred stock (the "Preferred Stock"). The Company plans to submit the remaining $50 million part of the Share Repurchase Program for stockholder consideration at the Special Meeting. The Company intends to purchase shares in open-market transactions from time to time in the first part of the Share Repurchase Program, at prevailing market prices. Repurchased shares will be held in the Company's treasury and may be used for general corporate purposes.

PRINCIPAL PRODUCTS

     The Company manufactures and markets a wide variety of products through its two operating divisions, Rexene Products Company division ("Rexene Products") and the CT Film division ("CT Film"). The products range from value added specialty products, such as customized plastic films, to commodity petrochemicals, such as styrene. These products are sold to a diverse customer base and are used in a wide variety of industrial and consumer-related applications. The Company's principal products are polyethylene, polypropylene, REXtac(R) amorphous polyalphaolefin ("APAO") and REXflex(R) flexible polyolefin ("FPO") polymers, styrene and plastic film. In addition, the Company manufactures, primarily for its own consumption, ethylene and propylene, the two basic chemical building blocks of the Company's principal products. The Company manufactures polymers and petrochemicals at an integrated facility in Odessa, Texas (the "Odessa Facility") which is located near supplies of most of its feedstocks and plastic film at five plants located in the United States and England.

     In December 1996, the Company completed construction of its new FPO plant at the Odessa Facility and commenced commercial production of REXflex FPO, a flexible polyolefin produced by the Company using a proprietary process. The Company, which is the only producer of FPO, has begun marketing REXflex FPO in the medical, personal care, automotive and industrial markets. Because of its flexibility and other performance characteristics, its applications include medical bags and tubing, nonwovens, personal care products, automotive interior uses, industrial sheeting, film and insulation.

     Plastic film, polyethylene, polypropylene, APAO, FPO and styrene are used by the Company's customers in different industrial processes to manufacture many diverse finished goods. These principal end market products are set forth below:

                   [REXENE PRODUCTS AND PRODUCTION FACIITIES]

     The following chart presents the net sales, excluding intercompany sales, contributed by the Company's products for the years ended December 31 (in thousands):

                                                       1996        1995        1994
                                                     --------    --------    --------
Polyethylene.....................................    $162,923    $167,873    $145,362
Polypropylene....................................      87,260      90,568      77,544
REXtac APAO......................................      26,637      24,217      18,571
Styrene..........................................      89,647     120,084      89,818
Plastic film.....................................     152,423     170,525     172,618
Other............................................      68,871      41,971      34,044
                                                     --------    --------    --------
                                                     $587,761    $615,238    $537,957
                                                     ========    ========    ========

     No customer accounted for more than 10% of the Company's net sales for the years ended December 31, 1996, 1995 or 1994.

POLYETHYLENE

The Product

     Polyethylene represents by volume the most widely produced thermoplastic resin in the world. The majority of polyethylene produced in the United States is low density polyethylene ("LDPE") resin. In 1996, approximately 52% of LDPE capacity in the United States was used to make high pressure low density polyethylene ("HPLDPE") resin and the balance to make linear low density polyethylene ("LLDPE"). The Company currently only participates in the HPLDPE market, but intends to participate in the LLDPE market commencing in the fourth quarter of 1998 with the completion of the construction of the LLDPE plant at the Odessa Facility. See "-- Product Development" below.

     The Company produces a variety of grades of HPLDPE. Many of these resins are designed to meet specific customer requirements. Examples of the Company's differentiated polyethylene resins are ethylene-vinyl acetate copolymer resins used in film applications that require high clarity, toughness and sealability, and specialty low-gel resins used in computer circuit board production. The Company focuses on providing polymer solutions to specific customer needs.

Marketing

     The Company participates in every principal market for HPLDPE resin, selling its HPLDPE resins under the REXENE(R) trademark. Prime grade products are sold domestically and in Canada directly to customers primarily through the Company's sales staff. Most wide specification products are sold to dealers for resale. Export sales, other than to Canada, are made directly and through trading companies and agents.

Competition

     There are currently 16 domestic producers of LDPE resins, some of which produce both HPLDPE and LLDPE. In 1996, these producers had an estimated combined, rated annual production capacity of approximately 15.7 billion pounds. The largest manufacturer of LDPE is Millennium Petrochemicals, Inc. In 1996, the other five largest domestic producers of LDPE were Dow Chemical Company, Union Carbide Corporation, Chevron Chemical Company, Exxon Chemical Company and Mobil Chemical Company. In 1996, Rexene accounted for approximately 3% of the United States capacity for LDPE and approximately 5% of the United States capacity for HPLDPE. Competition for sales is generally based on price for less specialized products and on product performance, customer service and, to a lesser extent, price for more specialized products. The Company competes in the polyethylene market by providing a high level of technical support and customer service and developing resins which are responsive to customers' specific requirements.

POLYPROPYLENE

The Product

     The Company currently produces a wide variety of polypropylene resin grades. These include high purity homopolymers and random and impact copolymers with properties specifically tailored for specialty markets and specific customer needs. The Company emphasizes the manufacturing of polypropylene resins for specialty segments of the polypropylene market such as medical, electrical and automotive applications. The Company is one of only two domestic producers of a super clean grade of polypropylene utilized for medical applications, electrical capacitor film and electronics packaging. The Company's line of impact copolymer polypropylene products is used primarily for automotive components and other durable goods. Other products include radiation resistant resins for medical applications requiring radiation sterilization, specialty coating resins, high clarity products and thermoforming grades for medical and ophthalmic uses. The Company has been active in making process technology improvements and works closely with customers in developing new products to meet their specific needs.

Marketing

     The Company sells its polypropylene products under the REXENE(R) trademark. Domestic and Canadian sales of products are sold primarily through the Company's sales staff. Most wide-specification products are sold to brokers for resale. Export sales, other than to Canada, are made directly and through trading companies.

Competition

     In 1996, there were 14 domestic producers of polypropylene in the United States. The industry's estimated combined, rated annual production capacity was approximately 11.9 billion pounds in 1996. In 1996, the four largest domestic producers of polypropylene were Montell U.S.A., Inc., Amoco Chemicals Corporation, Fina, Inc. and Exxon Chemical Company. Competition for sales is dependent upon a variety of factors, including product price, technical support and customer service, and the degree of specialization of various grades of polypropylene. General purpose polypropylene ordinarily competes principally on the basis of price, while more differentiated polypropylene competes principally on the basis of product quality, performance specifications and, to a lesser extent, price. In 1996, Rexene accounted for approximately 2% of United States production capacity for polypropylene. The Company competes in the polypropylene market by providing a high level of technical support and customer service focused on niche markets with specialty products.

REXTAC(R) APAO

The Product

     The Company is one of only two United States on-purpose producers of APAO. APAO is a special purpose, high quality polymer used primarily in the production of adhesives and sealants, modified bitumen roofing materials, lamination, wire and cable. These applications include hot melt adhesives for nonwovens, packaging, pressure sensitive and assembly applications and as a modifier of other polymers. Rexene is the only domestic producer of butene copolymer APAO, a high value product used in hot melt adhesive applications.

Marketing

     The Company sells APAO under the REXtac trademark. REXtac APAO is sold domestically and internationally through the Company's sales staff, including a specialized group that is dedicated to the product line. From time to time, the Company has supplemented its sales of REXtac APAO with purchases from Ube Rexene Corporation ("URC"), a former joint venture company located in Japan. In 1996, purchases from URC were approximately 140,000 pounds.

Competition

     The Company and Eastman Chemical Company are currently the only domestic on-purpose producers of APAO. In addition, a few producers of polypropylene also produce atactic polypropylene ("APP"), which competes with APAO for some less performance driven uses. Based on management estimates, in 1996, Rexene accounted for approximately 36% of the United States capacity for APAO and APP. The Company competes by providing a high level of customer service and developing products that are responsive to customers' specific requirements.

REXFLEX(R) FPO

The Product

     Using proprietary technology, the Company is the only producer of FPO. REXflex FPO is a homogenous, reactorproduced flexible polypropylene resin, produced in a process that controls the crystallinity of the various grades. The Company produces a variety of grades of both homopolymers and random copolymers. REXflex

FPO is designed for specific product applications, including medical bags and containers, tubing, nonwoven personal care products, automotive interior uses, industrial sheeting, film and insulation.

Marketing

     FPO is marketed under the REXflex trademark generally and to the automotive industry as REXENE REXflex FPO. Domestic and Canadian sales are transacted primarily through the Company's polymer sales staff, while other export sales are made either directly or through trained agents. The Company intends to continue to make most sales through its existing sales force in order to maximize synergies among the Company's range of polymers.

Competition

     REXflex FPO competes with a variety of specialized or engineering grades of polymers, including flexible polyvinyl chloride (PVC), polyurethane and various polyolefins. REXflex FPO will compete with these and other polymers on the basis of product performance, specifications and price. By mid 1997, the Odessa Facility is expected to have a total rated annual production capacity for FPO of 75 million pounds.

STYRENE

The Product

     Styrene is an intermediate commodity petrochemical made from ethylene and benzene and used principally in the production of polystyrene, acrylonitrile-butadiene-styrene resins, styrene-butadiene latex and rubbers, and unsaturated polyester resins. Through these products, styrene can be found in packaging and consumer products, including disposable cups and trays, consumer electronics, automotive trim, tires and building materials such as carpeting and insulation.

Marketing

     The Company sells its styrene directly, using a dedicated petrochemical sales team. In 1995 and 1996, the Company entered into several long-term styrene contracts which it believes will reduce its exposure to future price volatility. Export sales, on a contractual and spot basis, are handled directly and through international trading companies.

Competition

     In 1996, there were 10 domestic producers of styrene with an estimated combined, rated annual production capacity of approximately 12.3 billion pounds. More than 50% of this capacity is consumed internally by the styrene producers for the production of derivatives such as polystyrene. In 1996, the five largest domestic producers of styrene were Arco Chemical Company, Sterling Chemicals, Inc., Chevron Chemical Company, Dow Chemical Company and Huntsman Chemicals Corporation. Competition for sales is generally based on price.

PLASTIC FILM

The Product

     The Company, through CT Film, is a major participant in specialty markets for plastic films. Product applications for these films include disposable diapers, feminine hygiene products, medical device packaging, tapes, maskants, industrial packaging, laminations, unsupported overwraps, and greenhouse and agricultural applications. CT Film's products are manufactured principally with its own proprietary processes.

     CT Film develops specialty formulations of films to meet customer specifications for various highly specific and value added applications. Examples include low gel films developed for photo-resistant applications, MAXILENE(R) lamination films, thin gauge barrier films for feminine hygiene products and medical applications. CT Film produces coextruded films for forming webs, composite laminations, as well as elastomeric films for surgical products.

     A general trend by disposable diaper manufacturers towards thinner diaper backsheet materials reduced the volume of film products sold into this market in 1995 and 1996. Since the disposable diaper market was the largest customer segment in the film division, this trend significantly affected its sales volumes and operating results in 1996 and 1995. However, CT Film is developing a number of strategies intended to increase its sales and profits, including developing a new generation of film products for the disposable diaper market, broadening production capabilities, globalizing sales and marketing efforts and developing new film products for the medical, packaging and agricultural markets. In addition, CT Film is implementing targeted cost reductions.

Marketing

     Domestically, CT Film ships film from its plants in Chippewa Falls, Wisconsin, Clearfield, Utah, Dalton, Georgia, and Harrington, Delaware. Internationally, plastic film is shipped from United States plants and CT Film's European subsidiary, Rexene Corporation Limited, located in Scunthorpe, England. The Company's customers include a number of Fortune 500 companies. Products are sold primarily through the Company's plastic film sales and marketing staff.

Competition

     The United States film industry is highly fragmented, with over 450 producers ranging from a few large national producers, such as CT Film, to many small, regional producers. CT Film's principal competitors include Tredegar Industries, Exxon Chemical Company, Clopay Corporation, Blessings Company, Huntsman Corporation, DuPont of Canada and Printpack Inc. The plastic film business is based on custom formulations to meet customer needs. Competition is based on the quality and properties of the film as well as price. CT Film seeks to develop innovative products to meet customer needs and competes by segmenting market niches and being responsive to customers' specific requirements.

EXPORT SALES

     The following chart summarizes revenues from export sales, and the percentages of net sales represented by export sales, for the indicated years ended December 31 (in thousands):

                                                         1996       1995       1994
                                                        -------    -------    -------
Export sales........................................    $54,138    $77,508    $52,382
Percentage of net sales.............................         9%        13%        10%

     Export sales decreased from 1995 to 1996 principally due to the decline in the chemical market in the Far East for styrene and polymer products. The majority of the Company's export sales were to foreign companies through agents and international trading companies.

PRODUCT DEVELOPMENT

     The Company continually seeks to enhance and expand its portfolio of specialty polymers through sustained in-house research and development and licensing arrangements. For example, in late 1995, the Company licensed LLDPE and high density polyethylene technology from Stamicarbon, a licensing subsidiary of DSM. When planned production commences in the fourth quarter of 1998, Rexene's LLDPE plant in Odessa, Texas will be the first North American production facility to make LLDPE using the DSM "Compact(R)" process. This process refers to the plant's small physical size, which is well suited to efficiently produce a broad range of high quality products. The octene copolymers produced by this process are consistent with the Company's strategy of producing higher quality, value-added products. In addition, through its sales and marketing staffs, the Company works to develop new, and modify existing, products to address specific customer needs.

     The Company has spent between $7.1 million and $9.5 million per year for research and development during each of the last three fiscal years and anticipates spending approximately $9.3 million for research and development in 1997.

RAW MATERIALS FOR PRINCIPAL PRODUCTS

     Principal raw materials purchased by the Company consist of ethane and propane extracted from natural gas liquids ("NGL"), propylene and benzene (all four of which are referred to as "feedstocks") for the polymer and styrene businesses and polyethylene resins for the film business. The prices of feedstocks fluctuate widely based upon the prices of natural gas and oil, weather conditions affecting the demand for natural gas and other factors. During 1996, feedstocks accounted for approximately 30% of the Company's total cost of sales. As a result, the Company's ability to pass on increases in raw material costs to customers has a significant impact on operating results. Low industry inventory levels of crude oil, natural gas and NGL feedstocks and unexpected supply disruptions caused feedstock prices to increase during the first nine months of 1996. Feedstock prices for ethane and propane increased significantly during the fourth quarter principally due to low inventory levels and an increase in home heating demand caused by an unusually cold winter pattern. Feedstock prices decreased midway in the first quarter of 1997.

     The Odessa Facility obtains a combination of pure and mixed streams of NGL from NGL pipelines and NGL extraction plants located in west Texas and uses such streams to obtain ethane and propane feedstocks for the Company's olefins plant. In 1996, the Odessa Facility consumed approximately 569 million and 498 million pounds of ethane and propane, respectively, and in 1995, the Odessa Facility consumed ethane and propane of approximately 530 million and 511 million pounds, respectively. In 1996, the Company produced all of its ethylene and 50% of its propylene requirements for the Odessa Facility. The feedstock supplies available in Odessa are currently adequate for the Company's requirements. The Company has storage capacity for an approximately fifteen-day supply of feedstocks.

     The Odessa Facility uses benzene and ethylene to produce styrene. In 1996, substantially all of the Company's benzene purchases were under contracts from Gulf Coast and Midwest producers at prevailing contract prices, with the balance of its needs filled by purchases on the spot market.

     The principal feedstocks for the Company's captive ethylene and propylene production at the Odessa Facility are ethane and propane. Ethane and propane prices are established in Mont Belvieu, Texas (Gulf Coast) according to prevailing market conditions, but the Company is able to purchase NGL containing ethane and propane in west Texas at prices discounted from the prevailing reported average Mont Belvieu, Texas prices. These discounts reflect a significant portion of the cost for the producers to transport NGL containing ethane and propane to Mont Belvieu, Texas and to fractionate them into pure ethane and propane. In 1996, the Company acquired all of the Odessa Facility's requirements for ethane and propane under such arrangements.

     CT Film raw materials consist principally of polyethylene resins and additives. CT Film obtains its raw materials from a variety of sources (including the Odessa Facility) and has been able to order these materials in advance as its needs dictate. CT Film has adequate storage capabilities for its raw materials.

EMPLOYEES AND LABOR RELATIONS

     As of March 14, 1997, the Company employed approximately 1,320 persons, including approximately 120 union employees at the CT Film facility in Chippewa Falls, Wisconsin. The Company and the union are parties to a collective bargaining agreement through March 2, 2000.

TRADEMARKS AND PATENTS

     The Company is the owner of many United States and foreign patents and uses trade secrets, including substantial know-how, which relate to its polyethylene, polypropylene, REXtac APAO, REXflex FPO and plastic film products. Although patents and trade secrets are important to the Company, permitting it to retain ownership and use of its technological advances, the Company does not believe that the loss of any patent would have a material adverse effect on its financial condition. The Company also uses the technology of others under license agreements in certain of its manufacturing operations.

     REXENE(R), REXtac(R) and REXflex(R) are important trademarks for the Company's resins and are widely known among purchasers of these products. The Company is the owner of other trademarks, including Maxilene(R), used on or in connection with its products.

     The Company has been sued by Phillips Petroleum Company for alleged infringement of its crystalline and block co-polymer polypropylene patents. The Company believes that, based upon its current knowledge of the facts of each case, the Company has meritorious defenses to the claims made and intends to defend each lawsuit vigorously. See "Item 3 -- Legal Proceedings."

ENVIRONMENTAL AND RELATED REGULATION

General

     The Company, and the industry in which it competes, is subject to extensive environmental laws and regulations and is also subject to other federal, state and local laws and regulations regarding health and safety matters. The Company believes that its business, operations and facilities generally have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines, criminal sanctions, and in certain extreme circumstances, temporary or permanent plant closures for violations. Nevertheless, from time to time, the Company has received notices of alleged violations of certain environmental laws and has endeavored to remedy such alleged violations promptly. The ongoing operations of chemical manufacturing plants entail risks in these areas and there can be no assurance that material costs or liabilities will not be incurred in the future.

     In addition, future developments, such as increasingly strict requirements of environmental and health and safety laws and regulations and enforcement policies thereunder could bring into question the handling, manufacture, storage, use, emission or disposal of substances or pollutants at the Company's facilities. Changes to or reinterpretations of existing laws could materially and adversely affect the Company's business and results of operations.

     The Company's operating expenditures for environmental remediation, compliance and waste disposal were approximately $7.6 million and $8.3 million in 1996 and 1995, respectively. In 1996 and 1995, the Company also spent approximately $1.4 million and $1.2 million, respectively, relating to environmental capital expenditures. In 1997, the Company anticipates spending approximately $8.4 million for environmental remediation, compliance and waste disposal. Of that amount, expenditures relating to remediation are projected to be approximately $2.3 million in 1997. For the foreseeable future, the Company expects to incur approximately $2 million to $4 million per year in capital spending to address the requirements of environmental laws. Additionally, the Company expects to spend approximately $5.9 million in 1997 for the completion of an alternative wastewater disposal facility. Annual amounts could vary depending on a variety of factors, such as the control measures or remedial technologies ultimately required and the time allowed to meet such requirements.

     The Company believes that, in light of its historical expenditures and expected future results of operations, it will have adequate resources to conduct its operations in compliance with currently applicable environmental, health and safety laws and regulations. However, in order to comply with changing facility permitting and regulatory standards, the Company may be required to make additional significant site or operational modifications that are not currently contemplated. Further, the Company has incurred and may in the future incur liability to investigate and clean up waste or contamination at its current or former facilities, or which it may have disposed of at facilities operated by third parties. The Company has approximately $18.4 million accrued in the December 31, 1996 balance sheet as a preliminary estimate of its total potential environmental liability with respect to investigating and remediating known and assessed site contamination. Extensive environmental investigation of the groundwater, soils and solid waste management has been conducted at the Odessa Facility. Risk assessments have been completed for a number of these facilities and corrective measures have been defined and conducted. Approval of certain waste management unit closures required a public notice period that expired at the end of February 1997. The Company has received approval to allow closure of five solid waste management units, which will permit a reduction in the accrual for potential environmental liability of approximately $9.0 million. The Company continually reviews its estimates of potential environmental liabilities. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or fully assessed or that the amounts that might be required to investigate and remediate such conditions will not be significant to the Company.

     The Company does not currently carry environmental impairment liability insurance to protect it against such contingencies because the Company has found such coverage available only at great cost and with broad exclusions.

Wastewater

     The Company currently disposes of wastewater from the Odessa Facility through injection wells operated under permits from the Texas Natural Resource Conservation Commission ("TNRCC"). TNRCC has stated that it does not intend to renew the permits after they expire in December 1997. Further, TNRCC may order the Company to cease using one or more of the wells if certain periodic testing results indicate that continued injection cannot be conducted safely. In order to provide a long range, cost effective wastewater disposal solution, the Company has entered into an agreement with the City of Odessa and the Gulf Coast Waste Disposal Authority pursuant to which the latter will acquire, modify and operate a publicly-owned treatment works ("POTW") to dispose of the Company's and a portion of the City of Odessa's wastewater. The parties have completed detailed engineering work and construction to modify the existing municipal facility is in progress with a view to having the POTW operational by September 1997. In total, the modification of the facility is expected to cost approximately $8 million, including expenditures of $5.9 million during 1997. Although no assurances can be given, the Company believes that it will be able to use its existing wells until it develops this alternative wastewater disposal system. However, if the Company is forced to cease using its injection wells before the POTW is operational, such loss of capacity could have a material adverse effect on the Company's financial condition, results of operations or cash flows.

Solid Wastes

     In March 1994, TNRCC granted the Company a permit to operate three hazardous waste management units at the Odessa Facility as treatment/storage/disposal facilities under the Resource Conservation and Recovery Act. This permit is accompanied by a compliance plan requiring the Company to take corrective action with regard to existing contamination at the Odessa Facility. Pursuant to this compliance plan, the Company has installed three groundwater recovery systems and must complete an investigation into the extent of on-site contamination, conduct a soils risk assessment to determine the level of risk it presents to human health and the environment, develop a corrective measures study on the ways to remediate the contamination, and implement a remediation plan approved by TNRCC.

     Investigations into the extent of contamination associated with waste management facilities and the development of risk assessments regarding soils and several of the facilities have been conducted. Based upon the results of its continuing investigations of on-site contamination, the Company believes that implementation of any corrective action plan will not have a material adverse effect on its financial condition. However, no assurance can be given that all conditions that may require corrective action have been identified, or that the amounts that might be required to implement that plan will not be significant to the Company.

Air Emissions

     In 1990, Congress amended the federal Clean Air Act to require control of certain emissions not previously regulated, some of which are emitted by the Company's facilities. This legislation will require the Company (and others in the industry with such emissions) to implement additional pollution control measures. Some of the regulations detailing these additional control measures have not yet been promulgated. The Company expects that modifications required by the currently published regulations can be accomplished within the projected capital budget, but it can give no assurance that the costs it may incur to comply with regulations that have not yet been issued will not be significant.

     The Company operates in accordance with air permitting regulations in the states where its facilities are located. Most plant operations are governed by existing air permits. There are, however, two plants at the

Odessa Facility that are exempt from permit requirements. Permitting of these facilities is being conducted currently in preparation for upcoming federal air requirements associated with Title V permits.

Additional Environmental Issues

     The federal Comprehensive Environmental Response Compensation and Liability Act, as amended, and similar laws in many states, impose liability for the clean-up of certain waste sites and for related natural resource damages, without regard to fault or the legality of the waste disposal. Liable persons generally include the site owner or operator, former site owners and persons that disposed or arranged for the disposal of hazardous substances found at those sites. The Company has sent wastes from its operations to various third-party waste disposal sites. From time to time the Company receives notices from representatives of governmental agencies and private parties contending that the Company is potentially liable for a portion of the investigation and remediation at such third-party and currently and formerly-owned sites. Although there can be no assurance, the Company does not believe that its liabilities for investigation and remediation of such sites, either individually or in the aggregate, will have a material adverse effect on the Company.

ITEM 2. PROPERTIES

     The Company operates manufacturing facilities at six locations, five of which are in the United States and one in England.

     The Company manufactures its polymers and petrochemicals at the Odessa Facility. The Odessa Facility is located on an approximately 875-acre site in west Texas which contains plants producing polyethylene, polypropylene, APAO, FPO and styrene, as well as ethylene and propylene primarily for captive use. The Odessa Facility is located near four NGL pipelines from which it derives its supply.

     The polyethylene plant in Odessa, Texas has been in operation since 1961 and has a total rated annual production capacity of approximately 430 million pounds.

     The polypropylene plant in Odessa, Texas has been in operation since 1964 and, in 1996, had a total rated annual production capacity of approximately 180 million pounds. In the first half of 1997, total rated annual production capacity is expected to increase to 210 million pounds as a result of an ongoing debottlenecking project. REXtac APAO is produced in a former polypropylene plant that was converted in 1986 and by the end of 1996 had a total rated annual production capacity of approximately 65 million pounds.

     The REXflex FPO plant in Odessa, Texas commenced commercial production in December 1996 and by mid 1997 is expected to have a total rated annual production capacity of approximately 75 million pounds.

     The styrene plant in Odessa, Texas has been in operation since 1958 and has a total rated annual production capacity of approximately 320 million pounds.

     The olefins plant in Odessa, Texas has been in operation since 1961 and as of December 31, 1996, had a total rated annual production capacity for ethylene of approximately 600 million pounds and for propylene of approximately 240 million pounds. In December 1995, the Company announced a capital project totaling an estimated $89 million towards the expansion and modernization of the olefins plant. The proposed modernization and expansion, scheduled for completion in late 1998, will include a debottlenecking of the Company's ethylene production process which is estimated to increase ethylene capacity to approximately 800 million pounds and reduce annual operating costs by $25 million.

     During 1996, the polymer and styrene plants in Odessa, Texas (except the FPO plant) operated at rates in excess of 97% of their total rated annual production capacity. Although several of these plants first began production more than thirty years ago, the Company believes these plants are in good operating condition. In December 1995, the Company announced its plan to build a new LLDPE plant at the Odessa Facility. The plant, which is scheduled for completion in 1998, is expected to have a total rated annual production capacity of 220 million pounds.

     CT Film has four domestic manufacturing facilities located in Chippewa Falls, Wisconsin, Clearfield, Utah, Dalton, Georgia and Harrington, Delaware, with a total rated annual production capacity of approxi-mately 225 million pounds. In 1996, these plants, which produce blown and cast plastic film, operated at an average utilization rate of approximately 71%. See "Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations." The fifth CT Film manufacturing facility, located in England, commenced commercial production in September 1994 and currently has a total rated annual production capacity of 30 million pounds. These five CT Film plants, which commenced operations between 1948 and 1994, are in good operating condition.

     The Company owns all of its manufacturing facilities, except for the CT Film plant in Utah, which is held under a long-term lease. All of the United States plants, except the styrene plant, are subject to encumbrances which secure borrowings under the Amended Credit Agreement. The styrene plant in Odessa, Texas is subject to encumbrances which secure the obligation to repay an advance payment from a styrene customer.

     The Company leases its executive offices in Dallas, Texas. Additionally, the Company owns off-site warehouses in Odessa, Texas and leases off-site warehouses near its manufacturing facilities in Delaware and Wisconsin.

ITEM 3. LEGAL PROCEEDINGS

Shareholder Litigation

     On July 23, 1996, the Company was served with a purported stockholder class action lawsuit filed in the Chancery Court of the State of Delaware, in and for New Castle County, arising from the Company's rejection of the unsolicited offer from Huntsman to purchase the outstanding shares of common stock of the Company. The lawsuit names the Company and each of its directors as defendants. The complaint alleges that the defendant directors breached their fiduciary duty to stockholders by refusing to attempt in good faith to maximize stockholder value in the sale of the Company and engaging in a plan to thwart and reject offers from third parties including Huntsman in order to entrench management. Plaintiff seeks certification of the lawsuit as a class action, an order requiring defendants to take various actions including exposing the Company to the market place in an effort to create an auction of the Company and an unspecified amount of damages. The Company is also aware of two other similar lawsuits that are pending in the Chancery Court. The plaintiffs' counsel in these cases has agreed to an indefinite extension of defendants' answer date. Under the agreement, defendants do not need to respond to the complaints until notified to do so by plaintiffs' counsel.

Phillips Block Copolymer Litigation

     In March 1984, Phillips Petroleum Company ("Phillips") filed a lawsuit against the Company seeking injunctive relief, an unspecified amount of compensatory damages and treble damages. The complaint alleges that the Company's copolymer process for polypropylene infringes Phillips' two "block" copolymer patents, the last of which expired in 1994. This action, which was originally filed in Illinois, was transferred to the United States District Court for the Southern District of Texas, Houston Division. After discovery proceedings were completed, the Company filed a motion for summary judgment. Phillips filed a motion for partial summary judgment. Pursuant to an agreement among the parties, the court appointed a special master who conducted a hearing on these motions and thereafter recommended to the court that the Company's motion be granted and Phillips' motion be denied. Thereafter, Phillips filed motions to disqualify the special master, to reject the recommendation of the special master and to enter partial summary judgment for Phillips. In 1993, the court entered an order denying Phillips' motion to disqualify the special master. On December 23, 1996, the court entered a final judgment in favor of the Company after granting the Company's motion for summary judgment. Phillips has filed a notice of appeal. In the Company's bankruptcy proceeding in 1992, Phillips filed a proof of claim seeking in excess of $108 million based upon the allegations in this litigation. The Company objected to the claim and elected to leave the legal, equitable and contractual rights of Phillips unaltered, thereby allowing this litigation to proceed without regard to the bankruptcy proceeding.

Phillips Crystalline License Litigation

     In May 1990, Phillips filed a lawsuit against the Company in the United States District Court for the District of Delaware (the "Trial Court") seeking injunctive relief, an unspecified amount of compensatory damages, treble damages and attorneys' fees, costs and expenses. The complaint alleged that the Company was infringing Phillips' Patent No. 4,376,851 (the
" '851 Patent") for crystalline polypropylene. Pursuant to a License Agreement dated as of May 15, 1983, as amended (the "License Agreement"), Phillips granted the Company a non-exclusive license to make, use and sell crystalline polypropylene covered by the '851 Patent. The complaint alleged that effective April 21, 1990, Phillips terminated the License Agreement because it believed that, by the terms of the License Agreement, all conditions precedent to such termination had occurred. The complaint further alleged that, without an effective License Agreement, the Company's continuing use of the '851 Patent constitutes an infringing use. At trial in October 1994, Phillips sought damages of approximately $15.5 million, plus interest and fees, for alleged infringement for the period between April 21, 1990 and trial. On June 19, 1995, the Trial Court entered judgment in favor of the Company and concluded that Phillips had not properly terminated the License Agreement. Phillips appealed the Trial Court's judgment. On March 27, 1996, the Court of Appeals for the Federal Circuit entered an order reversing the Trial Court's judgment, holding that the termination notice was sufficient and remanding the action to the Trial Court. The Trial Court must now review Phillips' claims and other defenses asserted by the Company that were not previously ruled on in order to enter a new judgment.

Odessa Residents' Tort Litigation

     On April 15, 1994, the national and state chapters of the NAACP and approximately 770 residents of a neighborhood approximately one mile northwest of the Shell Oil Company ("Shell"), the Company and Dynagen, Inc. ("Dynagen") plants in Odessa, Texas petitioned the State District Court in Odessa, Texas to intervene in a previously existing lawsuit against Dynagen to (a) add as additional defendants the Company, Shell and General Tire Corporation (the parent company of Dynagen) and (b) have the litigation certified as a class action. The plaintiffs' petition seeks an unspecified amount of money damages for past, present and future injuries to plaintiffs' health, wrongful death, loss of consortium and reduction in property values; the conduct of and payment for property clean up, remediation and relocation costs; payment of expenses for medical testing and monitoring; funding of pollution and health studies; attorney's fees; punitive damages and injunctive relief. Plaintiffs' petition specifies alleged pollution from air emissions from the three plants as a basis for their claims. The trial court allowed the intervention and severed the action from the original lawsuit against Dynagen. Plaintiffs have withdrawn their motion to have the litigation certified as a class claim. In November 1994, the plaintiffs filed an amended petition which substituted the Odessa branch of the NAACP as plaintiff in place of the national and state chapters of the NAACP. The amended complaint also added approximately 100 additional plaintiffs. Defendants are challenging the NAACP's standing to participate in the lawsuit. In May 1996, the trial court announced that the lawsuit would be tried by groups of plaintiffs and set the first group of 65 plaintiffs for trial in May 1997. The trial court allowed plaintiffs' counsel to designate ten plaintiffs for the first trial, and the trial court selected the remaining 55 at random. Discovery was ongoing when in late January 1997 the parties and the trial court agreed to a 30-day moratorium to determine if the case could be settled and the May 1997 trial date was vacated. At mediation, the Company agreed to a settlement, which was approved by the trial court on March 17, 1997. Although the terms of the settlement are confidential, the Company believes that the settlement will not have a material adverse effect on the Company's financial position, results of operations or cash flows. Because of the number of plaintiffs involved, the Company anticipates that the settlement will not be finalized until the second quarter of 1997. Should the settlement not be concluded, the case will be reset for trial later in 1997. Also, late in 1996, plaintiffs' counsel filed a new lawsuit in the State District Court in Harris County (Houston), Texas for seven similarly situated plaintiffs. The terms of the anticipated settlement should also cover this lawsuit.

     Although there can be no assurance of the final resolution of any of these matters, the Company believes that, based upon its current knowledge of the facts of each case, it has meritorious defenses to the various claims made and intends to defend each suit vigorously, and the Company does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position, results of operations or cash flows.

     With respect to certain pending or threatened proceedings involving the discharge of materials into or protection of the environment, see "Item
1 -- Business -- Environmental and Related Regulation". The

Company is also a party to various lawsuits arising in the ordinary course of business and does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position, results of operations or cash flows.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matter was submitted to a vote of the Company's security holders during the fourth quarter of 1996.

                                    PART II

ITEM 5.MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Registrant's common stock trades on the New York Stock Exchange under the symbol "RXN". As of March 14, 1997, there were 620 record holders of common stock. The following table sets forth the high and low sales prices of the common stock as reported by the New York Stock Exchange for the last two fiscal years.

                                                              HIGH      LOW
                                                              ----      ---
1996:
  Fourth Quarter............................................  14 1/2   11 3/4
  Third Quarter.............................................  13 7/8    9
  Second Quarter............................................  13 7/8    9 7/8
  First Quarter.............................................  14 1/4    9 1/8
1995:
  Fourth Quarter............................................  12 1/4    8 7/8
  Third Quarter.............................................  15 5/8   11 1/4
  Second Quarter............................................  14 1/4   10 1/4
  First Quarter.............................................  13 3/8    9

     The Company did not declare or pay cash dividends during the first three quarters of 1995. Commencing in December 1995, the Board of Directors has declared a $0.04 per share dividend for each fiscal quarter. Although the Company has not established a formal policy with respect to the declaration of dividends, the Company will evaluate the advisability of declaring future dividends on a quarterly basis based on a number of factors, including the Company's financial condition and results of operations. See "Item
7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

ITEM 6. SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the Company for the periods indicated. Information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included on the pages immediately following the Index to Consolidated Financial Statements appearing on page F-1. See "Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations". In connection with a reorganization under Chapter 11 of the United States Bankruptcy Code, the Company adopted as of September 30, 1992, the American Institute of Certified Public Accountants' Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"). The Company's basis of accounting for financial reporting purposes changed as a result of adopting the Reorganization SOP. Accordingly, the results of operations after September 30, 1992 are not comparable to results of operations prior to such date, and the results of operations for the nine months ended September 30, 1992 and the three months ended December 31, 1992 have not been aggregated.

                                                             POST-EMERGENCE                         PRE-EMERGENCE
                                        ---------------------------------------------------------   -------------
                                                                                    THREE MONTHS     NINE MONTHS
                                                YEARS ENDED DECEMBER 31,                ENDED           ENDED
                                        -----------------------------------------   DECEMBER 31,    SEPTEMBER 30,
                                          1996       1995       1994       1993         1992            1992
                                        --------   --------   --------   --------   -------------   -------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statements of Operations
  Data:
  Net sales...........................  $587,761   $615,238   $537,957   $429,353     $ 98,854        $316,106
  Operating income....................    63,436    125,146     75,085     14,504        1,418           9,392
  Income (loss) before extraordinary
    gain (loss).......................    29,731     65,443     21,504    (25,243)      (6,528)        (31,476)
  Extraordinary gain (loss), net of
    income taxes......................        --         --    (25,831)        --           --         123,672
                                        --------   --------   --------   --------     --------        --------
  Net income (loss)...................  $ 29,731   $ 65,443   $ (4,327)  $(25,243)    $ (6,528)       $ 92,196
                                        ========   ========   ========   ========     ========        ========
  Weighted average shares
    outstanding.......................    19,168     19,126     11,663     10,501       10,501
                                        ========   ========   ========   ========     ========
Income (loss) per share(1):
  Income (loss) before extraordinary
    loss..............................  $   1.55   $   3.42   $   1.84   $  (2.40)    $   (.62)
  Extraordinary loss..................        --         --      (2.21)        --           --
                                        --------   --------   --------   --------     --------
  Net income (loss) per share.........  $   1.55   $   3.42   $   (.37)  $  (2.40)    $   (.62)
                                        ========   ========   ========   ========     ========
Dividends per share...................  $    .16   $    .04   $     --   $     --     $     --
                                        ========   ========   ========   ========     ========

                                                            AT DECEMBER 31,
                                          ----------------------------------------------------
                                            1996       1995       1994       1993       1992
                                          --------   --------   --------   --------   --------
Consolidated Balance Sheets Data:
  Working capital.......................  $ 92,089   $108,416   $140,039   $109,381   $104,824
  Total assets..........................   597,542    520,591    506,954    434,307    423,591
  Long-term debt and other noncurrent
      liabilities.......................   350,383    296,080    366,766    397,091    367,327
  Stockholders' equity (deficit)........   169,051    140,151     74,876     (5,137)    20,106

---------------

(1) Per share data for the pre-emergence periods is not presented because such information is not comparable to the similar information for the post-emergence periods.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company conducts its business through two operating divisions: the Rexene Products division, which manufactures and sells polyethylene, polypropylene, REXtac(R) APAO, REXflex(R) FPO and styrene, and the CT Film division, which manufactures and sells plastic film. The polyethylene, polypropylene and styrene markets in which the Company competes are cyclical markets that are sensitive to relative changes in supply and demand as well as general economic conditions. Historically, these products have experienced alternating periods of tight supply, rising prices and increased profits followed by periods of large capacity additions resulting in oversupply, lower selling prices and lower gross profits. The Company's plastic film and REXtac APAO businesses are generally less sensitive to economic cycles.

     Principal raw materials purchased by the Company consist of ethane and propane extracted from NGL, propylene and benzene (all four of which are referred to as "feedstocks") for the polymer and styrene businesses and polyethylene resins for the film business. The feedstock supplies available in Odessa, Texas are currently adequate for the Company's requirements. In 1996, feedstocks accounted for approximately 30% of the Company's total cost of sales. As a result, the Company's inability in 1996 to pass on the full amount of the increases in feedstock costs to customers had a significant impact on operating results. Low industry inventory levels of crude oil, natural gas and NGL feedstocks and unexpected supply disruptions caused feedstock prices to increase during the first nine months of 1996. Feedstock prices for ethane and propane increased significantly during the fourth quarter principally due to low inventory levels and an increase in home heating demand caused by an unusually cold winter pattern. Feedstock prices decreased midway in the first quarter of 1997.

RESULTS OF OPERATIONS

     1996 COMPARED TO 1995

     As discussed above, a slowdown in economic growth in the United States, a decrease in average sales prices for styrene and polyethylene and higher feedstock prices in the fourth quarter of 1996 resulted in overall lower sales and profitability in 1996 than 1995. Net sales decreased $27.5 million (or 4.5%) from 1995 to 1996 principally due to a decrease in average sales prices in styrene and polyethylene, offset by increased excess feedstock sales. Styrene sales decreased $30.4 million (or 25%) principally due to a decrease in average sales prices of 10 cents per pound, partially offset by an increase in sales volumes of 9.9 million pounds. Polyethylene sales decreased $5.0 million (or 3%) due to a decrease in average sales prices of 4 cents per pound, partially offset by an increase in sales volumes of 21.5 million pounds. Polypropylene sales decreased $3.3 million (or 4%) principally due to a decrease in average sales prices of 2 cents per pound. Sales of plastic film decreased $18.1 million (or 11%) principally due to a decrease in average sales prices of 4 cents per pound and a decrease in sales volumes of 10.3 million pounds as a result of a general trend by disposable diaper manufacturers towards thinner diaper backsheet materials. REXtac APAO sales increased $2.4 million (or 10%) due to higher sales volumes of 4.8 million pounds. Other sales increased $26.9 million principally due to an increase of excess feedstock sales.

     The Company's gross profit percentage decreased from 29% in 1995 to 20% in 1996, principally due to the decrease in average sales prices for styrene and polyethylene discussed above and an increase in feedstock costs. Feedstock price increases accounted for $16 million, or one-third of the 9% reduction in the gross profit percentage in 1996 compared to 1995.

     Marketing, general and administrative expenses increased $0.5 million from 1995 to 1996, primarily due to higher marketing costs in the plastic film market. Research and development expenses decreased $0.8 million as costs associated with the new FPO plant decreased as a result of the plant startup in December 1996.

     As a result of the factors discussed above, operating income decreased $61.7 million (or 49%) from 1995 to 1996. Of this $61.7 million decrease in operating income, $35.8 million was due to the cyclical downturn in the styrene business.

     Interest expense decreased $8.7 million (or 36%) principally due to a lower credit line balance and higher capitalized interest on capital improvements.

     Other, net increased $1.6 million from 1995 to 1996 principally due to costs of $1.2 million related to the Company's response to an unsolicited offer to purchase the Company.

     Income tax expense decreased $20.3 million from 1995 to 1996 due to decreased operating results.

     Due primarily to reasons discussed above, net income decreased $35.7 million from 1995 to 1996.

     1995 COMPARED TO 1994

     The Company's overall sales and profitability were higher in 1995 than 1994. As discussed above, the petrochemical and polymer markets in which the Company participates were stronger in the first half of 1995 as compared to the second half of 1995. Net sales increased $77.3 million (or 14%) from 1994 to 1995 principally due to an increase in average sales prices of styrene, polyethylene and polypropylene, offset by a decrease in sales volumes for plastic film. Styrene sales increased $30.3 million (or 34%) principally due to an increase in average sales prices of 9 cents per pound. Polyethylene sales increased $22.5 million (or 15%) principally due to an increase in average sales prices of 9 cents per pound, partially offset by a decrease in sales volumes of
21.7 million pounds. Polypropylene sales increased $13.0 million (or 17%) principally due to an increase in average sales prices of 7 cents per pound. Plastic film sales decreased $2.1 million (or 1%) principally due to a decrease in sales volumes of 20.3 million pounds principally from the lost sales volumes of the film sold to the disposable diaper market for reasons discussed in Item
1 -- Business -- Plastic Film, partially offset by an increase in average sales prices of 10 cents per pound. REXtac APAO sales increased $5.6 million (or 30%) principally due to an increase in sales volumes of 12.1 million pounds. Other sales increased $7.9 million in 1995 as compared to 1994 principally due to an increase in excess feedstock sales.

     The Company's gross profit percentage increased from 22% in 1994 to 29% in 1995 principally due to the increase in average sales prices of polyethylene, polypropylene and styrene.

     Marketing, general and administrative expenses increased $5.2 million (or 14%) from 1994 to 1995 principally due to higher information system costs to support improvements to on-going operations, sales and marketing costs related to the CT Film plant in England and higher employee compensation and benefits. Research and development expenses increased $2.4 million (or 34%) principally due to new product development at CT Film.

     Due primarily to the factors discussed above, operating income increased $50.1 million (or 67%) from 1994 to 1995.

     Interest expense decreased $25.6 million (or 51%) principally due to lower long-term debt as a result of the completion of a recapitalization plan in the fourth quarter of 1994 and the repayment of bank debt in the first half of 1995.

     Other, net decreased $7.7 million from 1994 to 1995 principally due to the reversal in 1994 of a $7.4 million lawsuit accrual for which the Company ultimately prevailed on appeal and due to the receipt in 1994 of approximately $1.0 million of insurance proceeds received in settlement of a claim related to a prior lawsuit.

     Income tax expense increased $24.9 million from 1994 to 1995 principally due to increased operating results.

     In 1994, the Company recorded an extraordinary loss of $25.8 million, net of income taxes of $15.8 million, as a result of the redemption of the Company's increasing rate first priority and second priority notes. Due primarily to the factors discussed above, the Company had net income of $65.4 million in 1995 compared with a net loss of $4.3 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     During the year ended December 31, 1996, net cash provided by operating activities decreased $114.3 million as compared to 1995. This decrease was principally due to lower gross profits and changes in working capital, primarily income taxes payable and inventories. The Company paid $46.6 million in federal and state taxes in 1996, which included the tax liability for 1995 and 1996. No federal income taxes were paid in 1995.

     In the fourth quarter of 1994, the Company completed a recapitalization plan (the "Recapitalization") designed to increase stockholders' equity, reduce indebtedness and interest expense and improve the Company's strategic, operating and financial flexibility. The Recapitalization resulted in (i) the issuance of 8 million shares of common stock at $11.00 per share, (ii) the issuance of 11 3/4% Senior Notes due 2004 (the "Senior Notes") in an aggregate principal amount of $175 million, (iii) the establishment of a new credit facility, providing a $100 million term loan (the "Term Loan") and an $80 million revolving line of credit (the "Revolving Credit Facility"), (iv) the redemption and defeasance of the Company's increasing rate first priority and second priority notes, and (v) the repayment in full of the outstanding indebtedness under the then existing credit agreement. In addition to cash generated from operations, in 1995, the Company received a $25 million advance payment from a customer as a result of a multi-year agreement to supply a portion of annual styrene production. Using cash generated from operations, this advance payment and existing cash balances, the Company repaid $100 million of long-term debt under the Term Loan in the first half of 1995. On April 24, 1996, the Company executed an amendment to its existing credit facility ( the "Amended Credit Agreement") to provide a line of credit in the amount of $150 million for a seven year term. On August 5, 1996, the Company executed an agreement with a financial institution for a $10 million uncommitted, unsecured line of credit ( the "Unsecured Note") for day to day cash flow requirements. As of December 31, 1996, the Company's outstanding indebtedness under the Amended Credit Agreement was $60 million and no amounts were outstanding under the Unsecured Note.

     On March 14, 1997, the Amended Credit Agreement was further amended to, among other things, permit the repurchase of shares of Common Stock pursuant to the Share Repurchase Program. On March 14, 1997, the Company received a commitment from Scotia Bank to increase the borrowing availability under the Amended Credit Agreement from $150 million to $225 million through $150 million in term loans and $75 million in a revolving credit facility (the "New Credit Agreement"). The primary use of proceeds from the New Credit Agreement will be to provide funds to repurchase approximately $35 million of the Company's Common Stock pursuant to the Share Repurchase Program and to finance portions of the Company's capital expenditure program at its Odessa, Texas plant over the next two years, including the modernization and expansion of its olefins plant and the construction of a new LLDPE plant.

     The New Credit Agreement will contain covenants which limit, among other things, the incurrence of additional indebtedness by the Company, the creation of liens on the Company's assets, the making of certain investments by the Company, certain mergers, sales of certain fixed assets and the prepayment of the Senior Notes. The New Credit Agreement also will contain certain financial covenants relating to the financial condition of the Company, including covenants relating to minimum net worth, the ratio of its earnings to its interest expense and the ratio of its earnings to debt. As of March 14, 1997, the Company had borrowed $93 million under the Amended Credit Agreement.

     The Company anticipates that the second part of the Share Repurchase Program will be funded by the issuance of $50 million in Preferred Stock. At the Special Meeting, stockholders will be asked to approve the second part of the Share Repurchase Program. See "Item 1 -- Business -- Recent Developments."

     The Company believes that, based on current levels of operations and anticipated growth, its cash flow from operations, together with other available sources of liquidity, including the proceeds from the New Credit Agreement, will be adequate to make scheduled payments of interest on the Senior Notes and dividends on the Preferred Stock, to permit anticipated capital expenditures and to fund working capital requirements. However, the ability of the Company to satisfy these obligations depends on a number of significant assumptions, including but not limited to, the demand for the Company's products, raw material costs and other factors.

     The indenture governing the Senior Notes (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness and to repurchase subordinated indebtedness, incur or suffer to exist certain liens, pay dividends, make certain investments, sell significant fixed assets and engage in mergers and consolidations.

     Pursuant to Section 10.01(k) of the Amended Credit Agreement, the replacement of a majority of the Company's directors, if adopted by the stockholders of the Company at the Special Meeting, would cause a "change of control" as defined in the Amended Credit Agreement. Pursuant to the Amended Credit Agreement, the lenders could cancel their obligations to make loans to the Company and/or declare the loans then outstanding under the Amended Credit Agreement due and payable. The replacement of a majority of the Company's directors, if successful, also would be a "change of control" under the Indenture, pursuant to which the Senior Notes were issued. Each holder of Senior Notes would then have the right to require the Company to purchase all or any part of such holder's Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.

     During 1996 and 1995, the Company expended $113.8 million and $54.6 million, respectively, for capital expenditures. In 1997, the Company expects to spend approximately the same amount for capital expenditures as in 1996, including $33 million towards the completion of the olefin plant modernization and expansion and approximately $29 million towards construction of the LLDPE expansion at the Odessa Facility.

     A number of potential environmental liabilities exist which relate to certain contaminated property. In addition, a number of potential environmental costs relate to pending or proposed environmental regulations. No assurance can be given that all of the potential liabilities arising out of the Company's present or past operations have been identified or that the amounts that might be required to investigate and remediate such sites or comply with pending or proposed environmental regulations can be accurately estimated. The Company has approximately $18.4 million accrued in the December 31, 1996 balance sheet as an estimate of its total potential environmental liability with respect to investigating and remediating known and assessed site contamination. Extensive environmental investigation of the groundwater, soils and solid waste management has been conducted at the Odessa Facility. Risk assessments have been completed for a number of these facilities and corrective measures have been defined and conducted. Approval of certain waste management unit closures required a public notice period that expired at the end of February 1997. The Company has received approval to close five solid waste management units, which will permit a reduction in the accrual for potential environmental liability of approximately $9.0 million. If, however, additional liabilities with respect to environmental contamination are identified, there is no assurance that additional amounts that might be required to investigate and remediate such potential sites would not have a material adverse effect on the financial position, results of operations or cash flows of the Company. In addition, future regulatory developments could restrict or possibly prohibit existing methods of environmental compliance. At this time, the Company is unable to determine the potential consequences such possible future regulatory developments would have on its financial condition. Management continually reviews its estimates of potential environmental liabilities. The Company does not currently carry environmental impairment liability insurance to protect it against such contingencies because the Company has found such coverage is available only at great cost and with broad exclusions. See "Item 1 -- Business -- Environmental and Related Regulation."

     The Company's operating expenditures for environmental remediation, compliance and waste disposal were approximately $7.6 million and $8.3 million in 1996 and 1995, respectively. In 1997, the Company anticipates spending approximately $8.4 million for environmental remediation, compliance and waste disposal. Of that amount, expenditures relating to remediation are projected to be approximately $2.3 million in 1997. Compliance and waste disposal costs are expected to increase slightly over the next several years as a result of increasingly stringent regulations that affect waste handling alternatives. In 1996 and 1995, the Company also spent approximately $1.4 million and $1.2 million, respectively, relating to environmental capital expenditures. For the foreseeable future, the Company expects to incur approximately $2 million to $4 million per year in capital spending to address the requirements of environmental laws. Additionally, the Company expects to spend approximately $5.9 million in 1997 for the completion of an alternative wastewater disposal facility. Annual amounts could vary depending on a variety of factors, such as the control measures or remedial technologies ultimately required and the time allowed to meet such requirements.

OTHER MATTERS

     The Company is including the following cautionary statement in this combined Annual Report to Shareholders/Form 10-K to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. From time to time, the Company may publish or otherwise make available forward-looking statements of this nature. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are also expressly qualified by these cautionary statements. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The forward-looking statements contained herein are based on various assumptions, many of which are based, in turn, upon further assumptions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to the other factors and matters discussed elsewhere herein, the following are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statement:

      1. Changes in economic conditions and weather conditions

      2. Changes in the availability and/or price of feedstocks

      3. Changes in management or control of the Company

      4. Inability to obtain new customers or retain existing ones

      5. Significant changes in competitive factors affecting the Company

      6. Governmental/regulatory actions and initiatives, including those affecting financings, and environmental/safety requirements

      7. Significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays

      8. Occurrences affecting the Company's ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments

      9. Regarding foreign operations -- changes in foreign trade and monetary policies, laws and regulations related to foreign operations, political and governmental changes, inflation and exchange rates, taxes and operating conditions

     10. Significant changes in tax rates or policies or in rates of inflation or interest

     11. Significant changes in the Company's relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur

     12. Changes in accounting principles and/or the application of such principles to the Company.

     The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

ITEM 8. FINANCIAL STATEMENTS

     The Company's Consolidated Financial Statements required by this item are included on the pages immediately following the Index to Consolidated Financial Statements appearing on page F-1.

ITEM 9.CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

            DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The table set forth below provides certain information with respect to those persons who are currently serving as directors and executive officers of the Company.

        NAME          AGE                             POSITION
        ----          ---                             --------

Andrew J. Smith.....  55    Chairman of the Board, Director and Chief Executive Officer
Lavon N. Anderson...  61    Director, President and Chief Operating Officer
James R. Ball.......  54    Director
Harry B. Bartley....  69    Director
R. James Comeaux....  58    Director
William B. Hewitt...  58    Director
Ilan Kaufthal.......  49    Director
Charles E.            65    Director
  O'Connell.........
Jack E. Knott.......  42    Director, Executive Vice President and President -- Rexene
                            Products
Richard C. Perry....  42    Director
Stephen C. Swid.....  56    Director
Jonathan R.           45    Executive Vice President and President -- CT Film
  Wheeler...........
James M. Ruberto....  50    Executive Vice President -- Administration
Bernard J.            61    Executive Vice President, Secretary and General Counsel
  McNamee...........
Geff Perera.........  43    Executive Vice President and Chief Financial Officer

     Mr. Smith has been Chairman of the Board of Directors since April 1996 and Chief Executive Officer and a director of the Company since March 1992. From December 1991 to March 1992, he was a private consultant. From June 1991 to December 1991, he was President and Chief Operating Officer of Itex Enterprises, Inc., an environmental remediation company. Mr. Smith also served as a consultant to Old Rexene from January 1991 to June 1991. Immediately prior thereto, he had been a director of Old Rexene since May 1988 and the President and Chief Executive Officer of Old Rexene since June 1988. Mr. Smith joined the Company in 1976.

     Dr. Anderson has been President and Chief Operating Officer of the Company since January 1991 and a director since February 1990. From May 1988 to January 1991, Dr. Anderson was Executive Vice President -- Manufacturing and Technical of Old Rexene. Prior thereto Dr. Anderson has served the Company in various capacities since 1972.

     Mr. Ball has served as director of the Company since April 1996. He is a private investor and is engaged in private consulting. Mr. Ball served Vista Chemical Company in a number of capacities from 1984 to 1994, including Vice President, Marketing from July 1984 to August 1987, Senior Vice President, Commercial from August 1987 to February 1992, Executive Vice President and Chief Operations Officer, from February 1992 to July 1992, and President and Chief Executive Officer from July 1992 to December 1994. Prior to July 1984, Mr. Ball held various positions with Conoco since 1969. Mr. Ball is a director of The Carbide/Graphite Group.

     Mr. Bartley has served as a director of the Company since April 1995. He is currently retired. Mr. Bartley served Hoechst Celanese Corporation in a number of capacities from 1950 to 1989, including President of Celanese Chemical Co. from 1976 to 1987, President of Hoechst Celanese Chemical Group from 1987 to 1989 and director of Hoechst Celanese Corporation from 1987 to 1989.

     Mr. Comeaux has served as a director of the Company since April 1995. He has served as President of Petrochemical Management, Inc., a consulting firm, since April 1993. From August 1989 to January 1993, Mr. Comeaux was President, Chief Executive Officer and Director of Arcadian Corporation, a fertilizer manufacturer. Prior to such time, Mr. Comeaux was Senior Vice President of FINA, Inc. from 1984 to 1989 and served Gulf Oil Corporation in a number of capacities from 1967 to 1984.

     Mr. Hewitt has served as a director of the Company since February 1990. He has been President of Union Corporation, a receivables management and customer service outsourcing company, since May 1995 and Chairman of the Board and Chief Executive Officer of Capital Credit Corporation, a receivables management company, since September 1991. Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm, from 1980 to September 1991. He is also a director of the Union Corporation.

     Mr. Kaufthal has served as a director of the Company since September 1992. He has been a managing director of Schroder Wertheim & Co. Incorporated, an investment banking firm, since 1987. He is also a director of United Retail Group, Inc., Cambrex Corporation and Russ Berrie & Company.

     Mr. O'Connell has served as a director of the Company since April 1995. He is currently retired. From 1985 to 1988, Mr. O'Connell served as President of the Society of Plastics Industries, a trade association. From 1964 to 1984, he served Gulf Oil Corporation in a variety of capacities.

     Mr. Knott has served as a director of the Company since April 1996 and has been Executive Vice President of the Company and President of Rexene Products since March 1995. Prior thereto, Mr. Knott had been Executive Vice
President -- Sales and Market Development of the Company since March 1992. Prior thereto, Mr. Knott was an Executive Vice President of Old Rexene since January 1991 and President of CT Film since February 1989.

     Mr. Perry has served as a director of the Company since March 19, 1997. Mr. Perry is the President of Perry Corp., a New York based private investment management firm, which he founded in November 1988. From 1977 to 1988, Mr. Perry implemented investment strategies in the equity trading area of Goldman Sachs & Co. He is also Chairman of the Board of FTD Corporation and a director of Radio & Records, Inc.

     Mr. Swid has served as a director of the Company since March 19, 1997. Mr. Swid has served as Chairman and Chief Executive Officer of SCS Communications, an owner and operator of diverse media properties, since late 1989. From February, 1990 to January, 1995, Mr. Swid was the Chairman and Chief Executive Officer of Westview Press. Prior thereto, Mr. Swid had been the Chairman and Chief Executive Officer of SBK Entertainment World, Inc. from November, 1986 to May, 1989. For the twelve years prior thereto, Mr. Swid had been the Co-Chairman and Co-Chief Executive Officer of Knoll International Holdings, Inc.

     Mr. Wheeler has been Executive Vice President of the Company and President of CT Film since January 1996. Prior thereto, Mr. Wheeler was Executive Vice President -- Administration since April 1995. Prior thereto, Mr. Wheeler had been Senior Vice President -- Administration of the Company since December 1990.

     Mr. Ruberto has been Executive Vice President -- Administration since January 1996. Prior thereto, Mr. Ruberto had been Executive Vice President of the Company and President of CT Film since March 1992. Prior thereto, Mr. Ruberto had been Executive Vice President -- Sales and Market Development of Rexene since January 1991. From April 1989 to January 1991, Mr. Ruberto was Executive Vice President -- Marketing and Business Planning of Old Rexene.

     Mr. McNamee has been Executive Vice President, Secretary and General Counsel of the Company since April 1995. Prior thereto, Mr. McNamee had been Vice President, Secretary and General Counsel of the Company since May 1993. From September 1989 to November 1992, Mr. McNamee was Vice President and General Counsel of Ferro Corporation, a multinational manufacturer of specialty materials.

     Mr. Perera has been Executive Vice President and Chief Financial Officer of the Company since May 1996. Prior thereto, Mr. Perera had been Vice President of the Company since January 1991 and Controller since February 1989.

     In October 1991, Old Rexene filed a petition for reorganization under the federal bankruptcy laws from which the Company emerged on September 18, 1992, pursuant to the Reorganization. At the time Old Rexene filed its petition for reorganization, Dr. Anderson and Mr. Hewitt served as directors. In addition, in connection with the Reorganization, Messrs. Kaufthal was appointed to serve on the Company's board at the request of the committee of creditors participating in the Reorganization. Mr. Smith, who served as a director of Old Rexene prior to the filing of its petition for reorganization, returned to Old Rexene's board after the petition was filed. Dr. Anderson and Messrs. Smith, Knott, Ruberto, Wheeler and Perera each served as executive officers of Old Rexene at some time within two years before the filing by Old Rexene of its petition for reorganization.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were met.

ITEM 11. EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and the four other highest paid executive officers of the Company in 1996 (the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                       --------------------------------
                                                                              OPTIONS
                                                                              (NUMBER      ALL OTHER
         NAME AND PRINCIPAL POSITION            YEAR    SALARY     BONUS     OF SHARES)   COMPENSATION
         ---------------------------            ----   --------   --------   ----------   ------------
Andrew J. Smith,..............................  1996   $452,088   $357,186     80,000       $ 6,300(1)
       Chairman of the Board and                1995    431,671    469,808         --         7,176
       Chief Executive Officer                  1994    367,502    380,000     70,000         4,902
Lavon N. Anderson,............................  1996   $297,000   $ 70,000         --       $ 8,568(2)
       President and                            1995    297,000    248,054         --        10,888
       Chief Operating Officer                  1994    292,000    297,000     40,000         6,273
Jack E. Knott,................................  1996   $241,267   $160,162     40,000       $ 3,106(3)
       Executive Vice President and             1995    221,675    203,338         --         3,542
       President of Rexene Products             1994    217,921    176,000     38,000         3,209
Jonathan R. Wheeler,..........................  1996   $225,845   $138,914     40,000       $ 3,573(4)
       Executive Vice President and             1995    206,675    190,630         --         3,548
       President of CT Film                     1994    200,838    164,000     32,000         2,703
James M. Ruberto,.............................  1996   $220,008   $ 87,727     20,000       $ 4,427(5)
       Executive Vice
          President -- Administration           1995    220,008    165,270         --         3,579
                                                1994    217,921    176,000     38,000         3,762

---------------

(1) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,250, $4,584 and $2,310 in 1996, 1995 and 1994,
    respectively, and imputed income for life insurance of $4,050, $2,592 and $2,592 for 1996, 1995 and 1994, respectively.

(2) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,250, $4,570 and $2,223 in 1996, 1995 and 1994,
    respectively, and imputed income for life insurance of $6,318, $6,318 and $4,050 in 1996, 1995 and 1994, respectively.

(3) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,225, $2,744 and $2,426 in 1996, 1995 and 1994,
    respectively, and imputed income for life insurance of $881, $798 and $783 in 1996, 1995 and 1994, respectively.

(4) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,175, $2,812 and $1,988 in 1996, 1995 and 1994,
    respectively, and imputed income for life insurance of $1,398, $736 and $715 in 1996, 1995 and 1994, respectively.

(5) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,175, $2,218 and $2,426 in 1996, 1995 and 1994,
    respectively, and imputed income for life insurance of $2,252, $1,361 and $1,336 in 1996, 1995 and 1994, respectively.

OPTION GRANTS, EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1996 to certain of the named executive officers.

                             OPTION GRANTS IN 1996

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                                                                                 STOCK PRICE
                                                                                                 APPRECIATION
                                                    INDIVIDUAL GRANTS                          FOR OPTION TERM
                                ----------------------------------------------------------   --------------------
                                NUMBER OF SECURITIES   % OF TOTAL
                                 UNDERLYING OPTIONS     OPTIONS     EXERCISE
                                      GRANTED          GRANTED TO    OR BASE
                                 (NUMBER OF SHARES)    EMPLOYEES      PRICE     EXPIRATION
             NAME                       (1)             IN 1996     ($/SH)(2)      DATE      5%($)(3)   10%($)(4)
             ----               --------------------   ----------   ---------   ----------   --------   ---------
Andrew J. Smith...............         80,000            16.34%      $10.79      8/01/06     544,000    1,372,800
Jack E. Knott.................         40,000             8.17%      $10.79      8/01/06     272,000      686,400
Jonathan R. Wheeler...........         40,000             8.17%      $10.79      8/01/06     272,000      686,400
James M. Ruberto..............         20,000             4.08%      $10.79      8/01/06     136,000      343,200

---------------

(1) Options represent the right to purchase shares of Common Stock at a fixed price per share. Fifty percent (50%) of the options become exercisable when the market value of the Common Stock first reaches $16.185 per share, and the balance of such options become exercisable when the market value of the Common Stock first reaches $21.58 per share. In any event, all of the options become exercisable on August 1, 2004 or upon the death, disability or retirement of an optionee or upon a change of control.

(2) Based on the average trading price on the New York Stock Exchange of the Common Stock for the preceding twenty trading days.

(3) Represents an assumed market price per share of Common Stock of $17.59.

(4) Represents an assumed market price per share of Common Stock of $27.95.

     No named executive officer exercised options to purchase Common Stock in 1996. The following table sets forth certain information with respect to the unexercised options to purchase Common Stock held at December 31, 1996 by each of the Company's named executive officers.

                                              NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                               OPTIONS AT 12/31/96     IN-THE-MONEY OPTIONS AT
                                                    (SHARES)                  12/31/96
                                              ---------------------    -----------------------
                                                  EXERCISABLE/              EXERCISABLE/
                    NAME                          UNEXERCISABLE             UNEXERCISABLE
                    ----                      ---------------------    -----------------------
Andrew J. Smith.............................     68,666/103,334            389,533/309,342
Lavon N. Anderson...........................     45,916/ 13,334            313,668/ 66,103
Jack E. Knott...............................     37,333/ 52,667            241,320/172,890
Jonathan R. Wheeler.........................     33,333/ 50,667            214,877/159,673
James M. Ruberto............................     37,333/ 32,667            241,320/116,190

RETIREMENT PLANS

     The Company has a trusteed non-contributory defined benefit pension plan (the "Retirement Plan") for substantially all non-union employees. The normal retirement age of participants is 65. An employee is entitled, subject to various Internal Revenue Code limitations, to annual pension benefits equal to 0.9% of the employee's average annual base salary during the highest paid three consecutive years of the employee's final ten calendar years of service ("Final Average Pay") multiplied by years of service under the Retirement Plan, plus 0.5% of the employee's Final Average Pay which exceeds an average, computed under Internal Revenue Service rules, of the employee's wages taken into account for social security purposes, multiplied by the number of years of the employee's participation in the Retirement Plan (up to a maximum of 35 years).

     In October 1994, the Company adopted the Rexene Corporation Supplemental Executive Retirement Plan (the "SERP"), which was amended in 1996. The purposes of the SERP are to provide supplemental retirement and survivor benefits, in addition to amounts payable under the Retirement Plan, for a certain select group of management or highly compensated employees who complete a specified period of service and otherwise become eligible under the SERP. The Company intends to fund the SERP from time to time at the discretion of the Management Development and Compensation Committee or the Board of Directors; the general assets of the Company are the source of funds for the SERP. Participants in the SERP are entitled on or after age 60 and completion of 15 years of service from and after the later to occur of January 1, 1988 and their employment commencement date to receive monthly pension benefits which, when aggregated with benefits payable under the Retirement Plan, equal 65% of the monthly average of Final Average Pay multiplied by the participant's percentage of vesting and credited service under the SERP. Generally, participants vest 20% for each of the first five years of service, commencing October 1, 1994. Such pension benefits will be paid to the extent allowable under the Internal Revenue Code from the Retirement Plan and thereafter from the SERP. Pension payments to be received by Dr. Anderson under the SERP will be further reduced by any monthly pension benefits received under a predecessor company retirement plan, but he will be totally vested and given full service credit if he elects early retirement after August 1997. In addition, benefits payable to participants in the SERP who have less than 15 years of service will be reduced at the rate of 6 2/3% per year. If a participant elects to retire prior to age 60, he is eligible to receive benefits upon reaching age 55 and in such event his benefits under the SERP may be reduced in an amount not to exceed 10% for each year of early retirement. Under the SERP, pension payments will be permitted in excess of the limit imposed by the Internal Revenue Code under the Retirement Plan, which in 1996 provides that the highest annual salary on which benefits can be calculated is $150,000. Messrs. Smith, Anderson, Knott, Wheeler and Ruberto and two other executive officers are the only current participants in the SERP.

     The following table illustrates the amount of combined annual pension benefits payable under the Retirement Plan and the SERP to participants in specified average annual earnings and years of service classifications. Benefit payments under the Retirement Plan are not subject to any reduction for social security benefits or other offset amounts. Although the amounts set forth below include benefits payable under the SERP assuming participant vesting of 100%, all of the current participants in the SERP except one are currently vested only to the extent of 40% of his accrued benefits in such plan.

                                        ANNUAL BENEFITS FOR YEARS OF SERVICE
                              --------------------------------------------------------
     FINAL AVERAGE PAY           5           10          15          20          25
     -----------------        --------    --------    --------    --------    --------
100,000.....................  $ 21,665    $ 43,336    $ 65,000    $ 65,000    $ 65,000
150,000.....................    32,497      65,003      97,500      97,500      97,500
200,000.....................    43,329      86,671     130,000     130,000     130,000
300,000.....................    64,994     130,007     195,000     195,000     195,000
400,000.....................    86,658     173,342     260,000     260,000     260,000
500,000.....................   108,323     216,678     325,000     325,000     325,000

     For purposes of calculation of benefits under the Retirement Plan, only years of service since 1984 count in the benefits formula. As of December 31, 1996, the named executive officers had the following credited years of service under the Retirement Plan: Mr. Smith -- thirteen years; Dr. Anderson -- thirteen years; Mr. Knott -- eleven years; Mr. Wheeler -- eight years and Mr.
Ruberto -- seven years. For purposes of calculation of benefits under the SERP, the years of credited service for each of the named executive officers as of December 31, 1996 were as follows: Mr. Smith -- nine years; Dr. Anderson -- nine years; Mr. Knott -- nine years; Mr. Wheeler -- eight years and Mr.
Ruberto -- seven years.

EXECUTIVE SECURITY PLAN

     The beneficiaries of two executive officers of the Company, Dr. Anderson and Mr. Knott, are entitled to receive under the Executive Security Plan of the Company (the "Security Plan") death benefits equal to a lump sum of $300,000 in the event of the death of Dr. Anderson or Mr. Knott while employed by the Company. The Company purchases life insurance covering such benefits. At the present time, it is not expected that any additional executive officers will be selected for participation in the Security Plan.

COMPENSATION OF DIRECTORS

     Fees and Expenses. In 1996, each director who is not an employee of the Company received a fee of $1,000 for each meeting of the Board attended, $1,000 for each committee meeting attended which was not held on the same day as a Board meeting and an annual fee of $10,000 payable in quarterly installments. In addition, on April 30, 1996, each director who is not an employee of the Company received options to purchase an aggregate of 2,000 shares of Common Stock under the Company's 1995 Stock Option Plan for Outside Directors. Such 1996 options are exercisable at $3.22 per share, equal to the average of the fair market value per share of Common Stock for the last 20 trading days immediately preceding April 30, 1996, less $10.00. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

EMPLOYMENT AGREEMENTS

     Andrew J. Smith, Chief Executive Officer and a director of the Company, Lavon N. Anderson, President and Chief Operating Officer and a director of the Company, Geff F. Perera, Executive Vice President and Chief Financial Officer of the Company, Jack E. Knott, Executive Vice President of Rexene and President of Rexene Products and a director of the Company, James M. Ruberto, Executive Vice President of Rexene -- Administration, Jonathan R. Wheeler, Executive Vice President and President of CT Film, and Bernard J. McNamee, Executive Vice President, Secretary and General Counsel of the Company, are each parties to termination agreements entered into in 1996. Each termination agreement provides that in the event the employee is terminated without cause (as defined in the agreement) within three years after a change in control of Rexene, is assigned to a position of lesser responsibility or in the event such employee voluntarily resigns his employment in certain limited circumstances after such a change in control, Rexene is obligated to pay the employee within 10 business days after the effective date of such termination, a lump sum cash severance equal to three times his then current annual base salary less $1.00. Additionally, in the event such employee voluntarily resigns because he is required to relocate within the continental United States within three years after a change in control under the Company's standard relocation policy, such employee is entitled to receive a lump sum cash severance amount equal to 18 months of his then current monthly base salary. The agreements also provide that in the event the employee is terminated without cause by Rexene without a change in control, Rexene is obligated to pay the employee within 10 business days of such termination a lump sum cash severance amount equal to one year of such employee's then current base salary. "Change in control" is defined in the relevant agreements to generally include: (i) a change in at least two-thirds of the members of the Board of Directors, whether as the result of a merger, reorganization or otherwise; (ii) the acquisition by a related group of persons of beneficial ownership of at least 20% of the Common Stock; (iii) the liquidation or dissolution of the Company; or (iv) a determination by a majority of the directors of the Company that such a change of control has occurred or is imminent.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following tabulation sets forth as of March 14, 1997, information with respect to each person who was known by Rexene to be the beneficial owner of more than five percent of the Common Stock.

                                                                   COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              ----------------------
                                                              NUMBER OF     PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER                SHARES      OF CLASS
            ------------------------------------              ----------    --------
Guy P. Wyser-Pratte and Spear, Leeds & Kellogg..............   2,483,800(1)  13.2%
  c/o Guy P. Wyser-Pratte
  63 Wall Street
  New York, New York 10005
Dave C. Swalm...............................................   1,850,000(2)   9.8%
  11102 Hedwig Lane
  Houston, Texas 77024

---------------

(1) Based upon information reported in Amendment No. 2 to Schedule 13D dated March 14, 1997 filed by Mr. Guy Wyser-Pratte and Spear, Leads & Kellogg. Mr. Wyser-Pratte has sole voting and investment power with respect to 1,369,700 shares of Common Stock beneficially owned by him and Spear, Leeds & Kellogg has sole voting and investment power with respect to 1,114,100 shares of Common Stock beneficially owned by it. Although Mr. Wyser-Pratte and Spear, Leeds & Kellogg may be deemed a "group" within the meaning of Rule 13d-5 under the 1934 Act, each of Mr. Wyser-Pratte and Spear, Leeds & Kellogg disclaims beneficial ownership of the shares of Common Stock owned by the other.

(2) Based upon information reported in Amendment No. 2 to Schedule 13D dated February 28, 1997 filed by Dave C. Swalm with the SEC. Mr. Swalm has sole voting and investment power with respect to 350,000 shares of Common Stock he beneficially owns. Mr. Swalm has shared voting and investment power with respect to 1,500,000 shares he beneficially owns.

SECURITY OWNERSHIP OF MANAGEMENT

     The following tabulation sets forth information with respect to the beneficial ownership of the Common Stock as of March 14, 1997 by each director and executive officer of the Company, and all executive officers and current directors of the Company as a group.

                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
                                                               NUMBER OF      PERCENT
                            NAME                              SHARES(1)(2)    OF CLASS
                            ----                              ------------    --------
Directors
Lavon N. Anderson...........................................      54,383(3)     *
James R. Ball...............................................       2,000        *
Harry B. Bartley, Jr........................................       7,000        *
R. James Comeaux............................................       7,000        *
William B. Hewitt...........................................      29,000        *
Ilan Kaufthal...............................................      29,000        *
Jack E. Knott...............................................      47,333(4)     *
Charles E. O'Connell........................................       4,000        *
Richard C. Perry............................................     602,400(5)     3.2%
Andrew J. Smith.............................................     103,557        *
Stephen C. Swid.............................................     639,254        3.4%
Named Executive Officers (excluding any director named
  above)
  and Group
James M. Ruberto............................................      43,333        *
Jonathan R. Wheeler.........................................      38,500        *
All current directors and executive officers as a group (15
  persons)..................................................   1,659,430        8.7%

---------------

 *  Less than 1%

(1) All shares listed are directly held with sole voting and investment power unless otherwise indicated.

(2) Includes shares subject to stock options which are exercisable within 60 days by the following individuals and group in the following amounts: Dr. Anderson -- 52,583; Mr. Ball -- 2,000; Mr. Bartley -- 4,000; Mr.
    Comeaux -- 4,000; Mr. Hewitt -- 2,000; Mr. Kaufthal -- 29,000; Mr.
    Knott -- 43,333; Mr. O'Connell -- 4,000; Mr. Smith -- 77,000; Mr.
    Ruberto -- 43,333; Mr. Wheeler -- 38,000; and all directors and executive officers as a group -- 350,919.

(3) Includes 100 shares owned by a corporation of which Dr. Anderson owns 50% of the outstanding stock and shares voting and investment power.

(4) Includes 3,000 shares held by Mr. Knott's spouse in a custodial capacity under the Uniform Gift to Minors Act.

(5) All shares are owned beneficially by Perry Corp. for the benefit of investor accounts managed and controlled by Perry Corp. As controlling stockholder of Perry Corp., Mr. Perry may be deemed a beneficial owner of all or a portion of such shares.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     A son of Andrew J. Smith, the Chief Executive Officer and a director of the Company, became a Vice President of Orion Pacific, Inc. ("Orion") in 1990 and was a shareholder of Orion between 1993 and 1994. In August 1993, the son of Mr. Smith resigned as an officer and employee of Orion. Pursuant to contractual arrangements originated in 1988,(i) the Company sells to Orion certain discarded byproducts which Orion extracts from Company landfills and (ii) Orion packages and processes a portion of the REXtac APAO manufactured by the Company at its plant in Odessa, Texas. During the year ended December 31, 1996, the Company sold approximately $36,000 of such by-products to Orion in the ordinary course of business. For the same period, the Company purchased approximately $1.3 million of APAO processing and packaging services and miscellaneous materials from Orion. The Company has also agreed to pay Orion an additional $250,000 per plant for each APAO plant utilizing the technology which the Company builds or licenses outside the United States (excluding a former joint venture plant in Japan). The Company currently licenses this technology to Orion so that Orion can continue providing these services to the Company.

     Ilan Kaufthal, a director of the Company, is a managing director of Schroder Wertheim & Co. Incorporated, which provides investment banking services to the Company from time to time and which has been retained by the Company to act as its financial advisor in connection with an unsolicited offer to purchase the Company . See "Item 1 -- Business -- Recent Developments."

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) 1.     Consolidated Financial Statements:

           See Index to Consolidated Financial Statements on page F-1.

    2.     Financial Statement Schedules:

           See Index to Consolidated Financial Statements on page F-1.

    3.     Exhibits:

               2.1             -- First Amended Plan of Reorganization of Rexene Products
                                  Company, et al., dated April 29, 1992 (filed as Exhibit
                                  2.1 to Rexene Corporation's Form 8-K Current Report dated
                                  July 7, 1992 and incorporated herein by reference).
               2.2             -- Order Confirming First Amended Plan of Reorganization,
                                  dated April 29, 1992 (filed as Exhibit 2.2 to Rexene
                                  Corporation's Annual Report on Form 10-K for the fiscal
                                  year ended December 31, 1992 and incorporated herein by
                                  reference).
               2.3             -- Plan and Agreement of Merger, between Rexene Corporation and Rexene Products Company, dated as of September 11,
                                  1992 (filed as Exhibit 2.3 to Rexene Corporation's Annual
                                  Report on Form 10-K for the fiscal year ended December
                                  31, 1992 and incorporated herein by reference).
               3.1.1           -- Restated Certificate of Incorporation of Rexene Products
                                  Company (a/k/a Rexene Corporation), dated September 11,
                                  1992 (filed as Exhibit 3.1 to Rexene Corporation's Annual
                                  Report on Form 10-K for the fiscal year ended December
                                  31, 1992 and incorporated herein by reference).
               3.1.2           -- Amendment to Certificate of Incorporation, dated June 9,
                                  1993 (filed as Exhibit 3.1.2 to Rexene Corporation's
                                  Annual Report on Form 10-K for the year ended December
                                  31, 1993 and incorporated herein by reference).
               3.2             -- Amendments to By-Laws, adopted May 24, 1994, together
                                  with a restatement of Rexene Corporation's By-Laws
                                  incorporating all amendments through May 24, 1994 (filed
                                  as Exhibit 3.2.3 to Rexene Corporation's Form 10-Q
                                  Quarterly Report for the three months ended June 30, 1994
                                  and incorporated herein by reference).
               4.1             -- Indenture, dated as of November 29, 1994, between Rexene
                                  Corporation, as Issuer, and Bank One, Texas, N.A., as
                                  Trustee, for $175,000,000 11 3/4% Senior Notes due 2004
                                  (filed as Exhibit 4.1 to Rexene Corporation's Annual
                                  Report on Form 10-K for the fiscal year ended December
                                  31, 1994 and incorporated herein by reference).

               4.2.1           -- Stockholder Rights Agreement, between Rexene Corporation and American Stock Transfer & Trust Company, as Rights
                                  Agent, dated as of January 26, 1993 (filed as Exhibit
                                  4.20 to Rexene Corporation's Annual Report on Form 10-K
                                  for the fiscal year ended December 31, 1992 and
                                  incorporated herein by reference).
               4.2.2           -- Amendment No. 1 to Stockholder Rights Agreement (filed as
                                  Exhibit 1 to Rexene Corporation's Form 8-A/A filed on
                                  October 21, 1994 and incorporated herein by reference).
               4.2.3           -- Amendment No. 2 to Stockholder Rights Agreement (filed as
                                  Exhibit 99.4 to Rexene Corporation's Form 8-A/A filed on
                                  July 26, 1996 and incorporated herein by reference).
              10.1*            -- Rexene Corporation 1988 Stock Incentive Plan (filed as
                                  Exhibit 10.5 to Rexene Corporation's Registration
                                  Statement on Form S-1 (SEC No. 33-22723) and incorporated
                                  herein by reference).
              10.2*            -- Rexene Corporation 1993 Non-Qualified Stock Option Plan
                                  (filed as Exhibit 10.2 to Rexene Corporation's Annual
                                  Report on Form 10-K for the fiscal year ended December
                                  31, 1992 and incorporated herein by reference).
              10.3*            -- Rexene Corporation 1994 Long-Term Incentive Plan (filed as Exhibit 10.2 to Amendment No. 1 to Rexene
                                  Corporation's Registration Statement on Form S-3 (SEC
                                  File No. 33-55507) as filed on October 21, 1994 and
                                  incorporated herein by reference).
              10.4*            -- Non-Qualified Stock Option Plan for Outside Directors of
                                  Rexene Corporation (filed as Exhibit 10.3 to Rexene
                                  Corporation's Annual Report on Form 10-K for the fiscal
                                  year ended December 31, 1992 and incorporated herein by
                                  reference).
              10.5*            -- 1995 Stock Option Plan for Outside Directors (filed as
                                  Exhibit 10.19 to Rexene Corporation's Form 10-Q Quarterly
                                  Report for the three months ended June 30, 1995 and
                                  incorporated herein by reference).
              10.6*            -- Rexene Corporation Supplemental Executive Retirement Plan
                                  (filed as Exhibit 10.3 to Amendment No. 1 to Rexene
                                  Corporation's Registration Statement on Form S-3 (SEC
                                  File No. 33-55507) as filed on October 21, 1994 and
                                  incorporated herein by reference).
              10.6.1*          -- Amendment No. 1 to Rexene Corporation Supplemental
                                  Executive Retirement Plan, dated as of June 1, 1996
                                  (filed as Exhibit 10.6.1 to Rexene Corporation's
                                  Quarterly Report on Form 10-Q for the quarterly period
                                  ended June 30, 1996 and incorporated herein by
                                  reference).
              10.6.2*          -- Amendment No. 2 to Rexene Corporation Supplemental
                                  Executive Retirement Plan, dated as of July 26, 1996
                                  (filed as Exhibit 10.6.2 to Rexene Corporation's
                                  Quarterly Report on Form 10-Q for the quarterly period
                                  ended June 30, 1996 and incorporated herein by
                                  reference).
              10.7.1*          -- Rexene Corporation 1995 Annual Incentive Bonus Plan
                                  (filed as Exhibit 10.6.3 to Rexene Corporation's Annual
                                  Report on Form 10-K for the fiscal year ended December
                                  31, 1994 and incorporated herein by reference).
              10.7.2*          -- Rexene Corporation Executive Management Committee Annual
                                  Incentive Plan.
              10.7.3*          -- Rexene Corporation 1996 Performance Unit Program for
                                  Executive Officers.
              10.7.4*          -- Rexene Corporation Long Term Performance Unit Program for
                                  Executive Officers.

              10.8.1*          -- Rexene Corporation Executive Management Committee
                                  Severance Policy (filed as Exhibit 10.5 to Rexene
                                  Corporation's Annual Report on Form 10-K for the fiscal
                                  year ended December 31, 1992 and incorporated herein by
                                  reference).
              10.8.2*          -- Form of Letter Agreement between Rexene Corporation and each member of its Executive Management Committee (filed
                                  as Exhibit 10.8.2 to Rexene Corporation's Quarterly
                                  Report on Form 10-Q for the quarterly period ended June
                                  30, 1996 and incorporated herein by reference).
              10.9.1*          -- Executive Security Plan of Rexene Products Company (filed as Exhibit 10.8 to Rexene Corporation's Registration
                                  Statement on Form S-1 (SEC No. 33-22723) and incorporated
                                  herein by reference).
              10.9.2*          -- Form of Letter Agreement between Rexene Corporation and
                                  L. N. Anderson and J. E. Knott dated as of March 1, 1995
                                  relating to waiver of certain rights under the Executive
                                  Security Plan (filed as Exhibit 10.9.2 to Rexene Corpora-
                                  tion's Annual Report on Form 10-K for the year ended
                                  December 31, 1995 and incorporated herein by reference).
              10.10*           -- Indemnity Agreement, dated as of May 25, 1990, by and
                                  among Rexene Corporation, Rexene Products Company and
                                  Andrew J. Smith (filed as Exhibit 10.8.2 to Rexene
                                  Corporation's Annual Report on Form 10-K for the fiscal
                                  year ended December 31, 1992 and incorporated herein by
                                  reference).
              10.11.1*         -- Non-Qualified Stock Option Agreement, dated as of June
                                  15, 1988, between Rexene Corporation and Lavon N.
                                  Anderson (filed as Exhibit 10.29.2 to Rexene
                                  Corporation's Registration Statement on Form S-1 (SEC No.
                                  33-22723) and incorporated herein by reference).
              10.11.2*         -- Indemnity Agreement, dated as of May 25, 1990, by and
                                  among Rexene Corporation, Rexene Products Company and
                                  Lavon N. Anderson (filed as Exhibit 10.9.3 to Rexene
                                  Corporation's Annual Report on Form 10-K for the fiscal
                                  year ended December 31, 1992 and incorporated herein by
                                  reference).
              10.12*           -- Employment Agreement, dated as of May 29, 1990, between
                                  Rexene Products Company and Jack E. Knott (filed as
                                  Exhibit 10.15 to Rexene Corporation's Annual Report on
                                  Form 10-K for the year ended December 31, 1990 and
                                  incorporated herein by reference).
              10.13.1          -- Amended and Restated Credit Agreement dated as of April
                                  24, 1996, among Rexene Corporation, as Borrower, The Bank
                                  of Nova Scotia, as Agent, and the Lenders Signatory
                                  thereto (filed as Exhibit 10.15.3 to Rexene Corporation's
                                  Quarterly Report on Form 10-Q for the quarterly period
                                  ended March 31, 1996 and incorporated herein by
                                  reference).
              10.13.2          -- Money Market Grid Promissory Note, dated August 5, 1996, payable to the order of the Bank of Nova Scotia (filed as
                                  Exhibit 10.15.4 to Rexene Corporation's Quarterly Report
                                  on Form 10-Q for the quarterly period ended June 30, 1996
                                  and incorporated herein by reference).
              10.13.3          -- First Amendment and Supplement to Credit Agreement,
                                  effective March 14, 1997, among Rexene Corporation, as
                                  Borrower, The Bank of Nova Scotia, as Agent, and the
                                  Lenders Signatory thereto.
              10.14*           -- Indemnity Agreement, dated as of May 25, 1990, by and
                                  among Rexene Corporation, Rexene Products Company and
                                  William B. Hewitt (filed as Exhibit 10.22 to Rexene
                                  Corporation's Annual Report on Form 10-K for the year
                                  ended December 31, 1992, and incorporated herein by
                                  reference).
              21.1             -- Subsidiaries of Rexene Corporation.

              23.1             -- Consent of Price Waterhouse LLP.
              27.1             -- Financial Data Schedule.
              99.1             -- Press Release, dated July 22, 1996, announcing rejection of Huntsman unsolicited takeover bid (filed as Exhibit
                                  99.1 to Rexene Corporation's Quarterly Report on Form
                                  10-Q for the quarterly period ended June 30, 1996 and
                                  incorporated herein by reference).
              99.2             -- Letter to Shareholders, dated July 25, 1996 (filed as
                                  Exhibit 99.2 to Rexene Corporation's Quarterly Report on
                                  Form 10-Q for the quarterly period ended June 30, 1996
                                  and incorporated herein by reference).
              99.3             -- Press Release, dated August 5, 1996, announcing rejection of second unsolicited Huntsman proposal (filed as Exhibit
                                  99.3 to Rexene Corporation's Quarterly Report on Form
                                  10-Q for the quarterly period ended June 30, 1996 and
                                  incorporated herein by reference).
              99.4             -- Letter to Shareholders, dated September 3, 1996.

---------------

* Management contract or compensatory plan or arrangement required to be filed as an exhibit hereto.

(b) No Form 8-K was filed in the fourth quarter of 1996.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, as of March 24, 1997.

                                            REXENE CORPORATION

                                            Registrant

                                            By:     /s/ ANDREW J. SMITH
                                              ----------------------------------
                                                       Andrew J. Smith
                                                  Chairman of the Board and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below as of March 24, 1997 by the following persons on behalf of the registrant and in the capacities indicated.

                 /s/ ANDREW J. SMITH                                   /s/ LAVON N. ANDERSON
-----------------------------------------------------  -----------------------------------------------------
                   Andrew J. Smith                                       Lavon N. Anderson
          Chief Executive Officer, Chairman                        President and Chief Operating
              of the Board and Director                                Officer and Director

                  /s/ JAMES R. BALL                                  /s/ HARRY B. BARTLEY, JR.
-----------------------------------------------------  -----------------------------------------------------
                    James R. Ball                                      Harry B. Bartley, Jr.
                      Director                                               Director

                /s/ R. JAMES COMEAUX                                   /s/ WILLIAM B. HEWITT
-----------------------------------------------------  -----------------------------------------------------
                  R. James Comeaux                                       William B. Hewitt
                      Director                                               Director

                  /s/ ILAN KAUFTHAL                                      /s/ JACK E. KNOTT
-----------------------------------------------------  -----------------------------------------------------
                    Ilan Kaufthal                                          Jack E. Knott
                      Director                                 Executive Vice President and Director

                /s/ CHARLES O'CONNELL                                     /s/ GEFF PERERA
-----------------------------------------------------  -----------------------------------------------------
                  Charles O'Connell                                         Geff Perera
                      Director                                     Executive Vice President and
                                                                      Chief Financial Officer

                  /s/ RICHARD PERRY                                     /s/ STEPHEN C. SWID
-----------------------------------------------------  -----------------------------------------------------
                    Richard Perry                                         Stephen C. Swid
                      Director                                               Director

                      REXENE CORPORATION AND SUBSIDIARIES

                               ITEMS 8 AND 14(A)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
                                                              ------
Responsibility for the Consolidated Financial Statements....     F-2
Report of Independent Accountants...........................     F-3
Consolidated Financial Statements:
  Consolidated Statements of Operations for the Years Ended
     December 31, 1996,
     1995 and 1994..........................................     F-4
  Consolidated Balance Sheets as of December 31, 1996 and
     1995...................................................     F-5
  Consolidated Statements of Changes in Stockholders' Equity
     (Deficit) for the Years Ended December 31, 1996, 1995
     and 1994...............................................     F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1996,
     1995 and 1994..........................................     F-7
  Notes to Consolidated Financial Statements................  F-8-24

All Financial Statement Schedules have been omitted because (i) the required information is not present in amounts sufficient to require submission of the schedule, (ii) the information required is included in the Consolidated Financial Statements or the Notes thereto, or (iii) the information required in the schedules is not applicable to the Company.

             RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL REPORTS

     Company management is responsible for the preparation, accuracy and integrity of the consolidated financial statements and other financial information included in this Annual Report. This responsibility includes preparing the statements in accordance with generally accepted accounting principles and necessarily includes estimates that are based on management's best judgements.

     To help insure the accuracy and integrity of Company financial data, management maintains internal controls which are designed to provide reasonable assurance that transactions are executed as authorized, that they are accurately recorded and that assets are properly safeguarded. These controls are monitored by an ongoing program of internal audits. It is essential for all Company employees to conduct their business affairs in keeping with the highest ethical standards as outlined in our code of conduct policy, "Conduct of Company Employees." Careful selection of employees, and appropriate divisions of responsibility, also help us to achieve our control objectives.

     The financial statements have been audited by the Company's independent accountants, Price Waterhouse LLP. Their report is also shown on this page.

     The Board of Directors, acting through its Audit Committee composed entirely of outside directors, oversees the adequacy of the Company's control environment. The Audit Committee meets periodically with representatives of Price Waterhouse LLP, internal financial management and the internal auditors to review accounting, control, auditing and financial reporting matters. The independent accountants and the internal auditors also have full and free access to meet privately with the Committee.

               Andrew J. Smith                                  Geff Perera
           Chief Executive Officer                        Chief Financial Officer

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Rexene Corporation

     In our opinion, the accompanying consolidated financial statements listed on page F-1 present fairly, in all material respects, the financial position of Rexene Corporation and its subsidiaries (the Company) at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Dallas, Texas
February 12, 1997, except as to Note 20, for which the date is March 14, 1997

                      REXENE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
Net sales..................................................  $587,761    $615,238    $537,957
                                                             --------    --------    --------
Operating expenses:
  Cost of sales............................................   472,152     437,640     418,048
  Marketing, general and administrative....................    43,482      42,962      37,764
  Research and development.................................     8,691       9,490       7,060
                                                             --------    --------    --------
                                                              524,325     490,092     462,872
                                                             --------    --------    --------
Operating income...........................................    63,436     125,146      75,085
Interest expense...........................................   (15,684)    (24,343)    (49,885)
Interest income............................................     1,810       3,250       2,337
Other, net.................................................    (1,733)       (174)      7,524
                                                             --------    --------    --------
Income before income taxes and extraordinary loss..........    47,829     103,879      35,061
Income tax expense.........................................   (18,098)    (38,436)    (13,557)
                                                             --------    --------    --------
Income before extraordinary loss...........................    29,731      65,443      21,504
Extraordinary loss.........................................        --          --     (25,831)
                                                             --------    --------    --------
Net income (loss)..........................................  $ 29,731    $ 65,443    $ (4,327)
                                                             ========    ========    ========
Weighted average shares outstanding........................    19,168      19,126      11,663
                                                             ========    ========    ========
Income (loss) per share:
  Income before extraordinary loss.........................  $   1.55    $   3.42    $   1.84
  Extraordinary loss.......................................        --          --       (2.21)
                                                             --------    --------    --------
  Net income (loss)........................................  $   1.55    $   3.42    $  (0.37)
                                                             ========    ========    ========

                See notes to consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Cash and cash equivalents...................................  $    714    $ 47,258
Deposit held in trust.......................................        --       3,547
Accounts receivable, net....................................    85,340      73,520
Inventories.................................................    81,026      62,257
Deferred income taxes.......................................     2,816       5,663
Prepaid expenses and other..................................       301         531
                                                              --------    --------
          Total current assets..............................   170,197     192,776
                                                              --------    --------
Property, plant and equipment, net..........................   383,700     291,675
Intangible assets, net......................................    15,570      11,811
Other noncurrent assets.....................................    28,075      24,329
                                                              --------    --------
                                                              $597,542    $520,591
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable............................................  $ 55,030    $ 29,768
Income taxes payable........................................       594      30,778
Accrued liabilities.........................................    13,772      14,319
Accrued interest............................................     1,889       1,714
Employee benefits payable...................................     6,823       7,781
                                                              --------    --------
          Total current liabilities.........................    78,108      84,360
                                                              --------    --------
Long-term debt..............................................   235,000     175,000
Other noncurrent liabilities................................    62,459      67,107
Deferred income taxes.......................................    52,924      53,973
Commitments and contingencies...............................        --          --
Stockholders' equity:
  Preferred stock, par value $.01 per share; 1 million
     shares authorized; none issued and outstanding,
     respectively...........................................        --          --
  Common stock, par value $.01 per share; 100 million shares authorized;
     18.8 and 18.7 million shares issued and outstanding,
     respectively...........................................       188         187
  Paid-in capital...........................................   111,553     111,247
  Retained earnings.........................................    55,320      28,595
  Foreign currency translation adjustment...................     1,990         122
                                                              --------    --------
          Total stockholders' equity........................   169,051     140,151
                                                              --------    --------
                                                              $597,542    $520,591
                                                              ========    ========

                See notes to consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                              FOREIGN
                                    COMMON STOCK                RETAINED     CURRENCY
                                   ---------------   PAID-IN    EARNINGS    TRANSLATION
                                   SHARES   AMOUNT   CAPITAL    (DEFICIT)   ADJUSTMENT     TOTAL
                                   ------   ------   --------   ---------   -----------   --------
Balance, December 31, 1993.......  10,501    $105    $ 26,529   $(31,771)     $   --      $ (5,137)
  Issuance of common stock.......   8,124      81      83,826         --          --        83,907
  Foreign currency translation
     adjustment..................      --      --          --         --         433           433
  Net loss.......................      --      --          --     (4,327)         --        (4,327)
                                   ------    ----    --------   --------      ------      --------
Balance, December 31, 1994.......  18,625     186     110,355    (36,098)        433        74,876
  Issuance of common stock.......     120       1         365         --          --           366
  Tax benefit of directors' and
     employees' compensation
     deduction...................      --      --         527         --          --           527
  Foreign currency translation
     adjustment..................      --      --          --         --        (311)         (311)
  Dividends on common stock ($.04
     per share)..................      --      --          --       (750)         --          (750)
  Net income.....................      --      --          --     65,443          --        65,443
                                   ------    ----    --------   --------      ------      --------
Balance, December 31, 1995.......  18,745     187     111,247     28,595         122       140,151
  Issuance of common stock.......      63       1         240         --          --           241
  Tax benefit of directors' and
     employees' compensation
     deduction...................      --      --          66         --          --            66
  Foreign currency translation
     adjustment..................      --      --          --         --       1,868         1,868
  Dividends on common stock ($.16
     per share)..................      --      --          --     (3,006)         --        (3,006)
  Net income.....................      --      --          --     29,731          --        29,731
                                   ------    ----    --------   --------      ------      --------
Balance, December 31, 1996.......  18,808    $188    $111,553   $ 55,320      $1,990      $169,051
                                   ======    ====    ========   ========      ======      ========

                See notes to consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1996         1995         1994
                                                          ---------    ---------    ---------
Cash flows from operating activities:
  Net income (loss).....................................  $  29,731    $  65,443    $  (4,327)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization......................     23,402       21,475       18,959
     Deferred income taxes..............................      1,750        5,168       (2,476)
     Amortization of debt issuance costs................      1,297        2,876           --
     Extraordinary loss, net of income taxes............         --           --       25,831
     Reversal of lawsuit judgment.......................         --           --       (7,400)
     Non-cash interest expense..........................         --           --       19,441
     Change in:
       Deposits held in trust...........................      3,547        4,453           --
       Accounts receivable..............................    (11,597)       3,872      (19,588)
       Inventories......................................    (18,628)       5,943      (10,111)
       Prepaid expenses and other.......................        235          567          413
       Income taxes.....................................    (30,118)      32,952       19,550
       Accounts payable.................................     25,106       (8,254)      10,621
       Accrued interest.................................        175         (180)      (1,203)
       Employee benefits payable and accrued
          liabilities...................................       (976)       2,369        3,528
       Other noncurrent liabilities.....................       (549)      (2,492)       3,189
     Other..............................................     (5,166)      (1,716)      (3,643)
                                                          ---------    ---------    ---------
          Total adjustments.............................    (11,522)      67,033       57,111
                                                          ---------    ---------    ---------
Net cash provided by operating activities...............     18,209      132,476       52,784
                                                          ---------    ---------    ---------
Cash flows used for investing activities -- capital
  expenditures..........................................   (113,792)     (54,606)     (30,876)
                                                          ---------    ---------    ---------
Cash flows from financing activities:
  Repayment of debt.....................................         --     (100,000)    (352,629)
  Advance payment from customer, net of repayments......     (3,600)      23,200           --
  Proceeds from issuance of common stock, net...........        241          366       83,907
  Cash dividends paid...................................     (3,004)          --           --
  Proceeds from issuance of debt........................         --           --      275,000
  Bank borrowing........................................     60,000           --        7,000
  Repayment of bank borrowing...........................         --           --       (9,000)
  Debt issuance costs and other.........................     (4,598)          --      (10,899)
                                                          ---------    ---------    ---------
Net cash provided by (used for) financing activities....     49,039      (76,434)      (6,621)
                                                          ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents....    (46,544)       1,436       15,287
Cash and cash equivalents at beginning of year..........     47,258       45,822       30,535
                                                          ---------    ---------    ---------
Cash and cash equivalents at end of year................  $     714    $  47,258    $  45,822
                                                          =========    =========    =========
Supplemental cash flow information:
  Cash paid for interest................................  $  21,951    $  23,740    $  30,915
  Cash paid for income taxes............................  $  46,551    $   1,933    $   2,451

                See notes to consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     Rexene Corporation (the "Company") manufactures and markets a wide variety of products through two operating divisions. The products range from value added specialty products, such as customized plastic films, to commodity petrochemicals, such as styrene. These products are used in a wide variety of industrial and consumer-related applications. The Company's principal products are plastic film, polyethylene, polypropylene, REXtac(R) amorphous polyalphaolefin ("APAO"), styrene and, beginning in 1997, REXflex(R) FPO. The markets in which the Company competes are cyclical markets that are sensitive to relative changes in supply and demand, which in turn are affected by general economic conditions. The Company's plastic film and APAO businesses are generally less sensitive to the economic cycles.

MANAGEMENT ASSUMPTIONS

     The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include its wholly-owned subsidiaries. Intercompany transactions and balances are eliminated.

CASH AND CASH EQUIVALENTS

     Cash equivalents represent short-term investments with original maturities of three months or less.

INVENTORIES

     Inventories are stated at the lower of cost or market using the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives of the assets, ranging from 3 to 20 years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Interest costs are capitalized as part of major construction projects. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

INTANGIBLE ASSETS

     Debt issuance costs are amortized over the term of the related debt, ranging from five to ten years. Reorganization value in excess of amounts allocable to identifiable assets is amortized on a straight-line basis over fifteen years. Other intangible assets are stated at cost and consist primarily of licensing agreements and patents, which are amortized on a straight-line basis over five years.

INCOME TAXES

     The Company accounts for income taxes following an asset and liability approach to financial accounting and reporting of income taxes.

                      REXENE CORPORATION AND SUBSIDIARIES

FOREIGN CURRENCY TRANSLATION

     Operations of the Company's foreign subsidiary use the local currency of the country of operation as the functional currency. The financial statements of the foreign subsidiary are translated at current and average exchange rates, with any resulting translation adjustments included in the foreign currency translation adjustment account in stockholders' equity.

INCOME (LOSS) PER SHARE

     Income (Loss) per share is based on the weighted average number of shares of common stock and, if dilutive, common stock equivalents outstanding.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of current assets and liabilities approximate fair value. At December 31, 1996 and 1995, the fair value of the $175 million principal amount 11 3/4% Senior Notes was approximately $194 million and $187 million, respectively, based on quoted market rates.

RECLASSIFICATIONS

     Certain amounts in the consolidated financial statements for periods prior to 1996 have been reclassified to conform with the 1996 presentation.

NEW ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which generally establishes financial accounting and reporting standards for stock-based employee compensation plans. As permitted by SFAS No. 123, the Company continues to account for such plans in accordance with Accounting Principles Board Opinion No. 25 and provides certain disclosures required by SFAS No. 123.

     During 1995, the Company adopted SFAS No. 121, "Impairment of Long-Lived Assets." There was no adjustment recorded as a result of adopting this standard. The Company periodically compares the carrying value of its long-lived assets, principally property, plant and equipment, to undiscounted cash flows generated by the long-lived assets. The Company's undiscounted cash flows exceed the carrying value of its long-lived assets.

2. RECAPITALIZATION

     In the fourth quarter of 1994, the Company completed a recapitalization plan (the "Recapitalization") consisting of (i) the issuance of 8 million shares of common stock at $11.00 per share, (ii) the issuance of 11 3/4% Senior Notes due 2004 (the "11 3/4% Senior Notes") in an aggregate principal amount of $175 million, (iii) the establishment of a new credit facility (the "Credit Agreement"), providing the Company with a $100 million term loan (the "Term Loan") and an $80 million revolving line of credit (the "Revolving Credit Facility"), (iv) the redemption and defeasance of the Company's existing increasing rate senior notes (the "Old Notes"), and (v) the repayment in full of the then outstanding indebtedness under the Company's existing credit agreement. In connection with the redemption of the Old Notes, the Company recorded an extraordinary loss of $25.8 million (net of income tax benefits of $15.8 million).

                      REXENE CORPORATION AND SUBSIDIARIES

3. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Trade.......................................................  $77,822    $65,719
Other.......................................................   11,030     11,175
                                                              -------    -------
                                                               88,852     76,894
Less allowances for bad debts and returns...................   (3,512)    (3,374)
                                                              -------    -------
                                                              $85,340    $73,520
                                                              =======    =======

     Net additions to (deductions from) the allowance accounts were $138,000, ($595,000) and $162,000 for 1996, 1995 and 1994, respectively.

4. INVENTORIES

     Inventories consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Raw materials...............................................  $30,145    $20,144
Work in progress............................................    8,561      5,356
Finished goods..............................................   42,320     36,757
                                                              -------    -------
                                                              $81,026    $62,257
                                                              =======    =======

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Land........................................................  $  5,874    $  5,823
Buildings...................................................    34,588      22,697
Plant and equipment.........................................   359,243     284,749
Construction in progress....................................    61,764      34,258
                                                              --------    --------
                                                               461,469     347,527
Less accumulated depreciation...............................   (77,769)    (55,852)
                                                              --------    --------
                                                              $383,700    $291,675
                                                              ========    ========

     Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $21,768,000, $19,123,000 and $17,426,000, respectively. During the years ended December 31, 1996, 1995, and 1994, $8,259,000, $2,577,000 and $1,412,000,
respectively, of interest was capitalized in connection with construction projects.

                      REXENE CORPORATION AND SUBSIDIARIES

6. INTANGIBLE ASSETS

     Intangible assets, net of accumulated amortization are (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Debt issuance costs.........................................  $14,333    $ 9,735
Less accumulated amortization...............................   (4,288)    (2,991)
                                                              -------    -------
                                                               10,045      6,744
                                                              -------    -------
Reorganization value in excess of amounts allocable to
  identifiable assets.......................................    4,298      4,298
Less accumulated amortization...............................   (1,437)    (1,171)
                                                              -------    -------
                                                                2,861      3,127
                                                              -------    -------
Other intangible assets.....................................    7,377      5,544
Less accumulated amortization...............................   (4,713)    (3,604)
                                                              -------    -------
                                                                2,664      1,940
                                                              -------    -------
                                                              $15,570    $11,811
                                                              =======    =======

7. OTHER NONCURRENT ASSETS

     Other noncurrent assets consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Spare parts inventories.....................................  $16,945    $15,760
Unrecognized prior service cost, net of accumulated
  amortization of $741 in 1996 and $389 in 1995.............    2,022      2,763
Deposit in rabbi trust......................................    2,856      2,766
Long-term note receivable...................................    1,550      1,550
Deposits held in trusts.....................................       --      3,547
Other.......................................................    4,702      1,490
                                                              -------    -------
                                                               28,075     27,876
Less: current portion of deposits held in trust.............       --     (3,547)
                                                              -------    -------
                                                              $28,075    $24,329
                                                              =======    =======

     Spare parts inventories are recorded at average cost. In 1995, the Company deposited $2.8 million in a rabbi trust account to fund a Supplemental Executive Retirement Plan (see note 15). In 1996, no amounts were deposited in the rabbi trust account to fund the SERP. The deposits held in trusts for the benefit of the Texas Natural Resource Conservation Commission ("TNRCC") were established and funded to comply with the financial assurance requirements of the Resource Conservation and Recovery Act. Based on the Company's improved financial condition, the TNRCC released the funds in the trust during 1996.

                      REXENE CORPORATION AND SUBSIDIARIES

8. ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1996       1995
                                                                -------    -------
Accrued taxes, other than income............................    $ 3,243    $ 2,811
Current portion of advance payment from customer (see note
  10).......................................................      3,600      3,600
Other accrued expenses......................................      6,929      7,908
                                                                -------    -------
                                                                $13,772    $14,319
                                                                =======    =======

9. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1996        1995
                                                                --------    --------
Senior Notes due November 2004..............................    $175,000    $175,000
Bank borrowing under the Amended Credit Agreement...........      60,000          --
                                                                --------    --------
                                                                $235,000    $175,000
                                                                ========    ========

SENIOR NOTES

     The 11 3/4% Senior Notes rank pari passu in right of payment with all senior borrowings, including borrowings under the Amended Credit Agreement. The 11 3/4% Senior Notes rank senior in right of payment to any subordinated indebtedness of the Company. The Company has no such outstanding subordinated indebtedness at December 31, 1996 and 1995. Interest is payable on the 11 3/4% Senior Notes semiannually on June 1 and December 1 at an annual interest rate of 11 3/4%. The Company is not required to make mandatory redemption or sinking fund payments with respect to the 11 3/4% Senior Notes.

     The 11 3/4% Senior Notes are not redeemable, in whole or in part, prior to December 1, 1999, except that, at any time prior to December 1, 1997, the Company may redeem up to an aggregate of $58.3 million principal amount of 11 3/4% Senior Notes, at a price equal to 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date with the net cash proceeds of any future offerings of common stock of the Company; provided, however, that at least $100 million aggregate principal amount of 11 3/4% Senior Notes is outstanding immediately following each such redemption; and provided further that each such redemption occurs within 60 days of the date of the closing of the applicable offering. On or after December 1, 1999, the 11 3/4% Senior Notes are redeemable, at the Company's option, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the date of redemption.

YEAR                                                          PERCENTAGE
----                                                          ----------
1999........................................................   105.875%
2000........................................................   103.917%
2001........................................................   101.958%
2002 and thereafter.........................................   100.000%

     The indenture governing the 11 3/4% Senior Notes contains certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness and to repurchase subordinated indebtedness, incur or suffer to exist certain liens, pay dividends, make certain investments, sell significant fixed assets and engage in mergers and consolidations.

                      REXENE CORPORATION AND SUBSIDIARIES

AMENDED AND RESTATED CREDIT AGREEMENT

     In April 1996, the Company executed an Amended and Restated Credit Agreement (the "Amended Credit Agreement") expiring in 2003 which increased borrowing capacity under the Revolving Credit Facility to $150 million. Borrowings under the Amended Credit Agreement bear interest at a floating rate based on the prime rate or, at the Company's option, on the reserve-adjusted London Interbank offered rate and is secured by the pledge of substantially all of the assets of the Company, including inventory and accounts receivable and the proceeds thereof, but excluding the styrene plant in Odessa, Texas and the property at the plant in Scunthorpe, England. At December 31, 1996, approximately $2.3 million of stand-by letters of credit were outstanding under the Amended Credit Agreement and the applicable interest rate on outstanding borrowings was 7.4%.

     The Amended Credit Agreement contains covenants which limit, among other things, the incurrence of additional indebtedness by the Company, the payment of dividends, the creation of liens on the Company's assets, the making of certain investments by the Company, certain mergers, sales of certain fixed assets and the prepayment of the 11 3/4% Senior Notes. The Amended Credit Agreement also contains certain financial covenants relating to the financial condition of the Company, including covenants relating to interest coverage and a leverage ratio.

UNSECURED NOTE

     On August 5, 1996, the Company executed an agreement with a financial institution for a $10 million uncommitted, unsecured line of credit (the "Unsecured Note") for day to day cash flow requirements. As of December 31, 1996, the Unsecured Note had no outstanding balance.

10. OTHER NONCURRENT LIABILITIES

     Other noncurrent liabilities consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Accrued environmental remediation costs.....................  $18,433    $20,331
Advance payment from customer...............................   16,000     19,600
Accumulated postretirement benefit obligation (see note
  15).......................................................   16,379     15,841
Pension liabilities.........................................    8,076      6,730
Other.......................................................    3,571      4,605
                                                              -------    -------
                                                              $62,459    $67,107
                                                              =======    =======

     In July 1995, the Company received a $25 million advance payment from a customer as a result of a multi-year agreement to supply a portion of annual styrene production. The unamortized portion of this advance payment, net of the current portion, is included as a noncurrent liability above. This advance payment is secured by a lien on the styrene plant in Odessa, Texas.

                      REXENE CORPORATION AND SUBSIDIARIES

11. COMMITMENTS

     The future payments of rentals on buildings, computers, office equipment and transportation equipment under the terms of noncancellable operating lease agreements are as follows (in thousands):

FOR THE YEARS ENDING
    DECEMBER 31,
--------------------
      1997.......................................................................  $ 7,720
      1998.......................................................................    6,555
      1999.......................................................................    5,837
      2000.......................................................................    4,633
      2001.......................................................................    2,165
      2002 and thereafter........................................................    4,025
                                                                                   -------
                Total minimum lease payments.....................................  $30,935
                                                                                   =======

     Rental expense under operating leases for the years ended December 31, 1996, 1995 and 1994 approximated $8,699,000, $8,902,000 and $7,616,000, respectively.

     In 1997, the Company expects to spend approximately the same amount for capital expenditures as in 1996.

12. INCOME TAXES

     Income tax (expense) benefit on the Company's income before extraordinary loss consists of the following (in thousands):

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
Current:
  Federal..................................................  $(14,324)   $(30,376)   $(13,883)
  State....................................................    (2,024)     (2,892)     (2,150)
Deferred...................................................    (1,750)     (5,168)      2,476
                                                             --------    --------    --------
                                                             $(18,098)   $(38,436)   $(13,557)
                                                             ========    ========    ========

     In addition, for the year ended December 31, 1994, the Company recorded an income tax benefit of $15.8 million as a result of the extraordinary loss from the Recapitalization.

                      REXENE CORPORATION AND SUBSIDIARIES

     The statutory federal income tax rate was 35% for the years ended December 31, 1996, 1995 and 1994. The effective income tax rate differs from the amount computed by applying the statutory federal income tax rate to the Company's income before income taxes and extraordinary loss. The reasons for these differences are as follows (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1996        1995        1994
                                                     --------    --------    --------
Income tax expense computed at statutory federal
  tax rate.........................................  $(16,740)   $(36,358)   $(12,271)
State income taxes.................................    (1,316)     (1,880)       (554)
Non-deductible amortization and expenses...........      (246)       (544)       (245)
Non-cash interest..................................        --          --      (1,771)
Effect of Foreign Sales Corporation................       349       1,013          --
Other, net.........................................      (145)       (667)      1,284
                                                     --------    --------    --------
Income tax expense.................................  $(18,098)   $(38,436)   $(13,557)
                                                     ========    ========    ========

     The net deferred income tax liability consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Property, plant and equipment...............................  $ 73,142    $ 71,452
Intangible assets...........................................     1,709         737
                                                              --------    --------
  Gross deferred tax liabilities............................    74,851      72,189
                                                              --------    --------
Accounts receivable.........................................    (1,392)     (2,311)
Inventories.................................................      (361)       (659)
Tax losses and credits carried forward......................    (3,526)     (1,358)
Other noncurrent assets.....................................    (1,686)     (1,321)
Other noncurrent liabilities................................   (16,765)    (16,895)
Other current assets and liabilities........................    (1,013)     (1,335)
                                                              --------    --------
  Gross deferred tax assets.................................   (24,743)    (23,879)
                                                              --------    --------
                                                              $ 50,108    $ 48,310
                                                              ========    ========

     The Company has unused net operating loss carryforwards of $8.1 million in the United Kingdom, which do not expire. In 1994, the Company received $5.5 million in income tax refunds related to the carryback of the 1993 and 1992 net operating losses to the year ended December 31, 1990.

13. INTEREST EXPENSE

     For the years ended December 31, 1996 and 1995, interest expense consists of (i) interest on the 11 3/4% Senior Notes, (ii) interest on the Amended Credit Agreement or Term Loan and, (iii) amortization of debt issuance costs, net of
(iv) an allocation for interest capitalized in connection with construction projects (see note 5). For the year ended December 31, 1994, interest expense consists of (i) interest on the Old Notes, (ii) accretion on the Old Notes and
(iii) an adjustment for Emerging Issues Task Force Issue No. 86-15 "Increasing Rate Debt," net of (iv) an allocation for interest capitalized in connection with construction projects.

                      REXENE CORPORATION AND SUBSIDIARIES

14. OTHER INFORMATION

     Export sales were $54,138,000, $77,508,000, and $52,382,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Other income for the year ended December 31, 1994 includes the reversal of a $7.4 million lawsuit accrual for which the Company ultimately prevailed on appeal.

     Maintenance and repair expenses were $29,343,000, $28,606,000, and $27,335,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

15. EMPLOYEE BENEFITS

SAVINGS PLAN

     The Company sponsors an employee savings plan (the "Savings Plan") that provides participating employees with additional income upon retirement. Employees may contribute between 1% and 10% of their base salary up to a maximum of $9,500 annually to the Savings Plan. The Company matches a minimum of 25% of the employee's aggregate contributions up to 6% of the employee's base salary. Employee contributions are fully vested. Employer contributions are fully vested upon retirement or after five years of service. For 1996, 1995 and 1994, the Company matched 25% of the employee contributions up to the 6% limit, contributing approximately $526,000, $388,000, and $395,000 to the Savings Plan, respectively.

PENSION AND RETIREMENT PLANS

     The Company has two noncontributory defined benefit plans (the "Pension Plans") covering substantially all full time employees. Benefits provided under the Pension Plans are primarily based on years of service and the employee's final average earnings. The Company's funding policy is to contribute annually an amount based upon actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations.

     The Company has a Supplemental Executive Retirement Plan (the "SERP") to provide supplemental retirement and survivor benefits for certain key employees who complete a specified period of service and otherwise become eligible under the SERP. In 1996, no amounts were deposited in the rabbi trust account to fund the SERP. In 1995, $2.8 million was funded for the SERP.

     The Company provides retirement and death benefits to certain employees through an Executive Security Plan (the "Security Plan"). The Company does not fund the Security Plan, and no amount was funded for the Security Plan in 1996 and 1995. No new employees have been added to this plan, and it is not expected that any additional employees will participate in the Security Plan.

     Net pension expense consists of the following (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1996       1995       1994
                                                        -------    -------    -------
Service cost..........................................  $ 2,575    $ 2,050    $ 1,792
Interest cost.........................................    2,170      1,850      1,503
Actual return on plan assets..........................   (1,457)    (2,704)       462
Net amortization and deferral.........................      288      1,929     (1,410)
                                                        -------    -------    -------
Net pension expense...................................  $ 3,576    $ 3,125    $ 2,347
                                                        =======    =======    =======

                      REXENE CORPORATION AND SUBSIDIARIES

     The following table sets forth the funded status of the pension and retirement plans at December 31 (in thousands):

                                                                1996        1995
                                                              --------    --------
Actuarial present value of benefit obligations:
  Vested benefits...........................................  $ 20,680    $ 16,888
  Non-vested benefits.......................................     9,333       8,601
                                                              --------    --------
Accumulated benefit obligation..............................  $ 30,013    $ 25,489
                                                              ========    ========
Projected benefit obligation................................  $ 34,839    $ 29,425
Plan assets at fair value...................................   (21,316)    (19,143)
                                                              --------    --------
Excess of projected benefit obligations over plan assets....    13,523      10,282
Unrecognized net loss.......................................    (3,487)     (1,816)
Unrecognized prior service cost.............................    (4,259)     (4,824)
Additional liability........................................     2,299       3,088
                                                              --------    --------
Pension liabilities included in other noncurrent
  liabilities...............................................  $  8,076    $  6,730
                                                              ========    ========

     At December 31, 1996 and 1995, in determining the present value of benefit obligations, a discount rate of 7.75% and 7.25% was used, respectively. The assumption for the increase in future compensation levels was 4.5% at December 31, 1996 and 1995. At December 31, 1995 and 1994, the expected long-term rate of return on assets used in determining future service costs was 9%.

POSTEMPLOYMENT BENEFITS

     The Company's obligation for postemployment benefits at December 31, 1996 and 1995 approximated $.3 million and $.9 million, respectively, and is included in other noncurrent liabilities.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company sponsors postretirement benefits other than the Pension Plans, such as health care and medical benefits. The Company reimburses retirees for these benefits but does not provide any additional funding for the postretirement benefits.

     Net postretirement benefit expense consists of the following (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                             --------------------------
                                                              1996      1995      1994
                                                             ------    ------    ------
Service cost...............................................   $ 396     $ 374     $ 394
Interest cost..............................................     790       766       682
Net amortization and deferral..............................    (346)     (339)     (284)
                                                              -----     -----     -----
Net postretirement benefit expense.........................   $ 840     $ 801     $ 792
                                                              =====     =====     =====

                      REXENE CORPORATION AND SUBSIDIARIES

     The following table sets forth the funded status of the postretirement benefits at December 31 (in thousands):

                                                               1996       1995
                                                              -------    -------
Actuarial present value of benefit obligations:
  Active participants eligible for retirement...............  $ 4,058    $ 3,583
  Active participants not yet eligible for retirement.......    5,353      3,553
  Retired participants......................................    2,857      2,906
                                                              -------    -------
Accumulated postretirement benefit obligation...............   12,268     10,042
Plan assets at fair value...................................       --         --
                                                              -------    -------
Excess of benefit obligation over plan assets...............   12,268     10,042
Unrecognized prior service cost.............................     (113)       760
Unrecognized net gain.......................................    4,224      5,039
                                                              -------    -------
Postretirement benefits included in other noncurrent
  liabilities...............................................  $16,379    $15,841
                                                              =======    =======

     In 1996 and 1995, in determining the value of postretirement benefit obligations, a discount rate of 7.75% and 7.25%, respectively, was used, and in 1996 the health care trend rate used to measure the expected increase in cost of benefits was assumed to be 9.0% in 1997, and descending to 5.5% in 2003 and thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $422,000 and would increase the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 1996 by approximately $41,000.

EMPLOYEE STOCK OPTION PLANS

     In 1988, the Company adopted a stock incentive plan (the "Stock Incentive Plan") providing for the granting of 87,500 stock options for, stock appreciation rights in, and the sale of restricted shares of, common stock for certain employees. In 1993, the Company adopted a stock option plan (the "Employee Plan") providing for the granting of 700,000 stock options for common stock to key employees of the Company. In 1994, the Company adopted a long-term incentive plan (the "Incentive Plan") providing for the granting of 882,000 stock options for common stock to key employees of the Company. The Incentive Plan is intended to replace the Stock Incentive Plan and the Employee Plan. The Company has granted non-qualified stock options under the Stock Incentive Plan, the Incentive Plan and the Employee Plan. In August, 1996 the Company granted 489,500 stock options to employees under the Incentive Plan.

                      REXENE CORPORATION AND SUBSIDIARIES

     The exercise price of stock options is based on the average trading price of the stock for twenty days prior to the grant date. Changes in stock options during the years indicated are as follows:

                                          OPTIONS        PRICE RANGE       WEIGHTED AVERAGE
                                        OUTSTANDING       PER SHARE         EXERCISE PRICE
                                        -----------    ----------------    ----------------
Balance at December 31, 1993..........     220,300     $ 3.43 -- 304.00        $ 15.50
  Granted.............................     498,000       3.71 --  14.63           9.22
  Exercised...........................      (4,496)                3.43           3.43
  Canceled............................      (8,175)              304.00         304.00
                                         ---------
Balance at December 31, 1994..........     705,629       3.43 --  95.20           7.81
  Exercised...........................     (16,157)      3.43 --   3.71           3.55
  Canceled............................      (9,561)      3.43 --  95.20          80.04
                                         ---------
Balance at December 31, 1995..........     679,911       3.43 --  14.63           6.89
  Granted.............................     489,500                10.79          10.79
  Exercised...........................     (29,168)      3.43 --   3.71           3.57
  Canceled............................     (28,566)      3.43 --  14.63          12.07
                                         ---------
Balance at December 31, 1996..........   1,111,677       3.43 --  14.63           9.02
                                         =========

     At December 31, 1996, 392,500 options are available for grant under the Incentive Plan. The following table summarizes information about options outstanding at December 31, 1996:

                                    OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                       ---------------------------------------------    -----------------------------
                                        WEIGHTED
                         NUMBER         AVERAGE          WEIGHTED         NUMBER          WEIGHTED
      RANGE OF         OUTSTANDING     REMAINING         AVERAGE        EXERCISABLE       AVERAGE
   EXERCISE PRICES     AT 12/31/96    LIFE (YEARS)    EXERCISE PRICE    AT 12/31/96    EXERCISE PRICE
   ---------------     -----------    ------------    --------------    -----------    --------------
$ 3.43 to $ 3.71.....     393,674         6.82            $ 3.58          318,501          $ 3.55
$10.00 to $14.63.....     718,003         8.97             11.99          153,324           14.54
                        ---------                                         -------
                        1,111,677         8.21              9.02          471,825            7.12
                        =========                                         =======

                      REXENE CORPORATION AND SUBSIDIARIES

OUTSIDE DIRECTOR STOCK OPTION PLANS

     In 1993, the Company adopted a non-qualified stock option plan for outside directors providing for the granting of 225,000 stock options for common stock. In 1995, the Company adopted a non-qualified stock option plan for outside directors providing for the granting of 60,000 stock options for common stock. The exercise price of stock options is less than the market value of the Company's stock on the date of grant. Accordingly, compensation expense is recognized by the Company with respect to such grants. Changes in stock options during the years indicated are as follows:

                                              OPTIONS      PRICE RANGE     WEIGHTED AVERAGE
                                            OUTSTANDING     PER SHARE       EXERCISE PRICE
                                            -----------    ------------    ----------------
Balance at December 31, 1993..............    104,167     $        0.63         $0.63
  Granted.................................    104,167              0.43          0.43
  Exercised...............................    (14,583)             0.63          0.63
  Canceled................................    (18,750)     0.43 -- 0.63          0.50
                                             --------
Balance at December 31, 1994..............    175,001      0.43 -- 0.63          0.53
  Granted.................................     14,500              2.09          2.09
  Exercised...............................   (104,167)     0.43 -- 0.63          0.55
                                             --------
Balance at December 31, 1995..............     85,334     $0.43 -- 2.09         $0.76
  Granted.................................     14,000              3.22          3.22
  Exercised...............................    (33,584)     0.43 -- 2.09          0.75
                                             --------
Balance at December 31, 1996..............     65,750      0.43 -- 3.22          1.28
                                             ========

     At December 31, 1996, 51,750 options are exercisable, and 31,500 options are available for grant.

     As permitted by SFAS No. 123, the Company elected to continue to use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option incentive plans. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date and the vesting provisions under the plans in accordance with SFAS No. 123, net income in 1996 would have been reduced by approximately $118,000, or $.01 per share. Earnings per share for 1995 would not have changed. The average fair value of each option granted during 1996 under the Incentive Plan is estimated at $8.48 on the date of grant using the Noreen-Wolfson option pricing model with the following assumptions: (i) volatility of 46.9%, (ii) risk free interest rates of 6.95%,
(iii) expected life of ten years with no defaults; and (iv) the Company's present dividend yield rate. The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts as SFAS No. 123 does not apply to awards prior to 1995 and additional awards are anticipated in future years.

STOCK OPTION FOR FORMER OFFICER

     In 1994, a stock option to purchase 105,031 shares of common stock at an aggregate exercise price of $901,120 was exercised.

STOCK BONUS PLAN

     In 1985, the Company established an employee stock bonus plan (the "Stock Bonus Plan") for the benefit of its employees. Contributions were made at the discretion of the Company. Effective January 1, 1992, all participants (as defined) became 100% vested, and participation in the Stock Bonus Plan was frozen. In May 1996, the Company terminated the Stock Bonus Plan and distributed all the funds.

                      REXENE CORPORATION AND SUBSIDIARIES

16. COMMON STOCK PURCHASE RIGHTS

     In 1993, the Company declared a dividend distribution of one Common Stock Purchase Right (a "Right") for each outstanding share of common stock. The Rights are exercisable only if a person or group acquires 15% or more of common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right entitles stockholders to purchase such number of shares of common stock at an exercise price of $60.00 (as amended) as determined under formulas set out in the agreement providing for the Rights. The existence of the Rights may, under certain circumstances, render more difficult or discourage attempts to acquire the Company.

     The Company can terminate the Rights at no cost any time prior to the acquisition of a 15% position. The termination period can be extended by the Board of Directors. The rights expire February 8, 2003.

17. RELATED PARTY TRANSACTIONS

     Pursuant to a letter agreement between the Company and its Chairman of the Board, Arthur L. Goeschel, the Company agreed to pay Mr. Goeschel, in addition to his normal director fees, a sum of $2,750 per day plus expenses for each day over five days per quarter that he spends on Company matters. Under this letter agreement, the Company paid Mr. Goeschel approximately $50,000 in additional fees for the year ended December 31, 1994. No amount of additional fees were paid in 1996 or 1995.

     Mr. Kevin Clowe, a former director of the Company in 1994, is a corporate officer of The American International Group, Inc. ("AIG") which provides various types of insurance for the Company. During 1994, the Company paid approximately $3.1 million in premiums and fees to subsidiaries of AIG in the ordinary course of business.

     Mr. Ilan Kaufthal, a director of the Company, is a managing director of Schroder Wertheim & Co. Incorporated ("Schroder"). In connection with the Recapitalization in 1994, the Company paid Schroder underwriter fees of approximately $2.9 million. During 1996, the Company paid Schroder $0.6 million for services in connection with an unsolicited offer to purchase the Company.

18. CONTINGENCIES

ENVIRONMENTAL REGULATION

     The Company, and the industry in which it competes, is subject to extensive environmental laws and regulations concerning, for example, emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. The Company believes that, in light of its historical expenditures and expected future results of operations, it will have adequate resources to conduct its operations in compliance with currently applicable environmental and health and safety laws and regulations. However, in order to comply with changing facility permitting and regulatory standards, the Company may be required to make additional significant site or operational modifications that are not currently contemplated. Further, the Company has incurred and may in the future incur liability to investigate and clean up waste or contamination at its current or former facilities, or which it may have disposed of at facilities operated by third parties. On the basis of reasonable investigation and analysis, management believes that the approximately $18.4 million accrued in the December 31, 1996 balance sheet is adequate for the total potential environmental liability of the Company with respect to contaminated sites. Extensive environmental investigation of the groundwater, soils and solid waste management has been conducted at the Odessa Facility. Risk assessments have been completed for a number of these facilities and corrective measures have been defined and conducted. Approval of these waste management unit closures requires a public notice period that expires at the end of February 1997. The Company has received approval to allow closure of five solid waste management units, which will permit a reduction in the accrual for potential environmental liability of approximately $9.0 million. The Company continually reviews its estimates

                      REXENE CORPORATION AND SUBSIDIARIES
of potential environmental liabilities. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or fully assessed or that the amounts that might be required to remediate such conditions will not be significant to the Company. The Company's operating expenditures for environmental remediation, compliance and waste disposal were approximately $7.6 million, $8.3 million and $6.6 million in 1996, 1995 and 1994, respectively.

     The Company currently disposes of wastewater from the Odessa Facility through injection wells operated under permits from the Texas Natural Resource Conservation Commission ("TNRCC"). TNRCC has stated that it does not intend to renew the permits after they expire in December 1997. The Company has entered into an agreement with the City of Odessa and the Gulf Coast Waste Disposal Authority pursuant to which the latter will acquire, modify and operate a publicly-owned treatment works ("POTW") to dispose of the Company's and a portion of the City of Odessa's wastewater. Construction to modify the existing municipal facility is in progress with a view to having the POTW operational by September 1997. Although no assurances can be given, the Company believes that it will be able to use its existing wells until it develops this alternative wastewater disposal system. However, if the Company is forced to cease using its injection wells before the POTW is operational, such loss of capacity could have a material adverse effect on the Company's financial condition, results of operations or cash flows.

SHAREHOLDER LITIGATION

     On July 23, 1996, the Company was served with a purported stockholder class action lawsuit filed in the Chancery Court of the State of Delaware, in and for New Castle County, arising from the Company's rejection of the unsolicited offer from Huntsman Corporation ("Huntsman") to purchase the outstanding shares of common stock of the Company. The lawsuit names the Company and each of its directors as defendants. The complaint alleges that the defendant directors breached their fiduciary duty to stockholders by refusing to attempt in good faith to maximize stockholder value in the sale of the Company and engaging in a plan to thwart and reject offers from third parties including Huntsman in order to entrench management. Plaintiff seeks certification of the lawsuit as a class action, an order requiring defendants to take various actions including exposing the Company to the market place in an effort to create an auction of the Company and an unspecified amount of damages. The Company is also aware of two other similar lawsuits that are pending in the Chancery Court. The plaintiffs' counsel in these cases has agreed to an indefinite extension of defendants' answer date. Under the agreement, defendants need not respond to the complaints until notified to do so by plaintiffs' counsel.

PHILLIPS BLOCK COPOLYMER LITIGATION

     In March 1984, Phillips Petroleum Company ("Phillips") filed a lawsuit against the Company seeking injunctive relief, an unspecified amount of compensatory damages and treble damages. The complaint alleges that the Company's copolymer process for polypropylene infringes Phillips' two "block" copolymer patents, the last of which expired in 1994. This action, which was originally filed in Illinois, was transferred to the United States District Court for the Southern District of Texas, Houston Division. After discovery proceedings were completed, the Company filed a motion for summary judgment. Phillips filed a motion for partial summary judgment. Pursuant to an agreement among the parties, the court appointed a special master who conducted a hearing on these motions and thereafter recommended to the court that the Company's motion be granted and Phillips' motion be denied. Thereafter, Phillips filed motions to disqualify the special master, to reject the recommendation of the special master and to enter partial summary judgment for Phillips. In 1993, the court entered an order denying Phillips' motion to disqualify the special master. On December 23, 1996, the court entered a final judgment in favor of the Company after granting the Company's motion for summary judgment. Phillips has filed a notice of appeal. In the Company's bankruptcy proceeding in 1992, Phillips filed a proof of claim seeking in excess of $108 million based upon the allegations in this

                      REXENE CORPORATION AND SUBSIDIARIES
litigation. The Company objected to the claim and elected to leave the legal, equitable and contractual rights of Phillips unaltered, thereby allowing this litigation to proceed without regard to the bankruptcy proceeding.

PHILLIPS CRYSTALLINE LICENSE LITIGATION

     In May 1990, Phillips filed a lawsuit against the Company in the United States District Court for the District of Delaware seeking injunctive relief, an unspecified amount of compensatory damages, treble damages and attorneys' fees, costs and expenses. The complaint alleged that the Company was infringing Phillips' Patent No. 4,376,851 (the " '851 Patent") for crystalline polypropylene. Pursuant to a License Agreement dated as of May 15, 1983, as amended (the "License Agreement"), Phillips granted the Company a non-exclusive license to make, use and sell crystalline polypropylene covered by the '851 Patent. The complaint alleged that effective April 21, 1990, Phillips terminated the License Agreement because it believed that, by the terms of the License Agreement, all conditions precedent to such termination had occurred. The complaint further alleged that, without an effective License Agreement, the Company's continuing use of the '851 Patent constitutes an infringing use. At trial in October 1994, Phillips sought damages of approximately $15.5 million, plus interest and fees, for alleged infringement for the period between April 21, 1990 and trial. On June 19, 1995, the United States District Court entered judgment in favor of the Company and concluded that Phillips had not properly terminated the License Agreement. Phillips appealed the court's judgment. On March 27, 1996, the Court of Appeals for the Federal Circuit entered an order reversing the lower court's judgment, holding that the termination notice was sufficient and remanding the action to the lower court. The lower court must now review Phillips' claims and other defenses asserted by the Company that were not previously ruled on in order to enter a new judgment.

ODESSA RESIDENTS' TORT LITIGATION

     On April 15, 1994, the national and state chapters of the NAACP and approximately 770 residents of a neighborhood approximately one mile northwest of the Shell Oil Company ("Shell"), the Company and Dynagen, Inc. ("Dynagen") plants in Odessa, Texas petitioned the State District Court in Odessa, Texas to intervene in a previously existing lawsuit against Dynagen to (a) add as additional defendants the Company, Shell and General Tire Corporation (the parent company of Dynagen) and (b) have the litigation certified as a class action. The plaintiffs' petition seeks an unspecified amount of money damages for past, present and future injuries to plaintiffs' health, wrongful death, loss of consortium and reduction in property values; the conduct and payment of property clean up, remediation and relocation costs; payment of expenses for medical testing and monitoring; funding of pollution and health studies; attorney's fees; punitive damages and injunctive relief. Plaintiffs' petition specified alleged pollution from air emissions from the three plants as a basis for their claims. The trial court allowed the intervention and severed the action from the original lawsuit against Dynagen. Plaintiffs have withdrawn their motion to have the litigation certified as a class claim. In November 1994, the plaintiffs filed an amended petition which substituted the Odessa branch of the NAACP as plaintiff in place of the national and state chapters of the NAACP. The amended complaint also added approximately 100 additional plaintiffs. Defendants are challenging the NAACP's standing to participate in the lawsuit. In May 1996, the trial court announced that the lawsuit would be tried by groups of plaintiffs and set the first group of 65 plaintiffs for trial in May 1997. The trial court allowed plaintiffs' counsel to designate ten plaintiffs for the first trial, and the trial court selected the remaining 55 at random. Discovery was ongoing when in late January 1997 the parties and the trial court agreed to a 30-day moratorium to determine if the case could be settled and the May 1997 trial date was vacated. At mediation, the Company agreed to a settlement with plaintiffs' counsel which still must be ratified by the plaintiffs' group. If a settlement is not concluded, the case will be reset for trial later in 1997. Also, late in 1996, plaintiffs' counsel filed a new lawsuit in the State District Court in Harris County (Houston), Texas for seven similarly situated plaintiffs. Under the terms of the tentative settlement, this lawsuit will be settled as well.

                      REXENE CORPORATION AND SUBSIDIARIES

     Although there can be no assurance of the final resolution of any of these matters, the Company believes that, based upon its current knowledge of the facts of each case, it has meritorious defenses to the various claims made and intends to defend each suit vigorously, and the Company does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position, results of operations or cash flows.

     The Company is also a party to various lawsuits arising in the ordinary course of business and does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position, results of operations or cash flows.

19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Summarized quarterly financial information for the years ended December 31, 1996 and 1995 is as follows (in thousands except per share amounts):

                                                    FOR THE QUARTER ENDED
                              ------------------------------------------------------------------
                              DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,   DECEMBER 31,
                                  1996           1996          1996       1996          1995
                              ------------   -------------   --------   ---------   ------------
Net sales...................    $151,156       $150,456      $146,462   $139,687      $132,145
Gross profit................      28,352         31,626        29,149     26,482        29,163
Net income..................       7,166          8,603         7,492      6,470         8,102
Weighted average shares
  outstanding...............      19,257         19,185        19,139     19,126        19,112
Net income per share........         .37            .45           .39        .34           .42
Dividends per share.........         .04            .04           .04        .04           .04

                                     FOR THE QUARTER ENDED
                              ------------------------------------
                              SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                  1995          1995       1995
                              -------------   --------   ---------
Net sales...................    $154,113      $159,452   $169,528
Gross profit................      40,154        52,284     55,997
Net income..................      13,960        20,532     22,849
Weighted average shares
  outstanding...............      19,143        19,125     19,104
Net income per share........         .73          1.07       1.20
Dividends per share.........          --            --         --

20. SUBSEQUENT EVENT

     On March 14, 1997, the Company executed a commitment letter with a bank to increase the borrowing availability under the Amended Credit Agreement from $150 million to $225 million through $150 million in term loans and $75 million in a revolving credit facility. The Company anticipates consummation of the financing during the second quarter of 1997.

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                               ----------------

                                  FORM 10-Q

                               ----------------
(Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended March 31, 1997 OR
[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from ______ to _______

                         Commission file number: 1-9988

                               REXENE CORPORATION
             (Exact name of Registrant as Specified in its Charter)

         DELAWARE                                                 75-2104131
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

         5005 LBJ FREEWAY
          DALLAS, TEXAS                                             75244
(Address of principal executive offices)                          (Zip code)

                                 (972) 450-9000
              (Registrant's telephone number, including area code)

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                              ---    ---

             APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.
 Yes  X   No
     ---     ---

At April 23, 1997, 18,843,453 shares of common stock, par value $0.01 per share, of Rexene Corporation were outstanding.

                      REXENE CORPORATION AND SUBSIDIARIES



                                                                                                                     Page
                                                                                                                     ----

PART I -- FINANCIAL INFORMATION

Item 1.  Financial Statements (unaudited)

         Condensed Consolidated Statements of Income for the Three Months
                Ended March 31, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         Condensed Consolidated Balance Sheets as of March 31, 1997 and December 31, 1996 . . . . . . . . . . . . . . . 2

         Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1997 and 1996 . . . . . . 3

         Notes to Condensed Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . . . . . . . . . . 6

PART II -- OTHER INFORMATION

Item 1.  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Item 5.  Other Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Item 6.  Exhibits and Reports on Form 8-K . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

PART I -- FINANCIAL INFORMATION

ITEM 1.   FINANCIAL STATEMENTS.



                      REXENE CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                                         Three Months Ended
                                                                                              March 31,
                                                                                          1997          1996
                                                                                        --------      --------
Net sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $163,716      $139,687

Operating expenses:
  Cost of sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        144,423       113,205
  Marketing, general and administrative . . . . . . . . . . . . . . . . . . . . .         10,156        10,414
  Research and development  . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,957         2,040
  Reversal of environmental accrual . . . . . . . . . . . . . . . . . . . . . . .         (9,000)        --
                                                                                        --------      --------
                                                                                         147,536       125,659
                                                                                        --------      --------
Operating income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         16,180        14,028
                                                                                        --------      --------
Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (5,464)       (4,367)
Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            281           769
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (1,135)          (26)
                                                                                        --------      --------
Income before income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .          9,862        10,404

Income tax expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,748         3,934
                                                                                        --------      --------
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  6,114      $  6,470
                                                                                        ========      ========

Weighted average shares outstanding . . . . . . . . . . . . . . . . . . . . . . .         19,272        19,126
                                                                                        ========      ========
Net income per share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $   0.32      $   0.34
                                                                                        ========      ========





           See notes to condensed consolidated financial statements.

                     REXENE CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                 (Unaudited)

                                                                                      March 31,     December 31,
                                                                                        1997            1996
                                                                                     --------         --------
                                  ASSETS

Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 19,671         $    714
Accounts receivable, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      85,327           85,340
Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      76,083           81,026
Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,912            2,816
Prepaid expenses and other  . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,477              301
                                                                                     --------         --------
  Total current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     186,470          170,197

Property, plant and equipment, net  . . . . . . . . . . . . . . . . . . . . . . .     397,213          383,700
Intangible assets, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14,970           15,570
Other noncurrent assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27,162           28,075
                                                                                     --------         --------
                                                                                     $625,815         $597,542
                                                                                     ========         ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 33,974         $ 55,030
Accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13,431           13,772
Accrued interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7,117            1,889
Income taxes payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,663              594
Employee benefits payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,846            6,823
                                                                                     --------         --------
  Total current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .      59,031           78,108

Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     283,000          235,000
Other noncurrent liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .      52,680           62,459
Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      57,685           52,924
Commitments and contingencies . . . . . . . . . . . . . . . . . . . . . . . . . .       --               --

Stockholders' equity:
  Preferred stock, par value $.01 per share; 1 million shares authorized; none
    issued and outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . .       --               --
  Common stock, par value $.01 per share; 100 million shares authorized;
    18.8 and 18.8 million shares issued and outstanding, respectively . . . . . .         188              188
  Paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     111,605          111,553
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      60,681           55,320
  Less common shares held in treasury, at cost  . . . . . . . . . . . . . . . . .        (159)             -
  Foreign currency translation adjustment . . . . . . . . . . . . . . . . . . . .       1,104            1,990
                                                                                     --------         --------
  Total stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . .     173,419          169,051
                                                                                     --------         --------

                                                                                     $625,815         $597,542
                                                                                     ========         ========

           See notes to condensed consolidated financial statements.

                     REXENE CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                 (Unaudited)

                                                                                      Three Months Ended
                                                                                           March 31,
                                                                                      1997             1996
                                                                                   ---------         --------
Cash flows from operating activities:
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   6,114         $  6,470
                                                                                   ---------         --------
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
  Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . . . .      7,205            5,682
  Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,665               (7)
  Amortization of debt issuance costs . . . . . . . . . . . . . . . . . . . . . .        430              250
  Change in:
    Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (109)          (1,922)
    Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,870           (2,641)
    Prepaid expenses and other  . . . . . . . . . . . . . . . . . . . . . . . . .     (2,174)             218
    Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,069          (26,188)
    Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (21,018)            (296)
    Accrued interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,228            5,140
    Employee benefits payable and accrued liabilities . . . . . . . . . . . . . .     (4,316)          (3,343)
    Other noncurrent liabilities  . . . . . . . . . . . . . . . . . . . . . . . .     (8,879)             601
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        931              307
                                                                                   ---------         --------
  Total adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (12,098)         (22,199)
                                                                                   ---------         --------
Net cash used for operating activities  . . . . . . . . . . . . . . . . . . . . .     (5,984)         (15,729)
                                                                                   ---------         --------
Cash flows from investing activities:
  Capital expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (21,156)         (17,386)
  Purchase of intangible assets . . . . . . . . . . . . . . . . . . . . . . . . .      --                (833)
                                                                                   ---------         --------
Net cash used for investing activities  . . . . . . . . . . . . . . . . . . . . .    (21,156)         (18,219)
                                                                                   ---------         --------

Cash flows from financing activities:
  Bank borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48,000             --
  Debt issuance costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (144)            --
  Repayment of advance payment from customer  . . . . . . . . . . . . . . . . . .       (900)            (900)
  Cash dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (752)            (750)
  Repurchase of common stock  . . . . . . . . . . . . . . . . . . . . . . . . . .       (159)            --
  Proceeds from issuance of common stock, net . . . . . . . . . . . . . . . . . .         52               73
                                                                                   ---------         --------

Net cash provided by (used for)  financing activities . . . . . . . . . . . . . .     46,097           (1,577)
                                                                                   ---------         --------

Net increase (decrease) in cash and cash equivalents  . . . . . . . . . . . . . .     18,957          (35,525)
Cash and cash equivalents at beginning of quarter . . . . . . . . . . . . . . . .        714           47,258
                                                                                   ---------         --------

Cash and cash equivalents at end of quarter . . . . . . . . . . . . . . . . . . .  $  19,671         $ 11,733
                                                                                   =========         ========

Supplemental cash flow information:
  Cash paid for interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   1,448         $     75

  Cash paid for income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .  $     257         $ 30,310


           See notes to condensed consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1.      GENERAL

Rexene Corporation manufactures and markets a wide variety of products through two operating divisions, Rexene Products Company division ("Rexene Products") and Consolidated Thermoplastics Company division ("CT Film"). The products range from value added specialty products, such as customized plastic films, to commodity petrochemicals, such as styrene. These products are used in a wide variety of industrial and consumer-related applications. The Company's principal products are plastic film, polyethylene, polypropylene, Rextac(R) amorphous polyalphaolefin ("Rextac"), REXflex (R) FPO and styrene. Rexene Corporation and its subsidiaries are hereinafter sometimes collectively or separately referred to as the "Company."

The accompanying condensed consolidated financial statements are unaudited; however, in management's opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for the periods shown, have been made. Results for interim periods are not necessarily indicative of those to be expected for the full year. The interim condensed consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in the 1996 Annual Report on Form 10-K.

2.      NEW ACCOUNTING STANDARDS

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which establishes new standards for computing and presenting earnings per share.
SFAS No. 128 is effective for the periods ending after December 15, 1997 and requires upon adoption restatement of all prior-period earnings per share amounts presented. If the Company had computed net earnings per share in accordance with the provisions of SFAS No. 128, the basic and diluted earnings per share for the three months ended March 31, 1997 and 1996 would have been no different from the reported primary and fully diluted earnings per share.

3.      INCOME TAXES

Income tax expense consists of the following (in thousands):                          Three Months Ended March 31,
                                                                                         1997            1996
                                                                                       -------         --------
Current:
  Federal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      ($1,153)         $3,420
  State   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          236             521
Deferred  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4,665              (7)
                                                                                       -------          ------

                                                                                       $ 3,748          $3,934
                                                                                       =======          ======

4.       INVENTORIES

Inventories consist of the following (in thousands):                                 March 31,        December
                                                                                       1997           31, 1996
                                                                                      -------         --------
Raw materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $28,916          $30,145
Work in progress  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8,372            8,561
Finished goods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38,795           42,320
                                                                                      -------         --------

                                                                                      $76,083          $81,026
                                                                                      ========         =======

5.       PROPERTY, PLANT AND EQUIPMENT

The cost and accumulated depreciation of property, plant and equipment are as follows (in thousands):

                                                                                    March 31,      December 31,
                                                                                       1997            1996
                                                                                    ----------      ----------
Property, plant and equipment . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 481,696        $ 461,469
Less accumulated depreciation . . . . . . . . . . . . . . . . . . . . . . . . . .     (84,483)         (77,769)
                                                                                    ---------        ---------
                                                                                    $ 397,213        $ 383,700
                                                                                    =========        =========

6.       INTANGIBLE ASSETS

The cost and accumulated amortization of intangible assets are as follows (in thousands):

                                                                                       March 31,     December 31,
                                                                                         1997           1996
                                                                                       -------        --------
Debt issuance costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $14,406         $14,333
Less accumulated amortization . . . . . . . . . . . . . . . . . . . . . . . . . .       (4,649)         (4,288)
                                                                                       -------         -------

                                                                                         9,757          10,045
                                                                                       -------         -------

Reorganization value in excess of amounts allocable to identifiable assets  . . .        4,298           4,298
Less accumulated amortization . . . . . . . . . . . . . . . . . . . . . . . . . .       (1,504)         (1,437)
                                                                                       -------         -------

                                                                                         2,794           2,861
                                                                                       -------         -------

Other intangible assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7,409           7,377
Less accumulated amortization . . . . . . . . . . . . . . . . . . . . . . . . . .       (4,990)         (4,713)
                                                                                       -------         -------

                                                                                         2,419           2,664
                                                                                       -------         -------

                                                                                       $14,970         $15,570
                                                                                       =======         =======

7.      CONTINGENCIES

The Company, and the industry in which it competes, is subject to extensive environmental laws and regulations concerning, for example, emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. The Company believes that, in light of its historical expenditures, it will have adequate resources to conduct its operations in compliance with currently applicable environmental and health and safety laws and regulations. However, in order to comply with changing facility permitting and regulatory standards, the Company may be required to make additional significant site or operational modifications. Further, the Company has incurred and may in the future incur liability to investigate and clean up waste or contamination at its current or former facilities, or which it may have disposed of at facilities operated by third parties. On the basis of its investigation and analysis, management believes that the approximately $9.3 million accrued in the March 31, 1997 balance sheet is adequate for the total potential environmental liability with respect to contaminated sites. Extensive environmental investigation of the groundwater, soils and solid waste management has been conducted at the Odessa facility. Risk assessments have been completed for a number of these facilities and corrective measures have been defined and conducted. Approval of these waste management unit closures required a public notice period that expired at the end of February 1997. The Company received approval to allow closure of five solid waste management units, which permitted a reduction in the accrual for potential environmental liability of $9.0 million. The Company currently disposes of wastewater from the Odessa Facility through injection wells operated under permits from the Texas Natural Resources Conservation Commission ("TNRCC"). TNRCC has stated that it does not intend to renew the permits after they expire in December 1997. The Company has entered into an agreement with the City of Odessa and the Gulf Coast Waste Disposal Authority pursuant to which that latter will acquire, modify and operate a publicly-owned treatment works ("POTW") to dispose of the Company's and a portion of the City of Odessa's wastewater. Construction to modify the existing municipal facility is in progress with a view to having the POTW operational by September 1997. Although no assurances can be given, the Company believes that it will be able to use its existing wells until it develops this alternative wastewater disposal system. However, if the Company is forced to cease using its injection wells before the POTW is operational, such loss of capacity could have a material adverse effect on the Company's financial condition, results of operations or cash flows. The Company continually reviews its estimates of potential environmental liabilities. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or fully assessed or that the amounts that might be required to investigate and remediate such sites will not be significant to the Company.

The Company is a party to various litigation arising in the ordinary course of business and to certain other litigation which are set forth in Note 18 to the Consolidated Financial Statements included in the Company's 1996 Annual Report on Form 10-K. There have been no material changes to the litigation described in the aforementioned Note 18, except as described in Part II below.

Although there can be no assurance of the final resolution of such litigation, the Company believes that, based upon its current knowledge of the facts of each case, it has meritorious defenses to the various claims made and intends to defend each lawsuit vigorously, and the Company does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position, results of operations or cash flows.


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company conducts its business through two operating divisions: the Rexene Products division, which manufactures and sells polyethylene, polypropylene, REXtac(R) APAO, REXflex(R) FPO and styrene, and the CT Film division, which manufactures and sells plastic film. The polyethylene, polypropylene and styrene markets in which the Company competes are cyclical markets that are sensitive to relative changes in supply and demand as well as general economic conditions. Historically, these products have experienced alternating periods of tight supply, rising prices and increased profits followed by periods of large capacity additions resulting in oversupply, lower selling prices and lower gross profits. The Company's plastic film and REXtac APAO businesses are generally less sensitive to economic cycles.

Principal raw materials purchased by the Company consist of ethane and propane extracted from natural gas liquids ("NGL"), propylene and benzene (all four of which are referred to as "feedstocks") for the polymer and styrene businesses and polyethylene resins for the film business. The feedstock supplies available in Odessa, Texas are currently adequate for the Company's requirements. The percentage of feedstock costs compared to the Company's total cost of sales decreased from 30% in 1996 to 28% for the first quarter of 1997. The Company's inability in 1996 and the first quarter of 1997, to pass on the full amount of the increases in feedstock costs to customers had a significant impact on operating results. Lower industry inventory levels of crude oil, natural gas and NGL feedstocks and unexpected supply disruptions caused feedstock prices to increase during 1996 and early 1997. Ethane and propane prices decreased midway in the first quarter of 1997 to levels comparable to the first quarter of 1996.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1996

The Company's overall sales were higher in the first quarter of 1997 as
compared to the first quarter of 1996.   Net sales increased $24.0 million (or
17%) from the first quarter of 1996 to the first quarter of 1997 principally due to higher average sales prices in all product lines partially offset by lower polyethylene and styrene sales volumes. Polyethylene sales increased $6.5 million (or 17%) principally due to an increase in average sales prices of 9 cents per pound, partially offset by a decrease in sales volumes of 4.4 million pounds. Plastic film sales increased $4.3 million (or 12%) principally due to an increase in average sales prices of 3 cents per pound and an increase in sales volumes of 2.8 million pounds. Polypropylene sales increased $1.0 million (or 4%) principally due to an increase in average sales prices of 1 cent per pound and an increase in sales volumes of 1.0 million pounds. REXtac APAO sales increased $0.9 million (or 17%) principally due to an increase in sales volumes of 2.1 million pounds. Styrene sales for the first quarter of 1997 were consistent with the first quarter of 1996. Other sales increased $11.6 million principally due to an increase in excess feedstock sales.

The Company's gross profit percentage decreased from 19% for the three months ended March 31, 1996 to 12% for the three months ended March 31, 1997 principally due to significantly higher feedstock costs during the period November 1996 to January 1997, a substantial portion of which was charged to cost of sales in the first quarter of 1997. The effect of higher feedstock costs were partially offset by higher polyethylene sales prices. Marketing, general and administrative expenses and research and development expenses decreased $0.3 million from the first quarter of 1996 to the first quarter of 1997 principally due to reimbursements of legal fees offset by a severance accrual for approximately $0.3 million. An environmental accrual established in prior years was reduced by $9.0 million as a result of modifications to the Company's remedial action plans at the Odessa facility that were approved by the TNRCC.

Due primarily to the factors discussed above, operating income increased $2.2 million (or 15%) for the three months ended March 31, 1997 as compared to the corresponding period in 1996.

Net interest expense increased $1.6 million (or 44%) from the first quarter of 1996 to the first quarter of 1997 principally due to increased bank borrowings in the first quarter of 1997.

Other, net increased $1.1 million from the first quarter of 1996 to the first quarter of 1997 principally due to costs of $1.2 million related to proxy solicitation expenses.

Income tax expense decreased $0.2 million (or 5%) from the first quarter of 1996 to the first quarter of 1997 principally due to the increase in interest expense discussed above.

Due primarily to the factors discussed above, the Company's net income decreased $0.4 million (or 6%) from the first quarter of 1996 to the first quarter of 1997.

LIQUIDITY AND CAPITAL RESOURCES

For the three months ended March 31, 1997, net cash provided by operating activities increased $9.7 million as compared to the same period in 1996. This increase was principally due to changes in working capital.

On April 24, 1996, the Company executed an amendment to the Credit Agreement (the "Amended Credit Agreement"). The Amended Credit Agreement provided a new line of credit in an initial amount of $150 million for a seven year term. The primary use of proceeds from the new line of credit was to provide funds to finance portions of the Company's capital expenditure program at its Odessa, Texas manufacturing facility. On August 5, 1996 the Company executed an agreement with a financial institution for a $10 million uncommitted unsecured line of credit (the "Unsecured Note) for day to day cash flow requirements. As of April 23, 1997, there were no amounts outstanding under the Unsecured Note.

On March 13, 1997 the Amended Credit Agreement was further amended to, among other things, permit the repurchase of up to $85 million of Common Stock during a one year period and to use up to $35 million of borrowings under the Amended Credit Agreement for such repurchases pursuant to a share repurchase program (the "Share Repurchase Program"). On April 23, 1997 the Company signed a commitment letter with Scotia Bank to increase the borrowing availability under the Amended Credit Agreement from $150 million to $225 million (the "New Credit Agreement"). The primary use of the increased available borrowings from the New Credit Agreement will be to provide funds to repurchase approximately $35 million of the Company's Common Stock pursuant to the share repurchase program and to finance portions of the Company's capital expenditure program at its Odessa, Texas plant over the next two years, including the modernization and expansion of its olefins plant and the construction of a new linear low density polyethylene plant.

The New Credit Agreement will contain covenants which limit, among other things, the incurrence of additional indebtedness by the Company, the creation of liens on the Company's assets, the making of certain investments by the Company, certain mergers, sales of certain fixed assets and the prepayment of the Company's 11 3/4% Senior Notes due 2004 (the "Senior Notes"). As a result of the New Credit Agreement, the Company anticipates recording a non-cash charge of approximately $1 million to write-off certain deferred debt issuance costs. The New Credit Agreement also will contain certain financial covenants relating to the financial condition of the Company, including covenants relating to minimum net worth, the ratio of its earnings to debt and interest to earnings. As of April 23, 1997, the Company had borrowed $93 million under the Amended Credit Agreement.

The Company anticipates that a second part of the share repurchase program will be funded by the issuance of $50 million in Preferred Stock. At a special meeting of the Company's stockholders which has been postponed to May 22, 1997 (the "Special Meeting"), stockholders will be asked to approve the second part of the Share Repurchase Program.

The Company believes that, based on current levels of operation and anticipated growth, its cash flow from operations, together with other available sources of liquidity, including the proceeds from the New Credit Agreement, will be adequate to make scheduled payments of interest on the Senior Notes and dividends on the Preferred Stock, to permit anticipated capital expenditures and to fund working capital requirements. However, the ability of the Company to satisfy these obligations depends on a number of significant assumptions, including but not limited to, the demand for the Company's products, raw material costs and other factors.

The indenture governing the Senior Notes (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness and to repurchase subordinated indebtedness, incur or suffer to exist certain liens, pay dividends, make certain investments, sell significant fixed assets and engage in mergers and consolidations.

Pursuant to Section 10.01 (k) of the Amended Credit Agreement and the proposed New Credit Agreement, the replacement of a majority of the Company's directors, if adopted by the stockholders of the Company at the Special Meeting, would cause a "change of control" as defined in these credit agreements. Pursuant to the Amended Credit Agreement, the lenders could cancel their obligations to make loans to the Company and/or declare the loans then outstanding under the Credit Agreement due and payable. The replacement of a majority of the Company's directors, if successful, also would be a "change of control" under the Indenture, pursuant to which the Senior Notes were issued. Each holder of Senior Notes would then have the right to require the Company to purchase all or any part of such holder's Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.

A number of potential environmental liabilities exist which relate to certain contaminated property. In addition, a number of potential environmental costs relate to pending or proposed environmental regulations. No assurance can be given that all of the potential liabilities arising out of the Company's present or past operations have been identified or that the amounts that might be required to investigate and remediate such sites or comply with pending or proposed environmental regulations can be accurately estimated. The Company has approximately $9.3 million accrued in the March 31, 1997 balance sheet as an estimate of its total potential environmental liability with respect to investigating and remediating known and assessed site contamination. Extensive environmental investigation of the groundwater, soils and solid waste management has been conducted at the Odessa Facility. Risk assessments have been completed for a number of these facilities and corrective measures have been defined and conducted. Approval of certain waste management unit closures required a public notice period that expired at the end of February 1997. The Company received approval to close five solid waste management units, which permitted a reduction in the accrual for potential environmental liability by $9.0 million. If, however, additional liabilities with respect to environmental contamination are identified, there is no assurance that additional amounts that might be required to investigate and remediate such potential sites would not have a material adverse effect on the financial position, results of operations or cash flows of the Company. In addition, future regulatory developments could restrict or possibly prohibit existing methods of environmental compliance. At this time, the Company is unable to determine the potential consequences such possible future regulatory developments would have on its financial condition. Management continually reviews its estimates of potential environmental liabilities. The Company does not currently carry environmental impairment liability insurance to protect it against such contingencies because the Company has found such coverage is available only at great cost and with broad exclusions.

The Company currently disposes of wastewater from the Odessa Facility through injection wells operated under permits from the TNRCC. TNRCC has stated that it does not intend to renew the permits after they expire in December 1997. The Company has entered into an agreement with the City of Odessa and the Gulf Coast Waste Disposal Authority pursuant to which that latter will acquire, modify and operate a publicly-owned treatment works

("POTW") to dispose of the Company's and a portion of the City of Odessa's wastewater. Construction to modify the existing municipal facility is in progress with a view to having the POTW operational by September 1997.
Although no assurances can be given, the Company believes that it will be able to use its existing wells until it develops this alternative wastewater disposal system. However, if the Company is forced to cease using its injection wells before the POTW is operational, such loss of capacity could have a material adverse effect on the Company's financial condition, results of operations or cash flows.

OTHER MATTERS

The Company is including the following cautionary statement in this Form 10-Q to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. From time to time, the Company may publish or otherwise make available forward-looking statements of this nature. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are also expressly qualified by these cautionary statements. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The forward-looking statements contained herein are based on various assumptions, many of which are based, in turn, upon further assumptions. The Company's expectations, beliefs and projections are expressed by good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to the other factors and matters discussed elsewhere herein, the following are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statement:

1.      Changes in economic conditions and weather conditions

2.      Changes in the availability and/or price of feedstocks

3.      Changes in management ownership or control of the Company

4.      Inability to obtain new customers or retain existing ones

5.      Significant changes in competitive factors affecting the Company

6. Governmental/regulatory actions and initiatives, including those affecting financings, and environmental/safety requirements

7. Significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays

8. Occurrences affecting the Company's ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments

9. Regarding foreign operations - changes in foreign trade and monetary policies, laws and regulations related to foreign operations, political and governmental changes, inflation and exchange rates, taxes and operating conditions

10. Significant changes in tax rates or policies or in rates of inflation or interest

11. Significant changes in the Company's relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur

12. Changes in accounting principles and/or the application of such principles to the Company.

The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.


PART II -- OTHER INFORMATION

ITEM 1.     LEGAL PROCEEDINGS

Phillips Block Copolymer Litigation

As previously reported in Item 3 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, in March 1984, Phillips Petroleum Company ("Phillips") filed a lawsuit against the Company seeking injunctive relief, an unspecified amount of compensatory and treble damages. The complaint alleged that the Company's copolymer process for polypropylene infringed Phillip's two "block" copolymer patents, the last of which expired in 1994. On December 23, 1996, the court entered a final judgment in favor of the Company after granting the Company's motion for summary judgment. Phillips has appealed and briefing is underway.


Odessa Residents' Tort Litigation

As previously reported in Item 3 of the Company's Annual Report on Form 10-K
for the year ended December 31, 1996, on April 15, 1994, the national and state chapters of the NAACP and approximately 770 residents of a neighborhood approximately one mile northwest of the Shell Oil Company ("Shell"), the
Company and Dynagen, Inc. ("Dynagen") plants in Odessa, Texas petitioned the State District Court in Odessa, Texas to intervene in a previously existing lawsuit against Dynagen to (a) add as additional defendants the Company, Shell and General Tire Corporation (the parent company of Dynagen) and (b) have the litigation certified as a class action. In late January 1997, the parties and the trial court agreed to a 30-day moratorium to determine if the case could be settled and the May 1997 trial date was vacated. At mediation, the Company agreed to a settlement, which was approved by the trial court on March 17,
1997. As of April 23, 1997, releases have been secured from more than 810 of the 820 plaintiffs covered by the settlement. Forty-one plaintiffs are not represented by counsel and the case will remain active until their claims are dismissed or otherwise resolved. Although the terms of the settlement are confidential, the Company believes that the settlement will not have a material adverse effect on the Company's financial position, results of operations or
cash flows.   Also, late in 1996, plaintiffs' counsel filed a new lawsuit in the
State District Court in Harris County (Houston), Texas for seven similarly situated plaintiffs. The settlement also covers this lawsuit and releases have been obtained from each of the plaintiffs in this case.

Although there can be no assurance of the final resolution of any of these matters, the Company believes that, based upon its current knowledge of the facts of each case, it has meritorious defenses to the various claims made and intends to defend each suit vigorously, and the Company does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position, results of operations or cash flows.

With respect to certain pending or threatened proceedings involving the discharge of materials into or protection of the environment, see "Item 1 -- Business -- Environmental and Related Regulation" in the Company's 1996 Annual Report on Form 10-K. The Company is also a party to various lawsuits arising in the ordinary course of business and does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position, results of operations or cash flows.

ITEM 5.  OTHER INFORMATION

On April 25, 1997, the Company received a letter from Huntsman
Corporation ("Huntsman") in which Huntsman reiterated its interest in pursuing a negotiated merger transaction by which it would acquire the Company for $16 per share in cash. Huntsman's interest was stated to be conditional upon a satisfactory due diligence review of the Company by Huntsman. On April 28, 1997, the Company announced that it has entered into a confidentiality agreement with Huntsman to allow Huntsman to conduct its due diligence review of the Company. In order to allow shareholders an opportunity to assess these developments, the Company announced that it will adjourn its special meeting scheduled for April 30, 1997 to May 22, 1997. In addition, the Company has extended the expiration date of its previously announced "Dutch auction" self tender offer for up to 2,156,250 shares of its Common Stock from May 5, 1997 to May 29, 1997.

ITEM 6.  EXHIBIT AND REPORTS ON FORM 8-K

(a)      Exhibits:

         27 -- Financial Data Schedule

(b)      Reports Submitted on Form 8-K:

         Current Report on Form 8-K dated March 26, 1997 (Date of event:
         March 20, 1997), as amended on March 27, 1997, which reported the resignation of Arthur L. Goeschel from the Company's Board of Directors.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               REXENE CORPORATION
                                               Registrant




Date:    April 29, 1997                        By: /s/ Geff Perera
                                                  -----------------------------
                                               Geff Perera
                                               Executive Vice President and
                                                 Chief Financial Officer





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